    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 1999
                                                   REGISTRATION NUMBER 333-84053

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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 1 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               CONTOUR ENERGY CO.
                    (FORMERLY KELLEY OIL & GAS CORPORATION)

                             KELLEY OIL CORPORATION
                         KELLEY OPERATING COMPANY, LTD.
                          CONCORDE GAS MARKETING, INC.

           (Exact name of registrants as specified in their charters)

           DELAWARE                          1311                               76-0447267
           DELAWARE                          1311                               76-0082502
             TEXAS                           1311                               76-0156485
           DELAWARE                          1311                               76-0447267
(State or Other Jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer Identification No.)
 Incorporation or Organization)     Classification Code Number)

                            601 JEFFERSON, SUITE 1100
                              HOUSTON, TEXAS 77002
                                 (713) 652-5200
  (Address, including zip code, and telephone number, including area code, of principal executive offices)

                                JOHN F. BOOKOUT

                               CONTOUR ENERGY CO.

                           601 JEFFERSON, SUITE 1100
                              HOUSTON, TEXAS 77002
                                 (713) 652-5200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                               CHARLES L. STRAUSS
                          FULBRIGHT & JAWORSKI L.L.P.
                           1301 MCKINNEY, SUITE 5100
                           HOUSTON, TEXAS 77010-3095
                                 (713) 651-5151

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PRELIMINARY PROSPECTUS              SUBJECT TO COMPLETION, DATED AUGUST 10, 1999



                               CONTOUR ENERGY CO.


                    (FORMERLY KELLEY OIL & GAS CORPORATION)


                                  $100,000,000
                               OFFER TO EXCHANGE

                $100,000,000 14% SENIOR SECURED NOTES DUE 2003,

           MATURING AT 105% OF THE STATED PRINCIPAL AMOUNT, SERIES A
                                      FOR


                $100,000,000 14% SENIOR SECURED NOTES DUE 2003,

           MATURING AT 105% OF THE STATED PRINCIPAL AMOUNT, SERIES B

                              -------------------

The new notes:

     -  will be freely tradeable,

     -  are substantially identical to the outstanding notes,

     - will accrue interest at the same rate per annum as the outstanding notes, payable semiannually in cash in arrears on each April 15 and October 15, beginning October 15, 1999,

     - will be guaranteed by three of our subsidiaries: Kelley Oil Corporation, Kelley Operating Company, Ltd. and Concorde Gas Marketing, Inc., as well as any of our future subsidiaries,

     - will be secured by a first lien on substantially all existing and future collateral, which includes substantially all of our proved oil and gas properties,

     - will rank equally with outstanding notes that are not exchanged and all other senior indebtedness and will be senior to all subordinated indebtedness, and

     - will not be listed on any securities exchange or on any automated dealer quotation system.

The exchange offer:


     - expires at 5:00 p.m., New York City time, on September 15, 1999, unless extended, and


     - is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered.

In addition, you should note that:

     - all outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new notes that are registered under the Securities Act of 1933,


     - tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer, and


     - the exchange of outstanding notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 12 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NEW NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus is August      , 1999.


                              -------------------

                      WHERE YOU CAN FIND MORE INFORMATION


     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, New York, New York 10048 and 500 West Madison, 14th Floor, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. Our SEC filings also are available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at http://www.sec.gov. Our stock is traded on the Nasdaq SmallCap Market under the ticker symbol "CONCC". You may also inspect such reports, proxy statements and other information concerning our company at the offices of the Nasdaq National Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20898.


                              CAUTIONARY STATEMENT

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission:

     - You should rely only on the information or representations provided in this prospectus.

     - We have not authorized any person to provide you with information other than that provided in this prospectus.

     - We have not authorized anyone to provide you with different information.

     - We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

     - You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                    SUMMARY


     This summary highlights some information from this prospectus, but does not contain all information that is important to you. This prospectus includes specific terms of the exchange offer, information about our business and detailed financial data. We encourage you to read the detailed information and financial statements and the related notes appearing elsewhere in this prospectus in their entirety. The "Glossary of Industry Terms" included in this prospectus defines certain oil and gas business terms used in this prospectus. Capitalized terms used in this summary are defined below under "Description of the New Notes -- Definitions Used in This Description of New Notes". Capitalized terms not otherwise defined below or in the Description of the New Notes have the meanings given to them in the indenture. In this prospectus, the word "Company" refers to Contour Energy Co., formerly Kelley Oil & Gas Corporation, and not to any of its subsidiaries, and references to "us" or "our" refer to the Company and the Subsidiary Guarantors. References to "notes" are to the outstanding notes together with the new notes.


                                  OUR BUSINESS

     We are engaged in the development, exploration, acquisition and production of oil and natural gas properties, primarily in Louisiana and the shallow waters of the Gulf of Mexico. Our activities have historically been concentrated on lower-risk development drilling in north Louisiana and higher impact exploratory drilling in south Louisiana. As of January 1, 1999, 74% of our estimated proved reserves were located in north Louisiana.

     We had proved reserves of 315 Bcfe at January 1, 1999 and produced 37.8 Bcfe in 1998. At January 1, 1999, we had a PV-10 Value of $234 million and approximately 90% of our reserves were natural gas and 64% were proved developed. As of January 1, 1999, we held an interest in:

     - 174,556 gross (81,054 net) developed acres,

     - 294,807 gross (90,703 net) undeveloped acres, and

     - 584 gross (224.5 net) producing wells.

For 1998, our capital spending totaled $57 million, approximately 55% of which was spent on development activities and acquisitions.

     We continue to experience development and exploration success. In 1998, we achieved a 98% success rate on development activities and an overall success rate of 87% on the drilling of 62 total wells. We expect to spend approximately $15 million on lower-risk drilling in 1999, substantially all of which is discretionary.

     In April 1999, we entered into an exploration and development agreement with Phillips Petroleum Company relating to our interests in the Bryceland, West Bryceland and Sailes fields in north Louisiana. As a result of this transaction, we:


     - sold approximately 114.4 Bcfe of proved reserves, including approximately
       62.6 Bcfe of proved undeveloped reserves (based on January 1, 1999 reserve estimates),


     - received an $83 million cash payment (subject to certain post-closing adjustments),

     - retained a 42 Bcf, 8-year volumetric overriding royalty interest and a 1% override on the excess production above that royalty interest, and

     - retained 25% of our working interest in the Cotton Valley formation.

In addition, Phillips will at its risk and expense, operate, develop, exploit and explore the properties thereby relieving us of significant operating, exploration and development costs in the future. The effective date of the transaction was May 1, 1999, and it closed on May 17, 1999. Following the closing of the Phillips transaction, approximately 85% of our reserves are natural gas and 74% are proved developed.


     In April 1999, we negotiated a private offering of $135 million principal amount, 14% Senior Secured Notes due 2003, maturing at 105% of the principal amount, Series A. As required pursuant to the terms of the indenture governing the notes, we repurchased $35 million principal amount of the notes then outstanding at a repurchase price equal to 104% of their principal amount. We also paid accrued and unpaid interest to the date of the repurchase. Such repurchase closed on June 30, 1999.


     Also in April 1999, we began an offer to repurchase the outstanding principal amounts of our 7 7/8% Convertible Subordinated Notes due December 15, 1999 and our 8 1/2% Convertible Subordinated Debentures due April 1, 2000 at a price equal to $590 per $1,000 principal amount. On May 17, 1999, we funded the repurchase of $46.1 million aggregate principal amount of these securities.

     We used the net proceeds from the combination of these transactions and cash on hand to:

     - repay all borrowings outstanding under our credit facility of $115.5 million plus accrued interest,


     - fund cash collateral for a $1.5 million letter of credit which was subsequently increased to $7.5 million,


     - fund the repurchase of $46.1 million aggregate principal amount of our 7 7/8% Convertible Subordinated Notes due December 15, 1999 and our
       8 1/2% Convertible Subordinated Debentures due April 1, 2000 under the offer to purchase at a total cost of approximately $28.3 million, and


     - repurchase the $35 million principal amount of the 14% notes then outstanding at 104% of their principal amount.


We will use any remaining net proceeds and cash flow from operations for general corporate purposes.

     We will recognize an extraordinary gain of approximately $11.0 million in the second quarter of 1999 related to repurchases and repayment of debt described above.


     On June 28, 1999, the Company began an offer to exchange 15 shares of its common stock, or 1.5 shares after the reverse stock split described in the following paragraph, for each outstanding share of its $2.625 Convertible Exchangeable Preferred Stock. This offer expired at 12:01 a.m. New York City Time on Tuesday, July 27, 1999. Pursuant to the offer, 368,633 shares, representing approximately 21% of the shares of preferred stock outstanding prior to the offer to exchange, were tendered.



     The Company effected a 1 for 10 reverse stock split of its common stock on July 30, 1999. As a result of the reverse split and the share exchange described above, the total number of outstanding shares of its common stock was reduced from approximately 132.1 million to approximately 13.2 million. All historical share and per share data appearing in the prospectus have been retroactively restated to reflect this reverse stock split.



     Finally, effective July 30, 1999, the Company changed its name to Contour Energy Co. and its Nasdaq ticker symbol to CONCC.


                         SUMMARY OF THE EXCHANGE OFFER

     On May 17, 1999, we completed the private offering of the outstanding notes. We entered into a registration rights agreement with the initial purchasers in the private offering. We agreed to deliver this prospectus to you and to use our best efforts to complete the exchange offer within 180 days after the date we issued the outstanding notes. You are entitled to exchange your outstanding notes for new notes with substantially identical terms.

     You should read the discussion under the headings "-- Summary of Terms of the New Notes" for further information regarding the new notes.

     We summarize the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 68 for further information regarding the exchange offer and resale of the new notes.

The Exchange Offer.........  We are offering to issue to you new 14% Senior
                             Secured Notes due 2003, maturing at 105% of the stated principal amount, Series B, for your outstanding 14% Senior Secured Notes due 2003, maturing at 105% of the stated principal amount, Series A.


Expiration Date............  The exchange offer will expire at 5:00 p.m., New
                             York City, on September 15, 1999, or at a later date and time to which we extend it.


Withdrawal of Tenders......  You may withdraw your tender of outstanding notes at any time before the expiration date of the exchange offer.

Conditions to the Exchange
Offer......................  We will not be required to accept outstanding notes for exchange if the exchange offer would violate applicable law or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. Please read the section "The Exchange Offer -- Conditions to the Exchange Offer" beginning on page 70 for more information regarding the conditions to the exchange offer.

Procedures for Tendering
  Outstanding Notes........  If you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal and mail or deliver the letter of transmittal, together with the outstanding notes, to the exchange agent. If your outstanding notes are held through The Depository Trust Company you may effect delivery of the outstanding notes by book-entry transfer.

                             In the alternative, if your outstanding notes are held through The Depository Trust Company and you wish to participate in the exchange offer, you may do so instead through the automated tender offer program of The Depository Trust Company. If you tender under this program, you will agree to bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

                             By signing or agreeing to be bound by the letter of transmittal, you will represent to us, among other things, that:

                             - any new notes you receive will be acquired in the
                               ordinary course of your business,

                             - you have no arrangement or understanding with any
                               person or entity to participate in the
                               distribution of the new notes,

                             - if you are not a broker-dealer, you are not
                               engaged in and do not intend to engage in the distribution of the new notes,

                             - if you are a broker-dealer that will receive new
                               notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of those new notes, and

                             - you are not our "affiliate", as defined in Rule
                               405 of the Securities Act of 1933, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act of 1933.

Guaranteed Delivery
Procedures.................  If you wish to tender your outstanding notes and cannot comply with the requirement to deliver the letter of transmittal and notes or use the applicable procedures under the automated tender offer program of The Depository Trust Company, before the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described in "The Exchange Offer -- Guaranteed Delivery Procedures" on page 74.

Federal Income Tax
  Considerations...........  The exchange of outstanding notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read "Federal Income Tax Considerations" on page 122.

Use of Proceeds............  We will not receive any cash proceeds from the issuance of the new notes.

Plan of Distribution.......  All broker-dealers who receive new notes in the exchange offer have a prospectus delivery obligation.

                             Broker-dealers who acquired the outstanding notes as a result of market-making or other trading activities may use this exchange offer prospectus, as supplemented or amended, in connection with the resales of the new notes.


                             Broker-dealers who acquired the outstanding notes from the Company must comply with the registration and prospectus delivery requirements of the Securities Act -- including being named as selling noteholders -- in order to resell the outstanding notes or the new notes.


Exchange Agent.............  Norwest Bank Minnesota, National Association is the
                             exchange agent for the exchange offer. The addresses and telephone number of the exchange agent can be found under the caption "The Exchange Offer -- The Exchange Agent" on page 77.

                       SUMMARY OF TERMS OF THE NEW NOTES

     Unlike the outstanding notes, the new notes will be freely tradeable and will not have registration rights or provisions for additional interest. Otherwise, the new notes are substantially identical to the outstanding notes. The new notes will evidence the same debt as the outstanding notes, and the outstanding notes and the new notes will be governed by the same indenture.

Securities Offered.........  $100,000,000 aggregate stated principal amount of
                             14% Senior Secured Notes due 2003, maturing at 105% of the stated principal amount, Series B.


Issuer.....................  Contour Energy Co., formerly Kelley Oil & Gas
                             Corporation.


Maturity Date..............  April 15, 2003.

Interest Payment Dates.....  Interest on the notes, will accrue from the Issue
                             Date and will be payable semi-annually in cash in arrears on each April 15 and October 15, commencing October 15, 1999.

Scheduled Quarterly
Redemption.................  On the 15th day of each January, April, July and
                             October, commencing July 15, 2002, we will be obligated to redeem

                             $2.0 million of the stated principal amount of the new notes (expressed as an integral multiple of $1,000) at a redemption price equal to 103% of the stated principal amount thereof plus accrued and unpaid interest thereon to such date.

Repurchase following
Reserve Deficiency Event...  We will be obligated to offer to repurchase a portion of the new notes at a repurchase price equal to 104% of the stated principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (if any) to the date of repurchase, following a Reserve Deficiency Event. See "-- Certain Covenants -- Quarterly Reserve Engineering Reports; Reserve Redemption Event".

Ranking; Collateral........  The new notes will be senior indebtedness secured by a first lien on substantially all existing and future Collateral the Company owns.

Guarantees; Collateral.....  The new notes will be jointly and severally guaranteed on a senior secured basis by each of the Subsidiary guarantors, which initially will be Kelley Oil, Kelley Operating and Concorde. The guarantees will be senior obligations of the guarantors secured by a first lien on substantially all existing and future Collateral owned by the guarantors, which initially includes substantially all of the oil and natural gas properties of the guarantors. See "Description of the New
                             Notes -- Subsidiary Guarantees" on page 79.

Optional Redemption........  The new notes will be redeemable, in whole or in part, at our option on or after April 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (if any) to the date of redemption. In addition, at any time prior to April 15, 2001, we may, at our option, redeem up to 35% of the original aggregate stated principal amount of the new notes with the net cash proceeds of one or more Equity Offerings at a redemption price equal to 114% of the aggregate stated principal amount of the new notes to be redeemed, plus accrued and unpaid interest and Liquidated Damages (if any) to the date of redemption; provided, however, that after giving effect to any such redemption at least 65% of the original aggregate stated principal amount of the new notes remains outstanding or such redemption retires the new notes in their entirety and the redemption occurs within 60 days after the consummation of such Equity Offering.

Change of Control..........  Upon a Change of Control, we are obligated to offer to repurchase each holder's new notes at a repurchase price equal to 101% of the stated principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (if any) to the date of repurchase.

Asset Sales................  We will be obligated to offer to repurchase a portion of the new notes at a repurchase price equal to 105% of the stated principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (if any) to the date of repurchase, in the event of an Asset Sale.

Certain Covenants..........  The indenture governing the notes contains covenants that limit our ability to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into transactions with affiliates, incur liens, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

Rights Under Registration
  Rights Agreement.........  If we fail to complete the exchange offer as required by the registration rights agreement, we will be obligated to pay additional interest to holders of the outstanding notes.

Use of Proceeds............  We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

Restricted Payments........  We will not pay cash dividends, redeem capital stock for cash, repay subordinated indebtedness for cash or make any investment other than Permitted Investments. However, we will not be prohibited from

                             - purchasing stock or subordinated obligations
                               using the proceeds from the sale of stock,

                             - purchasing subordinated obligations using the
                               proceeds of indebtedness the Company is otherwise permitted to incur under the indenture, which indebtedness will be effectively junior to the notes,

                             - repurchasing subordinated obligations, provided
                               that we may not use the proceeds of the sale of the outstanding notes, Excess Proceeds from Asset Dispositions and cash flows from operations accruing after the Issue Date for the repurchase if the amount from those sources would exceed the greater of (1) $36.0 million and (2) the excess PV-10 Value of our Oil and Gas Assets, using 1998 year-end pricing assumptions, over two times the aggregate stated principal amount of the notes then outstanding,

                             - repurchasing subordinated obligations using
                               Excess Proceeds that have previously been offered to holders of the new notes, not sooner than 360 days after the relevant Asset Disposition, or

                             - other payments in an aggregate amount not to
                               exceed $5 million.

For additional information regarding the notes, see "Description of the New Notes" on page 78.

                                  RISK FACTORS

     Please read "Risk Factors" beginning on page 12 and carefully consider the risk factors before participating in the exchange offer.

                          PRINCIPAL EXECUTIVE OFFICES

     Our principal executive offices are located at 601 Jefferson, Suite 1100, Houston, Texas 77002 and our telephone number is (713) 652-5200.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

FINANCIAL INFORMATION

     The following tables present summary historical consolidated financial data and the unaudited pro forma consolidated financial data for the Company to give effect to the Pro Forma Transactions, as defined below. The historical financial information for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999 is derived from the financial statements. The unaudited pro forma data are derived from the Unaudited Pro Forma Consolidated Financial Information included elsewhere in this prospectus. The unaudited pro forma income statement data and other financial data give effect to the Pro Forma Transactions as if they occurred on January 1, 1998. The unaudited pro forma balance sheet data as of March 31, 1999 gives effect to the Pro Forma Transactions as if they occurred on March 31, 1999. The pro forma financial information presented below is unaudited and is not necessarily indicative of financial results that would have occurred had the Pro Forma Transactions occurred on January 1, 1998 (for income statement data) or March 31, 1999 (for balance sheet data) and should not be viewed as indicative of operations in future periods. For purposes hereof, "Pro Forma Transactions" means the sale of the outstanding notes, the consummation of the Phillips transaction, the Subordinated Repurchase, as defined below, the repayment of all borrowings outstanding under our revolving credit facility, our repurchase of $35 million stated principal amount of the outstanding notes and the offer to exchange 15 shares of our common stock for our $2.625 convertible exchangeable preferred stock. "Subordinated Repurchase" means our purchase of an aggregate of approximately $46.1 million aggregate principal amount of our 7 7/8% Convertible Subordinated Notes due 1999 and our 8 1/2% Convertible Subordinated Debentures due 2000 at a purchase price of $590 per $1,000 principal amount thereof pursuant to an Offer to Purchase dated April 19, 1999, as amended. This information should be read in conjunction with "Capitalization" on page 22, "Selected Consolidated Financial Data" on page 22, "Unaudited Pro Forma Consolidated Financial Information" on page 24 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 31.


                                                                                        THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                        MARCH 31,
                                    -------------------------------------------   -------------------------------
                                                                      PRO FORMA                           1999
                                      1996       1997        1998       1998        1998       1999     PRO FORMA
                                    --------   ---------   --------   ---------   --------   --------   ---------
                                                               (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Oil and gas revenues..............  $ 60,854   $  75,864   $ 79,150   $ 55,338    $ 23,047   $ 15,507   $ 11,058
Interest and other income.........     1,429         274        505      1,139          24        161        338
                                    --------   ---------   --------   --------    --------   --------   --------
         Total revenues...........    62,283      76,138     79,655     56,477      23,071     15,668     11,396
                                    --------   ---------   --------   --------    --------   --------   --------
Production expenses...............    10,709      10,955     19,878     17,022       4,898      5,284      4,567
Exploration expenses..............     5,438       5,433     12,034     12,034       2,051      1,370      1,370
General and administrative
  expenses........................     8,953       6,875      7,077      7,077       1,909      1,374      1,374
Interest and other debt
  expenses........................    24,401      25,071     33,333     40,638       8,092      8,666      9,703
Restructuring expenses............     4,276          --         --         --          --         --         --
Depreciation, depletion and
  amortization....................    20,440      25,853     38,602     33,032      10,944      9,960      8,078
Impairment of oil and gas
  properties(1)...................        --          --     25,738     25,738          --         --         --
                                    --------   ---------   --------   --------    --------   --------   --------
Income (loss) before income taxes
  and extraordinary item..........  $(11,934)  $   1,951   $(57,007)  $(79,064)   $ (4,823)  $(10,986)  $(13,696)
                                    ========   =========   ========   ========    ========   ========   ========
Net income (loss).................  $(28,964)  $   1,951   $(57,007)  $(79,064)   $ (4,823)  $(10,986)  $(13,696)
                                    ========   =========   ========   ========    ========   ========   ========
Basic and diluted loss per common
  share...........................  $  (3.72)  $   (0.26)  $  (4.89)  $  (6.42)   $  (0.47)  $  (0.96)  $  (1.11)
                                    ========   =========   ========   ========    ========   ========   ========
Book value per share..............  $  (3.11)  $   (0.45)  $  (5.31)  $  (2.46)   $  (0.83)  $  (6.18)  $  (3.31)
                                    ========   =========   ========   ========    ========   ========   ========

                                                                                        THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                        MARCH 31,
                                    -------------------------------------------   -------------------------------
                                                                      PRO FORMA                           1999
                                      1996       1997        1998       1998        1998       1999     PRO FORMA
                                    --------   ---------   --------   ---------   --------   --------   ---------
                                                               (DOLLARS IN THOUSANDS)
OTHER DATA:
Ratio of Earnings to Fixed
  Charges(2)......................       N/A         1.1x       N/A        N/A         N/A        N/A        N/A
EBITDAX(3)........................  $ 42,621   $  58,308   $ 52,700   $ 32,378    $ 16,264   $  9,010   $  5,455
CASH FLOW DATA:
Cash provided by operating
  activities......................     9,262      39,604     22,302        N/A       9,686      4,098        N/A
Cash used in investing
  activities......................   (53,392)   (164,275)   (39,216)       N/A     (12,881)    (5,823)       N/A
Cash provided by financing
  activities......................    41,848     120,763     25,187        N/A       3,073         --        N/A

                                                               AS OF MARCH 31, 1999
                                                              ----------------------
                                                              HISTORICAL   PRO FORMA
                                                              ----------   ---------
                                                                  (IN THOUSANDS)
BALANCE SHEET AND RELATED DATA:
Cash and cash equivalents...................................   $  6,710    $ 40,254
Total assets................................................    278,239     259,120
Long-term debt, including current maturities................    320,810     265,439
Stockholders' deficit.......................................    (77,925)    (41,673)

                                                              AS OF DECEMBER 31, 1998
                                                              ------------------------
                                                              HISTORICAL    PRO FORMA
                                                              -----------   ----------
                                                                   (IN THOUSANDS)
PV-10 Value(4)..............................................   $234,284      $178,319

---------------


(1) Reflects non-cash impairment charges against the carrying value of proved and unproved oil and natural gas properties under SFAS 121. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 31 and Note 2 to the financial statements contained in this prospectus.


(2) For purposes of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations, excluding interest income of $0.9 million, $0.2 million, $0.2 million, $0.0 million and $0.2 million for the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999, respectively, plus fixed charges. Fixed charges consist of interest expense and other debt expenses and interest within rental expense of $0.4 million, $0.3 million, $0.2 million, $0.0 million and $0.1 million for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999, respectively. For the years ended December 31, 1996 and 1998, and the three months ended March 31, 1998 and 1999, earnings were insufficient to cover fixed charges by $13.2 million, $57.4 million, $4.8 million and $11.3 million, respectively, and $51.8 million and $14.1 million for the year ended December 31, 1998, Pro Forma and the three months ended March 31, 1999, Pro Forma, respectively.

(3) EBITDAX is calculated as income (loss) before extraordinary items, excluding interest expense and other debt expenses, income taxes, exploration expenses, restructuring expense, depletion, depreciation, amortization and impairment of oil and gas properties. EBITDAX is not a measure of performance or cash flow as determined by generally accepted accounting principles ("GAAP"). Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of EBITDAX. The Company uses EBITDAX as a measure to gauge its operating performance, with emphasis placed on revenue and cost trends, changes from period to period and variances from management forecasts. The Company has excluded restructuring expenses, which management believes are nonrecurring, and excluded exploration expenses, which management believes provides more consistency in measuring operating performance of comparable companies, regardless of whether such companies use full cost accounting (and therefore do not expense exploration costs) or successful efforts accounting. In conjunction with EBITDAX, the Company uses GAAP and other operating measures to evaluate its operating performance. The Company does not, and did not during any of the periods presented above, use any single specific measure, including EBITDAX, to evaluate or modify the conduct of its operations. In addition, EBITDAX is a measure used by certain investors in evaluating the operating performance of comparable oil and gas exploration and production companies. EBITDAX should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of the Company's operating performance or liquidity. EBITDAX is not necessarily comparable to a similarly titled measure of another company.

(4) "PV-10 Value" means with respect to any oil and gas assets the aggregate net present value of such oil and gas assets calculated before income taxes and discounted at 10 percent in accordance with SEC guidelines (including using pricing provisions based on the most recent year-end prices), as reported in the most recently prepared or audited report of our independent petroleum engineers. The PV-10 Value as of December 31, 1998 was calculated using prices of $10.81 per barrel of oil and $2.07 per Mcf of natural gas. PV-10 Value is not necessarily indicative of actual future cash flows. See "Risk Factors -- There are uncertainties in estimating reserves and future net cash flows".

SUMMARY RESERVE AND OPERATING DATA

     The following table sets forth certain summary reserve and operating data for each of the three years in the period ended December 31, 1998. Our estimated net proved reserves for each of the three years in the period ended December 31, 1998 are based on a reserve report prepared by H.J. Gruy & Associates, Inc., independent petroleum engineers. Detailed additional information concerning our oil and natural gas production activities is contained in the Supplementary Information in Note 12 to the financial statements included in this prospectus.

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
ESTIMATED PROVED RESERVES (PERIOD-END):
Oil and other liquid hydrocarbons (Mbbls)...................     1,466      2,953      5,294
Natural gas (Mmcf)..........................................   297,634    354,867    283,559
Natural gas equivalent (Mmcfe)..............................   306,430    372,585    315,323
% proved developed..........................................        59%        73%        64%
PV-10 Value(1) (in thousands)...............................  $518,184   $378,811   $234,284
PRODUCTION DATA:
Oil and other liquid hydrocarbons (Mbbls)...................       232        226        375
Natural gas (Mmcf)..........................................    23,466     30,202     35,557
Natural gas equivalent (Mmcfe)..............................    24,858     31,558     37,807
AVERAGE SALES PRICE PER UNIT:
Oil and other liquid hydrocarbons (per Bbl).................  $  22.11   $  19.34   $  13.09
Natural gas (per Mcf)(2)....................................      2.30       2.27       2.09
Natural gas equivalent (per Mcfe)(2)........................      2.37       2.31       2.10
AVERAGE PRODUCTION EXPENSES (PER MCFE)......................  $   0.43   $   0.35   $   0.53
GENERAL AND ADMINISTRATIVE EXPENSES (PER MCFE)..............  $   0.36   $   0.22   $   0.19
INTEREST EXPENSE (PER MCFE).................................  $   0.98   $   0.79   $   0.88

---------------

(1) PV-10 Value is not necessarily indicative of actual future cash flows. See "Risk Factors -- There are uncertainties in estimating reserves and future net cash flows".

(2) Includes the effects of our hedging activities.

                                  RISK FACTORS

     An investment in the new notes offered by this prospectus involves a high degree of risk. Before you decide to invest in the new notes, you should carefully consider the following risk factors which could affect our actual financial condition and results of operations in the future.

WE HAVE A HIGH LEVEL OF DEBT.

     We used part of the net cash proceeds from the issuance of the outstanding notes to pay off the outstanding balance on our Amended and Restated Credit Agreement dated as of December 1, 1997 among the Company, Kelley Oil and Kelley Operating as borrowers, Concorde and certain other persons, as guarantors, each of the lenders that is a signatory thereto, and Chase Bank of Texas, National Association, as agent. As of March 31, 1999, we had $327.9 million principal amount of debt outstanding, stockholders' deficit of approximately $78 million and cash on hand of approximately $6.7 million. Including the outstanding notes, we have scheduled principal and interest payments of approximately $21 million due during the remainder of 1999 and an additional $25 million due during the first four months of 2000. Giving pro forma effect to the Pro Forma Transactions as of January 1, 1998, our interest expense for 1998 would have increased $7.3 million. We plan to fund these payments with the remaining cash proceeds from the sale of the outstanding notes, from cash flow from operations and from cash payments received from the Phillips transaction. However, we cannot give you any assurance that we will have sufficient funds to make all of these payments.

WE MAY BE UNABLE TO REPAY OR REDEEM OUR SUBORDINATED DEBT OBLIGATIONS.

     The indenture places substantial limitations on our ability to pay in full our subordinated debt obligations coming due within the next nine months. Our failure to repurchase, repay or otherwise refinance our subordinated debt obligations at or before maturity will result in a default under the indentures governing those subordinated debt obligations. A default under those indentures would result in defaults under the indentures governing our other subordinated debt obligations and under the indenture related to the notes. This could result in all of our long-term debt being declared immediately due and payable. In that circumstance, we would have no choice but to seek protection under bankruptcy laws. This could substantially hinder, delay or prevent the holders of the new notes from being repaid in full.

WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS.


     We have limited cash flow for capital expenditures. Our ability to service our debt levels and finance capital expenditures depends significantly on various factors including a continuation of the recently improved oil and natural gas commodity prices. After we repaid the credit facility, repurchased $35 million principal amount of the outstanding notes and repurchased approximately $46.1 million aggregate principal amount of our 7 7/8% Convertible Subordinated Notes and our 8 1/2% Convertible Debentures at a total cost of approximately $28.3 million, our cash proceeds from the Phillips transaction and the sale of the outstanding notes were approximately $40.3 million. Now that we have repaid the credit facility, we are not likely to have access to a revolving credit facility to supplement our cash needs. We will continue to have significant debt outstanding and will continue to be subject to various commodity and economic factors beyond our control that may have an impact on our ability to exploit our exploration prospects and develop proved undeveloped reserves.


     We are dependent upon our ability to obtain financing beyond our internally generated cash flow for acquiring, exploring and developing oil and natural gas properties. Historically, we have financed these activities:

     - through the issuance of debt and equity securities,

     - through various credit facilities, and

     - with internally generated funds.

     In addition, the Minerals Management Service recently increased the bonding requirements for plugging and abandoning operations on some of our offshore platforms and facilities by a total of $7.5 million. To comply with the higher requirements, we will place a total of $7.5 million of cash in restricted certificates of deposit as collateral for the bonds. As long as the bonding requirements are in effect, this cash is restricted from being used for other purposes.

     We currently have plans for substantial capital expenditures to continue our development and exploration activities. Our ability to expend the capital necessary to undertake or complete future activities may be limited. We cannot assure you that we will have adequate funds available to carry out our strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" on page 36.

THE COLLATERAL MAY NOT BE SUFFICIENT TO SATISFY ALL AMOUNTS DUE ON THE NOTES.


     The new notes and the guarantees will be secured by a first lien on substantially all of our proved oil and natural gas properties. The reserve data with respect to such interests, however, represent estimates only. You should not consider the estimates to be exact. Also, the standardized measures of discounted future cash flows should not be construed as the current market value of our estimated proved reserves. See "-- There are uncertainties in estimating reserves and future net cash flows". As a result, there can be no assurance that, upon an acceleration of the notes, the proceeds from the sale of the collateral would be sufficient to satisfy all amounts due on the notes.


WE MAY NOT BE ABLE TO REPLACE OUR PROVED RESERVES OR ACQUIRE ADDITIONAL
RESERVES.

     Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and, therefore, cash flow and income, are highly dependent upon our success in efficiently developing our current reserves and acquiring additional reserves that are economically recoverable.

     With the completion of the Phillips transaction, we have more drilling opportunities in south Louisiana and offshore than in the north Louisiana area. These areas provide the opportunity for higher reserve potential but at a higher risk than north Louisiana. The drilling of more higher risk wells could result in a lower drilling success rate. We cannot assure you that we will be able to replace the proved reserves that are the subject of the Phillips transaction or that any proved reserves will be discovered through higher risk drilling.

WE MAY NOT BE ABLE TO RAISE EQUITY CAPITAL IN THE FORESEEABLE FUTURE.

     The market price for our common stock has been substantially depressed for an extended period of time, which has prevented us from seeking additional capital through sales of equity. Given the current prices for oil and natural gas, our substantial leverage and other relevant market factors, it is unlikely that we will be able to raise equity capital in the foreseeable future.

OUR LENDERS IMPOSE RESTRICTIONS ON US.

     We are subject to a number of significant covenants that, among other things, restrict our ability to:

     - dispose of assets,

     - incur additional indebtedness,

     - repay other indebtedness,

     - incur liens,

     - enter into some investments or acquisitions,

     - repurchase or redeem capital stock,

     - engage in mergers or consolidations,

     - engage in some transactions with subsidiaries and affiliates, and

     - engage in some other corporate activities.

     We cannot assure you that these restrictions will not adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our best interest.

THERE ARE UNCERTAINTIES IN ESTIMATING RESERVES AND FUTURE NET CASH FLOWS.

     There are numerous uncertainties in:

     - acquiring valuable oil and natural gas prospects,

     - successfully exploring and developing oil and natural gas prospects,

     - estimating quantities of proved reserves believed to have been discovered,

     - projecting future rates of production, and

     - the timing of development expenditures.

Many of these factors are beyond our control. The reserve data set forth in this prospectus are only estimates. Reserve estimates are inherently imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and natural gas reserves, of necessity, are projections based on engineering data. There are uncertainties inherent in:

     - the interpretation of that data,

     - the projection of future rates of production, and

     - the timing of development expenditures.

     Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Accordingly, different engineers or even the same engineers at different times may give very different opinions regarding:

     - estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties,

     - classifications of such reserves based on risk of recovery, and

     - estimates of the future net cash flows expected from those reserves.

     We cannot give you any assurance that the reserves set forth in this prospectus will ultimately be produced or that the proved undeveloped reserves set forth in this prospectus will be developed within the periods anticipated. It is likely that there will be material variances from the estimates given in this prospectus. In addition, the estimates of future net cash flows from our proved reserves and the present value of these cash flows are based upon certain assumptions about future production levels, prices and costs that may not be correct when judged against actual future experience. We emphasize that the estimated future cash flows prepared by independent petroleum engineers should not be construed as representative of the fair market value of our proved reserves. These estimated future net cash flows are based upon projected cash flows which do not provide for changes in oil and natural gas prices from those in effect on the date indicated or for increased expenses and capital costs after that date. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual results will differ, and are likely to differ greatly, from the results estimated. Our operations in south Louisiana in recent years illustrate these uncertainties. Accordingly, you are cautioned not to place undue reliance on the reserve data included in this prospectus.

WE MAY BE UNABLE TO SATISFY THE NOTES IF WE HAVE TO FILE BANKRUPTCY.

     An investment in the notes, as in any type of security, involves certain insolvency and bankruptcy considerations that you should carefully consider. If we or any of the subsidiary guarantors were to become a debtor subject to insolvency proceedings under the United States Bankruptcy Code, you would likely encounter delays in:

     - payment of the notes, and

     - enforcing remedies under the notes, any guarantee or the liens securing the notes and the guarantees.

     Provisions under the Bankruptcy Code or general principles of equity that could result in the impairment of your rights include, but are not limited to:

     - the automatic stay,

     - avoidance of preferential transfers by a trustee or debtor-in-possession,

     - substantive consolidation,

     - limitations on collectability of unmatured interest,

     - attorney fees, and

     - forced restructuring of the notes.

     Under the Bankruptcy Code, a trustee or debtor-in-possession may generally recover payments or transfers of property of a debtor if such payment or transfer was:

     - to or for the benefit of a creditor,

     - in payment of an antecedent debt owed before the transfer was made,

     - made while the debtor was insolvent,


     - within 90 days (or one year if the payment was to an "insider" of the debtor) before the filing of the bankruptcy case that enabled the creditor to receive more than it would have received in a liquidation under Chapter 7 of the Bankruptcy Code if the transfer had not been made and the creditor received payment of the debt as provided in the Bankruptcy Code.


     By way of example, if payments were made on the notes prior to the filing of a bankruptcy case and a court subsequently determined that the value of the collateral pledged by the entity making the payment was less than the debt owed, such payments could be set aside by the court as a preferential transfer. See "-- The collateral may not be sufficient to satisfy all amounts due on the notes".

     A financial failure by us could also result in our inability to pay the notes if a bankruptcy court were to "substantively consolidate" us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors for all entities. Such a consolidation would expose the holders of the notes not only to the usual impairments arising from bankruptcy, but could also decrease the amount you ultimately recover because of the larger creditor base.

     Forced restructuring of the notes could occur through the "cram-down" provision of the Bankruptcy Code. Under this provision, the notes could be restructured over the objections of holders of the notes as to their general terms, primarily interest rate and maturity. Additionally, the notes could be split into secured debt and unsecured debt if a bankruptcy court were to find that the debt we owed exceeded the value of the collateral. If this were to occur, the unsecured portion of the debt could be treated differently than the secured portion of the debt. For example, the court could refuse to allow payment of the interest on the notes that accrued after the filing of the bankruptcy petition.

A COURT COULD RULE THAT THE ISSUANCE OF THE NOTES VIOLATES FRAUDULENT TRANSFER LAWS.

     Under federal or state fraudulent transfer laws, if a court of competent jurisdiction were to find, in a lawsuit by an unpaid creditor or a representative of creditors, such as a trustee in bankruptcy or a debtor-in-possession, that we either:

     - issued the notes with the intent to hinder, delay or defraud present or future creditors, or

     - received less than a reasonably equivalent value or fair consideration for incurring such indebtedness, and at the time we incurred the debt, we


      - were insolvent,

      - were rendered insolvent by reason of the debt incurrence,

      - were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business, or

      - intended to incur, or believed or reasonably should have believed that we would incur, debts beyond our ability to pay as such debts matured,

     then the court could:

     - avoid our obligations to you as a holder of the notes,

     - subordinate our obligations to you to all of our other indebtedness, or

     - take other action detrimental to you as a holder of the notes.


     In that event, we cannot assure you that you could ever recover any repayment on the notes. Any guarantee also may be subject to challenge under fraudulent transfer laws. In any case, the guarantees will be limited to amounts that any guarantor can guarantee without violating those laws. See "Description of the New Notes -- Definitions Used in This Description of New
Notes -- Guarantee" on page 92.


     The measure of insolvency for purposes of fraudulent transfer considerations will vary depending upon the law applied in any insolvency proceeding. Generally, however, we or one of our subsidiary guarantors may be considered insolvent either:

(a) if the sum of our debts, including contingent liabilities, was greater than the fair market value or fair saleable value of all of our assets at a fair valuation or if the present fair market value or fair saleable value of our assets was less than the amount that would be required to pay our total outstanding debts and liabilities including our probable liabilities on our existing debts, including contingent liabilities, as they become absolute and mature, or

(b)  if we are incurring debts beyond our ability to pay as those debts mature.

     Based upon financial and other information, we believe that:

     - the guarantees are being incurred for proper purposes and in good faith, and

     - that we and each of our subsidiary guarantors:

      - are solvent and will continue to be solvent after issuing the new notes and guarantees,

      - will have sufficient capital for carrying on our business after such issuance, and

      - will be able to pay our debts as they mature.

     However, we cannot assure you that a court passing on those standards would agree with us. See "Description of the New Notes -- Subsidiary Guarantees" on page 79 and "-- Security; Ranking" on page 80.

OIL AND NATURAL GAS PRICES ARE VOLATILE.

     Our financial results are affected significantly by the prices we receive for our oil, natural gas and natural gas liquids production. Historically, the markets for oil, natural gas and natural gas liquids have been volatile. Throughout 1998 and into the first quarter of 1999, the prices of oil and natural gas fell sharply and reflected the volatility of commodity prices and the industry generally. We cannot predict future prices of oil and natural gas. Although both oil and natural gas prices recently have risen, should prices decline, our results of operations and liquidity could be adversely impacted. The prices we receive for our oil, natural gas and natural gas liquids production and the levels of that production are subject to government regulation, legislation and policies. Our future financial condition and results of operations will depend primarily upon the prices we receive for our oil and natural gas production, as well as the costs of finding, acquiring, developing and producing reserves.

WE HAVE OPERATING HAZARDS AND UNINSURED RISKS.

     Oil and natural gas drilling activities are subject to numerous risks, many of which are beyond our control. In addition, many of these risks are uninsurable.

     - It is possible that we will be unable to obtain commercially viable oil or natural gas production.

     - The decision to purchase, explore or develop a prospect or property will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies. The results of these analyses and studies are often inconclusive or subject to varying interpretations.

     - The cost of drilling, completing and operating wells is often uncertain and overruns in budgeted expenditures are common risks that can make a particular project uneconomical.

     - Technical problems encountered in actual drilling, completion and workover activities can delay those activities and add substantial costs to a project.

     - Drilling may be curtailed, delayed or canceled as a result of many factors, including:

      - title problems,

      - weather conditions,

      - compliance with government permitting requirements,

      - shortages of or delays in obtaining equipment,

      - reductions in product prices, and

      - limitations in the market for products.

     The availability of a ready market for our oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines or trucking and terminal facilities. Natural gas wells may be partially or totally shut in for lack of a market or because of inadequacy or unavailability of natural gas pipeline or gathering system capacity.

     Our oil and natural gas business also is subject to all of the operating risks associated with drilling for and production of oil and natural gas, including, but not limited to:

     - uncontrollable flows of oil, natural gas, brine or well fluids into the environment, including groundwater and shoreline contamination,

     - blowouts,

     - cratering,

     - mechanical difficulties,

     - fires,

     - explosions,

     - pollution, and

     - other risks.

     Any of these operating risks could result in substantial losses to us. Although we maintain insurance at levels that we believe are consistent with industry practices, we are not fully insured against all risks. Losses and liabilities arising from uninsured and underinsured events could have a material adverse effect on our financial condition and operations.

WE FACE REGULATORY AND ENVIRONMENTAL RISKS.

     Our operations are affected from time to time in varying degrees by political developments and federal and state laws and regulations. In particular, oil and natural gas production, operations and economics are or have been affected by:

     - price controls, taxes and other laws relating to the oil and natural gas industry,

     - changes in those laws, and

     - changes in administrative regulations.

     We cannot predict:

     - how existing laws and regulations may be interpreted by enforcement agencies or court rulings,

     - whether additional laws and regulations will be adopted, or

     - the effect any changes may have on our business or financial condition.

     Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. The discharge of oil, natural gas, oil and natural gas exploration and production wastes or other pollutants into the air, soil or water may give rise to liabilities on our part to the government and third parties. We may also be required to incur costs of remediation related to any discharges. We cannot assure you that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, will not materially and adversely affect our operations and financial condition. We also cannot assure you that material indemnity claims will not arise against us with respect to properties we have acquired or sold. See "Description of Our Business and Properties -- Regulation" on page 54.

OUR USE OF HEDGING TRANSACTIONS INVOLVES RISKS.


     We regularly enter into hedging transactions for our natural gas and crude oil production and likely will continue to do so in the future. Such transactions may limit our potential gains if oil and natural gas prices were to rise substantially over the price established by the hedges. Additionally, hedging transactions may expose us to the risk of financial loss in certain circumstances, including possibly instances where our production is less than expected or there is an unexpected event materially affecting prices. The natural gas and crude oil swap agreements generally provide for us to receive or make counterparty payments on the differential between a fixed price and a variable indexed price for natural gas. We are exposed to the credit risk of nonperformance by our hedging counterparties, which generally can be quantified as the amount of unrealized gains under the contracts. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Market Risk Disclosure" on page 40 and Note 10 to the financial statements included in this prospectus.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY, WHICH INCLUDES COMPETITORS WITH GREATER FINANCIAL RESOURCES.

     We operate in a highly competitive environment with respect to:

     - acquiring reserves,

     - marketing oil and natural gas, and

     - securing trained personnel.

     Many of our larger competitors have greater financial and personnel resources than we have available. These competitors may be able to pay more for productive oil and natural gas properties and to define, evaluate, bid for and purchase a greater number of properties than we can. Our ability to acquire additional reserves in the future will depend on our ability to evaluate and select suitable properties and to complete transactions in a highly competitive environment. In addition, substantial competition exists for capital available for investment in the oil and natural gas industry. We cannot assure you that we will be able to compete successfully in the future in:

     - acquiring reserves,

     - developing reserves,

     - marketing hydrocarbons,

     - attracting and retaining quality personnel, and

     - raising additional capital.

WE DEPEND ON KEY PERSONNEL.

     We believe that our current operations and future prospects are largely dependent upon the efforts of several members of our senior management team. The loss of the services of these key individuals could have an adverse effect on us. We do not currently maintain insurance against the loss of any of these individuals.

CONTOUR PRODUCTION COMPANY L.L.C. OWNS APPROXIMATELY 57% OF OUR OUTSTANDING VOTING POWER.


     Contour Production Company's significant ownership position allows it to control:


     - the election of our directors,

     - our management, operations and affairs,

     - the approval of any sale of all or substantially all of our assets, including a merger or consolidation, and

     - the outcome of any corporate transaction or other matter submitted to our stockholders for approval.


     Circumstances may occur in which the interests of Contour Production Company, as our majority stockholder, may conflict with your interests as a holder of the notes.


YOU MAY FIND IT DIFFICULT TO SELL YOUR NEW NOTES.

     The new notes will constitute a new issue of securities with no established trading market, and we cannot assure you as to:

     - the development of any market for the new notes,

     - the liquidity of any market for the new notes that may develop,

     - your ability to sell your new notes, or

     - the price at which you would be able to sell your new notes.

     We do not intend to apply for listing of the new notes on any national securities exchange or for quotation through the Nasdaq National Market.

     If a market for the new notes were to exist, the new notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market for the new notes, if any, will not be subject to similar disruptions. Any disruption in the market for the new notes may adversely affect you as a holder of the new notes.

YOUR FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE
CONSEQUENCES.

     The outstanding notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your outstanding notes for new notes pursuant to this exchange offer, or if you do not properly tender your outstanding notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will no longer be able to obligate us to register the outstanding notes under the Securities Act.

CERTAIN PERSONS WHO PARTICIPATE IN THE EXCHANGE OFFER MUST DELIVER A PROSPECTUS IN CONNECTION WITH RESALES OF THE NEW NOTES.


     Based on certain "no-action letters" issued by the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "The Exchange Offer" beginning on page 68, you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your new notes. In these cases, if you transfer any new note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes under this Act, you may incur liability under the Securities Act. We do not and will not assume or indemnify you against this liability.

                    CAUTION AS TO FORWARD-LOOKING STATEMENTS

     Statements contained in this prospectus and other materials filed or to be filed by us with the SEC (as well as information included in oral or other written statements made or to be made by us or our representatives) that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, relating to matters such as our anticipated operating and financial performance, business prospects, developments and results.

     Actual performance, prospects, developments and results may differ materially from any or all anticipated performance, prospects, developments and results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside of our control, including:

     - rates of inflation,

     - natural gas and crude oil prices,

     - uncertainty of reserve estimates,

     - rates and timing of future production of oil and natural gas,

     - exploratory and development activities,

     - acquisition risks and activities,

     - changes in the level and timing of future costs and expenses related to drilling and operating activities, and

     - those risks described in the section entitled "Risk Factors" beginning on page 12.

     Words such as "anticipated", "expect", "estimate", "project" and similar expressions are intended to identify forward-looking statements.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

     We used the net proceeds from the sale of the outstanding notes to:

     - repay all borrowings outstanding under our credit facility of $115.5 million plus accrued interest, and


     - fund cash collateral for a $1.5 million letter of credit which was subsequently increased to $7.5 million.


     We intend to use the remainder of the net proceeds from the sale of the outstanding notes for additional working capital for general corporate purposes, including the payment of interest on outstanding subordinated indebtedness.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of March 31, 1999 on a historical basis and pro forma to give effect to the Pro Forma Transactions as if they had occurred on March 31, 1999. You should read this in conjunction with "Unaudited Pro Forma Consolidated Financial Information", "Selected Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included in this prospectus.

                                                                AS OF MARCH 31, 1999
                                                              -------------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------   ------------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................   $  6,710      $ 40,254
                                                               ========      ========
Long-term debt, including current maturities:
  Credit Facility...........................................   $111,500            --
  14% Senior Secured Notes due 2003.........................         --      $100,000
  13 1/2% Senior Notes due 1999.............................        435           435
  10 3/8% Senior Subordinated Notes due 2006................    150,818       150,818
  7 7/8% Convertible Subordinated Notes due 1999............     32,416         4,930
  8 1/2% Convertible Subordinated Debentures due 2000.......     25,641         9,256
                                                               --------      --------
          Total long-term debt, including current
            maturities......................................    320,810       265,439
                                                               --------      --------
Stockholders' deficit.......................................    (77,925)      (41,673)
                                                               --------      --------
          Total capitalization..............................   $242,885      $223,766
                                                               ========      ========

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following tables present selected consolidated financial data for the Company, which are derived from the financial statements included in this prospectus, or in the case of the fiscal 1994 and 1995 data, from financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995. The historical financial information for the year ended December 31, 1995 reflects the Consolidation (as defined herein) in February 1995. The financial information for periods prior to the Consolidation reflects Kelley Oil's historical results of operations. The impact of the acquisition of the SPR properties (as defined herein) is reflected in the selected financial data as of December 1, 1997. All earnings per share and share data have been restated to retroactively reflect the 1 for 10 reverse stock split of common stock that occurred on July 30, 1999. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements included in this prospectus.


                                                                                                       THREE MONTHS
                                                                                                          ENDED
                                                           YEAR ENDED DECEMBER 31,                      MARCH 31,
                                             ----------------------------------------------------   ------------------
                                               1994       1995        1996      1997       1998      1998       1999
                                             --------   ---------   --------   -------   --------   -------   --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Oil and gas revenues.......................  $ 16,822   $  36,998   $ 60,854   $75,864   $ 79,150   $23,047   $ 15,507
Interest and other income..................     1,416       1,763      1,429       274        505        24        161
                                             --------   ---------   --------   -------   --------   -------   --------
    Total revenues.........................    18,238      38,761     62,283    76,138     79,655    23,071     15,668
                                             --------   ---------   --------   -------   --------   -------   --------
Production expenses........................     3,760      10,835     10,709    10,955     19,878     4,898      5,284
Exploration expenses.......................     7,404      23,387      5,438     5,433     12,034     2,051      1,370
General and administrative expenses........     5,172       7,030      8,953     6,875      7,077     1,909      1,374
Interest and other debt expenses...........     4,571      21,956     24,401    25,071     33,333     8,092      8,666
Restructuring expenses.....................     1,814       1,115      4,276        --         --        --         --
Depreciation, depletion and amortization...    20,474      35,591     20,440    25,853     38,602    10,944     9, 960
Impairment of oil and gas properties(1)....        --     150,138         --        --     25,738        --         --
                                             --------   ---------   --------   -------   --------   -------   --------
Income (loss) before income taxes and
  extraordinary item.......................   (24,957)   (211,291)   (11,934)    1,951    (57,007)   (4,823)   (10,986)
Provision for taxes........................        --          --         --        --         --        --         --
                                             --------   ---------   --------   -------   --------   -------   --------
Income (loss) before extraordinary item....   (24,957)   (211,291)   (11,934)    1,951    (57,007)   (4,823)   (10,986)
Extraordinary loss(2)......................        --          --    (17,030)       --         --        --         --
                                             --------   ---------   --------   -------   --------   -------   --------
Net income (loss)..........................  $(24,957)  $(211,291)  $(28,964)  $ 1,951   $(57,007)  $(4,823)   (10,986)
                                             ========   =========   ========   =======   ========   =======   ========

                                                                                                       THREE MONTHS
                                                                                                          ENDED
                                                           YEAR ENDED DECEMBER 31,                      MARCH 31,
                                             ----------------------------------------------------   ------------------
                                               1994       1995        1996      1997       1998      1998       1999
                                             --------   ---------   --------   -------   --------   -------   --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic and diluted loss per common share
  before extraordinary item(3).............  $ (15.79)  $  (53.10)  $  (1.83)  $  (.26)  $  (4.89)  $  (.47)  $   (.96)
Basic and diluted loss per common
  share(3).................................  $ (15.79)  $  (53.10)  $  (3.72)  $  (.26)  $  (4.89)  $  (.47)  $   (.96)
Weighted average common shares
  outstanding..............................     1,765       4,103      9,011    10,076     12,578    12,571     12,602
OTHER FINANCIAL DATA:
EBITDAX(4).................................  $  9,306   $  20,896   $ 42,621   $58,308   $ 52,700   $16,264   $  9,010
Capital expenditures, including
  acquisitions.............................    44,976      52,240     59,195   164,275     56,579   $12,881   $  5,823
CASH FLOW DATA:
Net cash (used in) provided by operating
  activities...............................  $ (1,672)  $  (1,806)  $  9,262   $39,604   $ 22,302   $ 9,686   $  4,098
Net cash used in investing activities......   (44,976)    (43,224)   (53,392)  (164,275)  (39,216)  (12,881)    (5,823)
Net cash provided by financing
  activities...............................    44,944      42,114     41,848   120,763     25,187     3,073         --
BALANCE SHEET DATA:
Cash and cash equivalents..................  $  9,268   $   6,352   $  4,070   $   162   $  8,435   $    40   $  6,710
Total assets...............................   106,513     151,342    189,227   322,602    286,197   321,277    278,239
Long term debt, including current
  maturities...............................    39,713     164,980    184,253   286,183    319,751   290,269    320,810
Stockholders' equity (deficit).............    45,180     (45,568)   (30,535)   (5,621)   (66,939)  (10,443)   (77,925)
Property and equipment, net................    74,912     128,642    158,468   293,613    256,455   293,499    250,964


---------------

(1) Reflects non-cash impairment charges against the carrying value of proved and unproved oil and natural gas properties under SFAS 121. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 to the Financial Statements.

(2) Incurred in connection with the refinancing of the 13 1/2% Senior Notes and represents the excess of the aggregate purchase price of the 13 1/2% Senior Notes (including consent payments) over their carrying value as of the date the refinancing was consummated.

(3) Dividends on the Company's cumulative preferred stock are deducted from "Income (loss) before extraordinary item" and "Net income (loss)" in calculating related per share amounts, whether or not declared, and amounted to $2.9 million, $6.6 million, $4.6 million, $4.6 million and $4.6 million for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, respectively and $1.1 million and $1.1 million for the three months ended March 31, 1998 and 1999, respectively.

(4) EBITDAX is calculated as income (loss) before extraordinary items, excluding interest expense and other debt expenses, income taxes, exploration expenses, restructuring expense, depletion, depreciation, amortization and impairment of oil and gas properties. EBITDAX is not a measure of performance or cash flow as determined by generally accepted accounting principles ("GAAP"). Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of EBITDAX. The Company uses EBITDAX as a measure to gauge its operating performance, with emphasis placed on revenue and cost trends, changes from period to period and variances from management forecasts. The Company has excluded restructuring expenses, which management believes are nonrecurring and excluded exploration expenses, which management believes provides more consistency in measuring operating performance of comparable companies, regardless of whether such companies use full cost accounting (and therefore do not expense exploration costs) or successful efforts accounting. In conjunction with EBITDAX, the Company uses GAAP and other operating measures to evaluate its operating performance. The Company does not, and did not during any of the periods presented above, use any single specific measure, including EBITDAX, to evaluate or modify the conduct of its operations. In addition, EBITDAX is a measure used by certain investors in evaluating the operating performance of comparable oil and gas exploration and production companies. EBITDAX should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of the Company's operating performance or liquidity. EBITDAX is not necessarily comparable to a similarly titled measure of another company.

                              UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 and for the three months ended March 31, 1999 give effect to the Pro Forma Transactions as if each had occurred on January 1, 1998. The following unaudited pro forma consolidated balance sheet as of March 31, 1999 gives effect to the Pro Forma Transactions as if each had occurred on March 31, 1999. The unaudited pro forma consolidated balance sheet as of March 31, 1999 and statement of operations for the year ended December 31, 1998 and for the three months ended March 31, 1999 are based upon the financial statements included in this prospectus.

     The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The pro forma financial information does not purport to represent what our results of operations would actually have been had the Pro Forma Transactions in fact occurred on the assumed dates, particularly in light of the nature of the Phillips transaction regarding volumes that are contracted to be delivered in certain years. See footnote 3 to the Pro Forma Statements of Operations. In addition, the unaudited pro forma consolidated financial statements are not necessarily indicative of the results of our future operations and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 31.

                               CONTOUR ENERGY CO.


            (FORMERLY KELLEY OIL & GAS CORPORATION) AND SUBSIDIARIES


                              UNAUDITED PRO FORMA
                           CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999


                                                                         ADJUSTMENTS
                                                   -------------------------------------------------------
                                                                                                 OFFER TO
                                                   SALE OF THE                                   EXCHANGE
                                                   OUTSTANDING     PHILLIPS      SUBORDINATED    PREFERRED
                                      HISTORICAL      NOTES       TRANSACTION     REPURCHASE       STOCK      PRO FORMA
                                      ----------   -----------    -----------    ------------    ---------    ---------
                                                                       (IN THOUSANDS)
ASSETS
Cash and cash equivalents...........  $   6,710     $  15,250(1)   $ 46,600(4)     $(28,306)(8)               $  40,254
Accounts receivable.................     17,926                                                                  17,926
Accounts receivable -- drilling
  programs..........................        573                                                                     573
Prepaid expenses and other current
  assets............................        768                                                                     768
                                      ---------     ---------      --------        --------       -------     ---------
  Total current assets..............     25,977        15,250        46,600         (28,306)                     59,521
                                      ---------     ---------      --------        --------       -------     ---------
Unproved properties.................     38,455                                                                  38,455
Properties subject to
  amortization......................    500,980                     (57,505)(5)                                 443,475
Pipelines and other transportation
  assets, at cost...................      1,582                                                                   1,582
Furniture, fixtures and equipment...      3,567                                                                   3,567
                                      ---------     ---------      --------        --------       -------     ---------
  Total property and equipment......    544,584                     (57,505)                                    487,079
Less: Accumulated depreciation,
  depletion and amortization........   (293,620)                                                               (293,620)
                                      ---------     ---------      --------        --------       -------     ---------
  Total property and equipment,
    net.............................    250,964                     (57,505)                                    193,459
                                      ---------     ---------      --------        --------       -------     ---------
Other non-current assets, net.......      1,298         6,981(2)     (2,139)(6)                                   6,140
                                      ---------     ---------      --------        --------       -------     ---------
        Total assets................  $ 278,239     $  22,231      $(13,044)       $(28,306)                  $ 259,120
                                      =========     =========      ========        ========       =======     =========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Accounts payable and accrued
  expenses..........................  $  35,078                                                               $  35,078
Accounts payable -- drilling
  programs..........................        276                                                                     276
Current portion of long-term debt...     32,851                                     (27,486)(8)                   5,365
                                      ---------     ---------      --------        --------       -------     ---------
  Total current liabilities.........     68,205                                     (27,486)                     40,719
                                      ---------     ---------      --------        --------       -------     ---------
Credit Facility.....................    111,500      (111,500)(3)                                                    --
14% Senior Secured Notes............         --       135,000(3)    (35,000)(4)                                 100,000
10 3/8% Senior Subordinated Notes...    150,818                                                                 150,818
8 1/2% Convertible Subordinated
  Debentures........................     25,641                                     (16,385)(8)                   9,256
                                      ---------     ---------      --------        --------       -------     ---------
  Total long-term debt..............    287,959        23,500       (35,000)        (16,385)                    260,074
                                      ---------     ---------      --------        --------       -------     ---------
        Total liabilities...........    356,164        23,500       (35,000)        (43,871)                    300,793
                                      ---------     ---------      --------        --------       -------     ---------
Preferred stock.....................      2,600                                                   $  (553)(9)     2,047
Common stock........................      1,260                                                        55(9)      1,315
Additional paid-in capital..........    300,653                                                       498(9)    301,151
Retained earnings...................   (382,438)       (1,269)(2)    21,956(7)       15,565(10)                (346,186)
                                      ---------     ---------      --------        --------       -------     ---------
        Total stockholders'
          deficit...................    (77,925)       (1,269)       21,956          15,565                     (41,673)
                                      ---------     ---------      --------        --------       -------     ---------
        Total liabilities and
          stockholders' deficit.....  $ 278,239     $  22,231      $(13,044)       $(28,306)                  $ 259,120
                                      =========     =========      ========        ========       =======     =========


---------------

 (1) To record the cash proceeds from the sale of the outstanding notes in excess of the repayment of the credit facility.

 (2) To record the debt issuance costs associated with the sale of the outstanding notes and the extraordinary loss associated with writeoff of the remaining capitalized issuance costs associated with the credit facility.

 (3) To record the aggregate stated principal amount of the outstanding notes sold and the application of a portion of the net proceeds from the sale of the outstanding notes to repay all outstanding borrowings under the credit facility.

 (4) To record cash proceeds from the conveyance of oil and gas properties pursuant to the Phillips transaction in excess of the repurchase of $35 million stated principal amount of outstanding notes at 104% of their stated principal.

 (5) To record the adjustment to oil and gas properties pursuant to the Phillips transaction. We have not completed our analysis of specific costs of oil and gas properties and related accumulated depreciation, depletion and amortization being sold and, accordingly, the reduction of properties subject to amortization is presented net of estimated accumulated depreciation, depletion and amortization.

 (6) To record the writeoff of debt issuance costs associated with the repurchase of the outstanding notes.

 (7) The pro forma adjustment to retained earnings resulting from the Phillips transaction includes the following:

Gain on the conveyance of the oil and gas properties
  pursuant to the Phillips transaction......................  $25,495
Writeoff of a proportionate amount of debt issuance costs
  associated with the repurchase of the outstanding notes...   (2,139)
Extraordinary loss on the repurchase of the outstanding
  notes.....................................................   (1,400)
                                                              -------
Net gain....................................................  $21,956
                                                              =======

 (8) To record the repurchase, net of deferred debt expenses, of the $46.1 million aggregate principal amount of subordinated debt repurchased pursuant to the Subordinated Repurchase.


 (9) Reflects the conversion of 368,633 shares of preferred stock at the conversion rate of 1.5:1, into 552,950 shares of the Company's common stock, after giving effect to the 1 for 10 reverse stock split.


(10) The pro forma adjustment to retained earnings resulting from the Subordinated Repurchase includes the following:

Extraordinary gain resulting from the extinguishment of
  subordinated debt.........................................  $16,663
Commissions.................................................   (1,098)
                                                              -------
Net gain....................................................  $15,565
                                                              =======

                               CONTOUR ENERGY CO.
            (FORMERLY KELLEY OIL & GAS CORPORATION) AND SUBSIDIARIES

                              UNAUDITED PRO FORMA
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                       ADJUSTMENTS
                                             ---------------------------------------------------------------
                                                                                                    OFFER
                                                                                                 TO EXCHANGE
                                                SALE OF THE         PHILLIPS      SUBORDINATED    PREFERRED
                                HISTORICAL   OUTSTANDING NOTES   TRANSACTION(5)    REPURCHASE       STOCK       PRO FORMA
                                ----------   -----------------   --------------   ------------   -----------    ---------
                                                                     (IN THOUSANDS)
Oil and gas revenues..........   $ 79,150                           $(23,812)(3)                                $ 55,338
Interest and other income.....        505        $    370(1)             264(4)                                    1,139
                                 --------        --------           --------        -------         -----       --------
  Total revenues..............     79,655             370            (23,548)                                     56,477
                                 --------        --------           --------        -------         -----       --------
Production expenses...........     19,878                             (2,856)(6)                                  17,022
Exploration expenses..........     12,034                                                                         12,034
General and administrative
  expenses....................      7,077                                                                          7,077
Interest and other debt
  expenses....................     33,333          16,529(2)          (5,484)(7)    $(3,740)(9)                   40,638
Depreciation, depletion and
  amortization................     38,602                             (5,570)(8)                                  33,032
Impairment of oil and gas
  properties..................     25,738                                                                         25,738
                                 --------        --------           --------        -------         -----       --------
  Total expenses..............    136,662          16,529            (13,910)        (3,740)                     135,541
                                 --------        --------           --------        -------         -----       --------
Loss before income taxes......    (57,007)        (16,159)            (9,638)         3,740                      (79,064)
Income taxes..................
                                 --------        --------           --------        -------         -----       --------
Net loss(11)..................    (57,007)        (16,159)            (9,638)         3,740                      (79,064)
Preferred stock dividends.....     (4,550)                                                           (624)(10)    (5,174)
                                 --------        --------           --------        -------         -----       --------
Net loss applicable to common
  stock.......................   $(61,557)       $(16,159)          $ (9,638)       $ 3,740          (624)      $(84,238)
                                 ========        ========           ========        =======         =====       ========
Basic and diluted loss per
  common share................   $  (4.89)                                                                      $  (6.42)
                                 --------                                                                       --------
Weighted average common shares
  outstanding.................     12,578                                                             553(10)     13,131
                                 ========                                                           =====       ========

---------------
 (1) To record interest income on the net cash proceeds from the sale of the outstanding notes in excess of the repayment of the credit facility.
 (2) The pro forma adjustment to interest expense includes the following:

Outstanding notes...........................................  $21,172
Amortization of costs from the sale of the outstanding
  notes.....................................................    2,063
Credit facility.............................................   (8,170)
Writeoff of remaining debt issuance costs associated with
  credit facility...........................................    1,464
                                                              -------
                                                              $16,529
                                                              =======

 (3) Pursuant to the Phillips transaction, we received an $83 million cash payment, retained a 42 Bcfe volumetric overriding royalty interest (VORI) and retained 25% of our interest in the Cotton Valley formation. Actual revenues generated by the properties included in the Phillips transaction totaling approximately $34.5 million on 16.1 Bcfe of production were removed. Revenues generated by the VORI of approximately $10.7 million were included based on the percentage of actual 1999 VORI production to estimated 1999 production from the properties, multiplied by the actual 1998 production from the properties. This agreement also will allow us to forego an estimated $40 million in capital expenditures and an estimated $40 million in operating costs over the next ten years. The VORI is projected to peak at an average net production level of 26.5 million cubic feet of gas per day during 2001, building up from a level of 9.5 million cubic feet per day in 1999, as follows:

                                             1999   2000   2001   2002   2003   2004   2005   2006
                                             ----   ----   ----   ----   ----   ----   ----   ----
Bcf........................................  2.29   4.22   9.60   7.78   6.35   3.66   4.63   3.37

    In the aggregate, we expect the contracted volumes to approximate the actual volumes we would have received from our proved producing reserves over the contract period had the Phillips transaction not been consummated.
    To record the reduction in 1998 gas revenues resulting from us receiving only 2.29 Bcf from the retained overriding royalty interest between May 1, 1999 (the effective date of the Phillips transaction) and December 31, 1999. Pro forma rules require that the specific terms of the transaction be reflected. However, management believes that if the Phillips transaction had actually occurred on January 1, 1998, the transaction would have resulted in us retaining significantly more volumes than are to be received in 1999 and, consequently, than are reflected in the 1998 pro forma financial statements, because of both the significant 1998 production from these properties and the significant capital investment required to achieve such production.
 (4) To record interest income on the net cash proceeds from the Phillips transaction in excess of the repurchase of $35 million principal amount of the outstanding notes at 104% of their stated principal amount.
 (5) Excludes the estimated gain of $25.5 million on conveyance of oil and gas properties pursuant to the Phillips transaction. We have not completed our analysis of the specific costs of the oil and gas properties and related accumulated depreciation, depletion and amortization being sold, and, accordingly, the gain is subject to further adjustment.
 (6) To record the reduction in lease operating expenses pursuant to the Phillips transaction.
 (7) To record the reduction in interest expense related to the repurchase of the outstanding notes.
 (8) To record the reduction in depreciation, depletion and amortization pursuant to the Phillips transaction.
 (9) The pro forma adjustment to interest expense includes the following:

7 7/8% Convertible Subordinated Notes.......................   $(2,281)
8 1/2% Convertible Subordinated Debentures..................    (1,459)
                                                               -------
                                                               $(3,740)
                                                               =======


(10) Reflects the conversion of 368,633 shares of preferred stock at the conversion rate of 1.5:1, into 552,950 shares of the Company's common stock, after giving effect to the 1 for 10 reverse stock split. Also reflects the excess of the fair value of the exchange offer over the fair value of the original conversion terms. The entry may be summarized as follows:



Reduction of dividends......................................   $   968
Excess fair value...........................................    (1,592)
                                                               -------
Additional reduction of earnings available to common
  stockholders..............................................   $  (624)
                                                               =======


(11) Net loss from continuing operations excludes the extraordinary loss of $3,539, from the repurchase of $35 million principal amount of the outstanding notes at 104% of the stated principal amount, the extraordinary loss of $1,269 from repayment of the credit facility; and the extraordinary gain of $15,565 from the repurchase of $46.1 million of the aggregate outstanding principal amount of the 7 7/8% Convertible Subordinated Notes and 8 1/2% Convertible Subordinated Debentures.

                               CONTOUR ENERGY CO.


            (FORMERLY KELLEY OIL & GAS CORPORATION) AND SUBSIDIARIES


                              UNAUDITED PRO FORMA

                      CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999


                                                                        ADJUSTMENTS
                                                 ----------------------------------------------------------
                                                 SALE OF THE                                   OFFER TO
                                                 OUTSTANDING    PHILLIPS     SUBORDINATED      EXCHANGE
                                    HISTORICAL      NOTES      TRANSACTION    REPURCHASE    PREFERRED STOCK   PRO FORMA
                                    ----------   -----------   -----------   ------------   ---------------   ---------
                                                                     (IN THOUSANDS)
Oil and gas revenues..............   $ 15,507                    $(4,449)(3)                                  $ 11,058
Interest and other income.........        161      $   80(1)          97(4)                                        338
                                     --------      ------        -------     ------------       ------        --------
  Total revenues..................     15,668          80         (4,352)                                       11,396
                                     --------      ------        -------     ------------       ------        --------
Production expenses...............      5,284                       (717)(5)                                     4,567
Exploration expenses..............      1,370                                                                    1,370
General and administrative
  expenses........................      1,374                                                                    1,374
Interest and other debt
  expenses........................      8,666       3,338(2)      (1,371)(6) $       (930)(8)                    9,703
Depreciation, depletion and
  amortization....................      9,960                     (1,882)(7)                                     8,078
                                     --------      ------        -------     ------------       ------        --------
  Total expenses..................     26,654       3,338         (3,970)            (930)                      25,092
                                     --------      ------        -------     ------------       ------        --------
Loss before income taxes..........    (10,986)     (3,258)          (382)             930                      (13,696)
Income taxes
                                     --------      ------        -------     ------------       ------        --------
Net loss..........................    (10,986)     (3,258)          (382)             930                      (13,696)
Preferred stock dividends.........     (1,137)                                                  $  242(9)         (895)
                                     --------      ------        -------     ------------       ------        --------
Net loss applicable to common
  stock...........................   $(12,123)     (3,258)       $  (382)    $        930       $  242        $(14,591)
                                     ========      ======        =======     ============       ======        ========
Basic and diluted loss per common
  share...........................   $  (0.96)                                                                $  (1.11)
                                     ========                                                                 ========
Weighted average common shares
  outstanding.....................     12,602                                                      553(9)       13,155
                                     ========                                                   ======        ========


---------------

(1) To record interest income on the net cash proceeds from the sale of the outstanding notes in excess of the repayment of the credit facility.

(2) The pro forma adjustment to interest expense includes the following:

Outstanding notes...........................................   $ 5,293
Amortization of costs from the sale of the outstanding
  notes.....................................................       516
Credit facility, including amortization of debt issuance
  costs.....................................................    (2,471)
                                                               -------
                                                               $ 3,338
                                                               =======

(3) Pursuant to the Phillips transaction, we received an $83 million cash payment, retained a 42 Bcfe volumetric overriding royalty interest (VORI) and retained 25% of our interest in the Cotton Valley formation. This agreement also will allow us to forego an estimated $40 million in capital expenditures and an estimated $40 million in operating costs over the next ten years. The VORI is projected to peak at an average net production level of 26.5 million cubic feet of gas per day during 2001, building up from a level of 9.5 million cubic feet per day in 1999, as follows:

                                                 1999   2000   2001   2002   2003   2004   2005   2006
                                                 ----   ----   ----   ----   ----   ----   ----   ----
Bcf............................................  2.29   4.22   9.60   7.78   6.35   3.66   4.63   3.37

    In the aggregate, we expect the contracted volumes to approximate the actual volumes we would have received from our proved producing reserves over the contract period had the Phillips transaction not been consummated.

    To record the reduction in gas revenues for the first quarter of 1999 resulting from us receiving only 0.9 Bcf from the retained overriding royalty interest from January 1, 1999 to March 31, 1999. The gas volumes represent the first quarter's production retained through the VORI. Actual revenues generated by the properties included in the Phillips transaction totaling approximately $5.9 million on 3.4 Bcfe of production were removed. Revenues generated by the VORI of approximately $1.5 million were included based on the percentage of actual 2000 VORI production to estimated 2000 production from the properties, multiplied by the actual 1999 production from the properties.

(4) To record interest income on the net cash proceeds from the Phillips transaction in excess of the repurchase of $35 million principal amount of the outstanding notes at 104% of their stated principal amount.

(5) To record the reduction in lease operating expenses pursuant to the Phillips transaction.

(6) To record the reduction in interest expense related to the repurchase of the outstanding notes.

(7) To record the reduction in depreciation, depletion and amortization pursuant to the Phillips transaction.

(8) The pro forma adjustment to interest expense includes the following:

7 7/8% Convertible Subordinated Notes.......................   $(570)
8 1/2% Convertible Subordinated Debentures..................    (360)
                                                               -----
                                                               $(930)
                                                               =====


(9) Reflects the conversion of 368,633 shares of preferred stock, at the conversion rate of 1.5:1, into 552,950 shares of the Company's common stock, after giving effect to the 1 for 10 reverse stock split.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a description of our business affairs. You should read it in conjunction with the historical financial statements and the notes to those statements, which are included in this prospectus.

GENERAL

     Introduction. We are engaged in oil and natural gas exploration, development, production and acquisition. Our 1998 operational activities were focused primarily on:

     - exploiting our north Louisiana properties, and

     - exploration activities on our south Louisiana acreage.

In 1998, we drilled or participated in drilling:

     - 47 gross (21.2 net) development wells, of which 46 gross (20.7 net) were completed as producing wells, and

     - 15 gross (5.8 net) exploratory wells, of which 8 gross (2.5 net) were completed as producing wells.

     Our most significant event was the drilling of the Harry S. Bourg #1 discovery well in Terrebonne Parish, Louisiana which added 21.4 bcfe of proved reserves to our reserve base at year-end. We have a 50% working interest in this well. In the first three months of 1999, we participated in drilling 2 gross (0.5 net) wells, both of which were completed in the first quarter of 1999.

     General Conditions of the Oil and Natural Gas Industry and Commodity Prices. Through the first quarter of 1999, the prices of oil and natural gas have fallen sharply. The decline in prices reflects the volatility of commodity prices and the industry generally. As a result, we cannot predict future prices of oil and natural gas. Although both oil and natural gas prices have recovered, should prices decline, our results of operations and liquidity could be negatively impacted. Our success is partially dependent on factors outside of our control, including capital market conditions and highly volatile oil and natural gas prices. Still, these factors directly affect our financial condition. Due to recent industry conditions, we and others in the industry have been required to:

     - reconsider our capital expenditures budgets, which could negatively impact production levels, and

     - evaluate various financing and strategic alternatives.

     Hedging Activities. To reduce exposure to downward price fluctuations on our natural gas and crude oil production, we periodically use:

     - forward sales contracts,

     - natural gas and crude oil price swap agreements,

     - natural gas basis swap agreements, and

     - options.

We do not engage in speculative transactions.

     During 1998, we used price and basis swap agreements. Price swap agreements generally provide for us to receive or make counterparty payments on the difference between a fixed price and a variable indexed price for natural gas. Basis swap agreements generally provide for us to receive or make counterparty payments on the difference between a variable indexed price and the price we receive from the sale of natural gas production. Basis swap agreements are used to hedge against unfavorable price movements in the relationship between the variable indexed price and the price received for such production. We include the gains and losses we realize from hedging activities in oil and gas revenues and average sales prices in the period that the related production is sold. Our hedging activities also cover the oil and gas production attributable to the interest in such production of the public unitholders in our subsidiary partnerships.

     Through natural gas price swap agreements, we hedged:

     - approximately 49% of our natural gas production for 1998, at an average NYMEX quoted price of $2.31 per Mmbtu, and

     - approximately 66% our natural gas production for the three month period ended March 31, 1999, at an average NYMEX quoted price of $2.27 per Mmbtu.

     As of December 31, 1998:

     - 5,400,000 Mmbtus of natural gas production for 1999 has been hedged by natural gas price swap agreements at an average NYMEX quoted price of $2.36 per Mmbtu before transaction and transportation costs,

     - 16,380,000 Mmbtus of natural gas production for 1999 has been hedged by natural gas basis swap agreements, and

     - the unrealized gain on our existing hedging instruments for future production months in 1999 approximated $2.5 million.

     As of March 31, 1999:

     - 5,630,000 Mmbtus of natural gas production for April through October 1999 has been hedged by natural gas price swap agreements at an average NYMEX quoted price of $2.03 per Mmbtu before transaction and transportation costs,

     - 10,980,000 Mmbtus of natural gas production for April through September 1999 has been hedged by natural gas basis swap agreements, and

     - the unrealized loss on our existing hedging instruments for the future production months in 1999 approximated $1.4 million.

     All numbers included above are before transaction and transportation costs. Hedging activities increased revenues by approximately $3.5 million in 1998 and $2.5 million in the first quarter of 1999, as compared to estimated revenues had we not engaged in hedging activities.

     The credit risk exposure from counterparty nonperformance on natural gas forward sales contracts and derivative financial instruments is generally the amount of unrealized gains under the contracts. We have not experienced counterparty nonperformance on these agreements and do not anticipate any in future periods.

RESULTS OF OPERATIONS

     The following table sets forth certain operating data regarding net production, average sales prices, production expenses and revenues associated with our oil and natural gas operations for the periods indicated.

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
NET PRODUCTION DATA:
  Oil and other liquid hydrocarbons (Mbbls).................     102       82.8
  Natural gas (Mmcf)........................................  10,165      7,247
  Natural gas equivalent (Mmcfe)............................  10,777      7,744
AVERAGE SALES PRICE PER UNIT:
  Oil and other liquid hydrocarbons (Mbbls).................  $14.26     $11.63
  Natural gas (Mmcf)........................................    2.12       1.97
  Natural gas equivalent (per Mcfe).........................    2.13       1.97
COST PER MCFE:
  Lifting costs.............................................  $ 0.34     $ 0.59
  Severance and ad valorem taxes............................    0.12       0.10
  General and administrative expenses.......................    0.18       0.18
  Depreciation, depletion and amortization (oil and gas
     activities)............................................    1.00       1.20
  Interest expense, excluding accretion and amortization....    0.62       0.96

     Our oil and gas revenues were $15.5 million for the first quarter of 1999. This represents a decrease of 33% compared to $23.0 million in the same period of 1998. This decrease is a result of:

     - decreased natural gas production (29%),

     - decreased oil production (19%),

     - lower natural gas prices (7%), and

     - lower oil prices (18%).

     Interest and other income increased from $0.02 million in the first quarter of 1998 to $0.2 million in the first quarter of 1999 due to higher average cash balances in the current period.

     Production expenses for the first quarter of 1999 increased 8% to $5.3 million from $4.9 million in the same period last year. This increase is primarily due to higher workover expenses on Gulf of Mexico properties, partially offset by lower current period severance, and ad valorem taxes.

     Lifting costs (production expenses less severance and ad valorem taxes) per Mmcfe for the first quarter of 1999 increased 74% compared to the first quarter of 1998. The increase in lifting costs is primarily due to:

     - the higher workover expenses, and

     - a decrease in production volumes.

     Exploration expenses totaled $1.4 million in the first quarter of 1999 and $2.1 million in the first period of 1998. This 33% decrease was due to lower dry hole expenses of $0.7 million and lower seismic expenses of $0.3 million, both of which were partially offset by higher lease rental expenses.

     General and administrative ("G&A") expenses of $1.4 million in the first quarter of 1999 decreased 26% compared to $1.9 million in the first quarter of last year. On a unit basis, G&A expenses of $0.18 per Mcfe were level with the corresponding period in 1998 because the lower G&A expenses were offset by a decline in production volumes.

     Interest and other debt expenses of $8.7 million in the first quarter of 1999 increased 7% from $8.1 million in the first quarter of 1998. The increase in interest expense resulted primarily from higher average debt levels during the current period. In addition to our 1999 interest expense of $7.4 million, we recorded non-cash charges in the first quarter of 1999 of:

     - $0.5 million for amortization of debt issuance costs,

     - $0.3 million for accretion of note discount, and

     - $0.5 million for accretion of debt valuation discount.

     Depreciation, depletion and amortization ("DD&A") expense decreased 8% from $10.9 million in the first quarter of 1998 to $10.0 million in the current period. This decrease was primarily a result of lower first quarter 1999 production partially offset by an increase in the units-of-production DD&A rate for oil and gas activities. This units-of-production DD&A rate increased from $1.00 per Mcfe in the first quarter of 1998 to $1.20 per Mcfe in the current period. This increase in rate was primarily a result of negative reserve revisions at year end 1998.

     We recognized a net loss of $11 million in the first quarter of 1999 and a net loss of $4.8 million in the same period last year. The reasons for the decline in earnings are described in the previous discussion.

     The results of operations for the quarter ended March 31, 1999 are not necessarily indicative of results to be expected for the full year.

     Years Ended December 31, 1998 and 1997. Our oil and gas revenues of $79.2 million for 1998 increased 4% compared to $75.9 million in 1997 primarily as a result of an increase in gas production 18%, which was partially offset by lower oil prices (32%) and lower gas prices (8%). The increase in gas production was primarily due to the acquisition of properties from SCANA Petroleum Resources, Inc. ("SPR") in December 1997, and drilling activities in north Louisiana.

     Interest and other income increased from $0.3 million in 1997 to $0.5 million in 1998 primarily due to business interruption insurance proceeds related to hurricane disruptions on offshore properties.

     Production expenses for 1998 increased 81% to $19.9 million from $11.0 million in the prior year, resulting primarily from the SPR properties acquired during the fourth quarter of 1997 and higher current period workover expenses. Higher-cost production from the Gulf of Mexico properties acquired in the SPR acquisition contributed to a 78% increase in lifting costs (production expenses less ad valorem and severance taxes) per Mcfe to $0.41 in 1998 as compared to $0.23 in 1997.

     Exploration expenses increased 122% from $5.4 million in 1997 to $12.0 million in 1998 due to increased dry hole, seismic and unproved property abandonment expenses and higher overhead allocated to exploration activities.

     General and administrative expenses of $7.1 million in 1998 increased 3% compared to $6.9 million last year. On a unit of production basis, general and administrative expenses were $0.19 per Mcfe in 1998 compared to $0.22 per Mcfe in 1997.

     Interest and other debt expenses of $33.3 million in 1998 increased 33% from $25.1 million in 1997. The increase in interest expense resulted primarily from higher average debt levels during the current period due to increased borrowings under our credit facility and issuance of $30 million principal amount of 10 3/8% Senior Subordinated Notes due 2006. In addition to our 1998 interest expense of $28.1 million, we recorded non-cash charges in 1998 of:

     - $2.2 million for amortization of debt issuance costs,

     - $1.0 million for accretion of note discount, and

     - $2.0 million for accretion of debt valuation discount.

     Depreciation, depletion and amortization ("DD&A") expense increased 49% from $25.9 million in 1997 to $38.6 million in 1998. This increase was a result of higher 1998 production levels and an increase in the units-of-production DD&A rate for oil and gas activities from $0.80 per Mcfe in 1997 to $1.01 in 1998.

     In 1998, under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", we recognized noncash impairment charges of $25.7 million against the carrying values of our proved and unproved oil and gas properties, aggregating $21.6 million and $4.1 million, respectively, for the year ended December 31, 1998 (see "Property Impairment under SFAS No. 121" in the "Notes to Consolidated Financial Statements" included in this prospectus).

     We recognized a net loss of $(57.0) million in 1998 and net income of $2.0 million in the prior year. The reasons for the earnings changes are described in this discussion of the years ended December 31, 1998 and 1997.

     Years Ended December 31, 1997 and 1996. Our oil and gas revenues of $75.9 million for 1997 increased 25% compared to $60.9 million in 1996. This increase occurred primarily as a result of an increase in gas production (29%), which was partially offset by lower oil prices (13%) and lower gas prices (1%). The increase in gas production is primarily due to our drilling activities in north Louisiana and the addition of one month of production from the SPR properties, partially offset by the sale of one-half of our interest in 23 wells and related facilities in the Houma Embayment in Terrebonne Parish, Louisiana in the fourth quarter of 1996.

     Interest and other income decreased 79% from $1.4 million in 1996 to $0.3 million in 1997 primarily due to higher 1996 interest income resulting from:

     - invested funds received from the sale of common stock in February 1996, and

     - gains on the sale of assets recognized in 1996.

     Production expenses for 1997 increased 3% to $11.0 million from $10.7 million in the prior year, primarily reflecting higher overall production levels. On a unit basis, lifting costs (production expenses less ad valorem and severance taxes) decreased to $0.23 per Mcfe in 1997 compared to $0.31 per Mcfe in 1996. This decrease reflects lower average costs on north Louisiana production, which is increasing in proportion to other higher cost production.

     Exploration expenses remained constant from 1996 to 1997 at $5.4 million. Increased dry hole expenses were offset by a reduction in lease rental expense reflecting the joint exploration agreement effective December 1996 in south Louisiana with The Williams Companies, Inc.

     General and administrative expenses of $6.9 million in 1997 decreased 23% compared to $9.0 million in 1996, reflecting efficiencies obtained in the realignment of the workforce. This decrease was somewhat offset by a reduction in 1997 in the level of general and administrative expenses either being capitalized or allocated to exploration expense. On a unit basis, general and administrative expenses were $0.22 per Mcfe in 1997 compared to $0.36 per Mcfe in 1996.

     Interest and other debt expenses of $25.1 million in 1997 increased 3% from $24.4 million in 1996. The increase in interest expense resulted primarily from:

     - higher average debt levels during the current period, and

     - the payment of interest associated with the settlement of a lawsuit.

These were partially offset by:

     - lower interest rates under the 10 3/8% Senior Subordinated Notes than under the 13 1/2% Senior Notes retired in October 1996, and

     - lower debt amortization expenses as a result of the refinancing of the 13 1/2% Senior Notes and the bank credit facility. See "-- Liquidity and Capital Resources".

In addition to our 1997 interest expense of $20.9 million, we recorded non-cash charges in 1997 of:

     - $1.3 million for amortization of debt issuance costs,

     - $0.9 million for accretion of note discount, and

     - $2.0 million for accretion of debt valuation discount.

     Restructuring expense in 1996 was $4.3 million. There was no restructuring expense in 1997.

     DD&A expense increased 27% from $20.4 million in 1996 to $25.9 million in 1997, primarily as a result of higher 1997 production levels. The units-of-production DD&A rate for oil and gas activities was $0.80 per Mcfe in both 1996 and 1997.

     We recognized net income of $2.0 million in 1997 and a net loss before extraordinary item of $(11.9) million in the prior year. The reasons for the earnings improvement are described in this discussion of the years ended December 31, 1997 and 1996.

LIQUIDITY AND CAPITAL RESOURCES

     General. During 1998 and through the first quarter of 1999, the oil and gas industry experienced a worldwide excess of supply over demand for oil and natural gas resulting in sharply reduced prices. As a result, many companies in the oil and gas industry, including us, experienced reduced profitability and cash flows which, in turn, created significant liquidity problems. To address these liquidity issues, we have taken the measures discussed in the following paragraphs.

     In April 1999, we entered into an Exploration and Development Agreement with Phillips relating to certain of our interests in the Bryceland, West Bryceland and Sailes fields in north Louisiana. Pursuant to the agreement, we:


     - sold approximately 114.4 Bcfe of proved reserves, including approximately
       62.6 Bcfe of proved undeveloped reserves (based on January 1, 1999 reserve estimates),


     - received an $83 million cash payment, subject to certain post-closing adjustments,

     - retained a 42 Bcf, 8-year volumetric overriding royalty interest and a 1% override on the excess of production above that royalty interest, and

     - retained 25% of our working interest in the Cotton Valley formation.

In addition, Phillips will, at its risk and expense, operate, develop, exploit and explore the properties thereby relieving us of significant operating, exploration and development costs in the future. The effective date of the transaction was May 1, 1999, and it closed on May 17, 1999. We anticipate recognition of a gain of approximately $25.5 million in the second quarter of 1999. We have not completed our analysis of the specific costs of the oil and gas properties and related accumulated depreciation, depletion and amortization being sold. Therefore, the gain is subject to further adjustment.

     In April 1999, we negotiated a private offering of the outstanding notes. The notes are:

     - secured by a first lien on substantially all of our proved oil and natural gas properties remaining after the sale to Phillips, and

     - guaranteed by three of our wholly owned subsidiaries.

With the consummation of the Phillips transaction, we were obligated to repurchase $35 million principal amount of the outstanding notes at a repurchase price equal to 104% of their principal amount. We also paid accrued and unpaid interest to the date of the repurchase. Such repurchase closed on June 30, 1999.

     Also in April 1999, we began an offer to purchase the outstanding principal amounts of our 7 7/8% Convertible Subordinated Notes due December 15, 1999 and our 8 1/2% Convertible Subordinated Debentures due April 1, 2000 at a price equal to $590 per $1,000 principal amount. On May 17, 1999, we funded the repurchase of $46.1 million aggregate principal amount of these securities.

     We used the net proceeds from the combination of these transactions and cash on hand to:

     - repay all borrowings outstanding under our credit facility of $115.5 million plus accrued interest,


     - fund cash collateral for a $1.5 million letter of credit, which letter of credit was subsequently increased to $7.5 million,


     - fund the repurchase of $46.1 million aggregate principal amount of 7 7/8% Convertible Subordinated Notes due December 15, 1999 and our 8 1/2% Convertible Subordinated Debentures due April 1, 2000 under the offer to purchase at a total cost of approximately $28.3 million, and

     - repurchase $35 million principal amount of the notes then outstanding at 104% of their principal amount.

     We will use any remaining net proceeds and cash flow from operations for general corporate purposes.

     We will recognize an extraordinary gain of approximately $11.0 million in the second quarter of 1999 related to these repurchases and refinancings.


     On June 28, 1999, the Company began an offer to exchange 15 shares of its common stock for each outstanding share of its $2.625 Convertible Exchangeable Preferred Stock. This offer expired at 12:01 a.m. New York City Time on Tuesday, July 27, 1999. Pursuant to the offer, 368,633 shares, representing approximately 21% of the shares of preferred stock outstanding prior to the offer to exchange, were tendered.



     The Company effected a 1 for 10 reverse stock split of its common stock on July 30, 1999. As a result of the reverse split and the share exchange described above, the total number of outstanding shares of its common stock was reduced from approximately 132.1 million shares to approximately 13.2 million shares.


     While industry conditions cannot be predicted with certainty and are dependent upon a number of commodity and economic factors which are beyond our control, we believe that the cash on hand subsequent to the consummation of the above transactions and the recent increase in oil and natural gas prices, if continued, will sustain our operations over the short-term. However, we will continue to have significant debt outstanding and limited ability to incur further indebtedness, which, combined with industry conditions beyond our control, may negatively affect our financial condition, results of operations and cash flows.

     Liquidity. Net cash provided by operating activities, before working capital adjustments, during the first three months of 1999 aggregated $1.6 million. Funds used in investing activities were comprised of capital expenditures of $5.8 million. As a result of these activities, cash and cash equivalents decreased from $8.4 million at December 31, 1998 to $6.7 million as of March 31, 1999. As of March 31, 1999, we had a working capital deficit of $42.2 million, compared to a working capital deficit of $37.4 million at the end of 1998.

     Capital Resources. At March 31, 1999, $111.5 million of borrowings and $1.5 million of letters of credit were outstanding under our credit facility. In April 1999, we borrowed an additional $4 million under this credit facility, raising our total outstanding borrowings to $115.5 million as of April 30, 1999. Our typical monthly cash flow cycle is such that we usually receive a substantial portion of our proceeds from operations near the end of each month. Accordingly, outstanding balances under the credit facility may be higher on any given day during the month than at the end of the month.

     After we paid all amounts outstanding under the credit facility, the credit facility was terminated. We are not likely to have access to a revolving credit facility to supplement our cash needs. The terms of the notes and subordinated obligations significantly limit our ability to incur additional funded indebtedness. Accordingly, we anticipate that we will be required to meet our obligations during the remainder of 1999 from:


     - the net proceeds of the transactions described above,

     - cash on hand, and

     - cash flows from operations.

While we anticipate that we will be able to meet our obligations in 1999, we cannot assure you that we will be able to do so.


     We had $327.9 million principal amount of debt outstanding as of March 31, 1999 ($321 million recorded on the balance sheet), requiring $29.8 million in annual cash interest payments. On a pro forma basis at March 31, 1999, we had $270 million of debt outstanding ($265 million per balance sheet presentation), which would require $32 million of annual cash interest payments. In June 1999, the Company began an offer to exchange 15 shares of its common stock for each outstanding share of its $2.625 Convertible Exchangeable Preferred Stock. This offer expired at 12:01 a.m. New York City Time on Tuesday, July 27, 1999. Approximately 368,633 shares, representing approximately 21% of the shares of preferred stock outstanding prior to the offer to exchange, were tendered in the offer. Our outstanding $2.625 Convertible Exchangeable Preferred Stock is cumulative, requiring dividends to accumulate, currently at the rate of $3.6 million annually. The preferred stock carries liquidation preferences over the Company's common stock totaling $49.8 million at March 31, 1999, including dividend arrearages. After giving effect to the exchange of 368,633 preferred shares for common stock, on August 1, 1999, the preferred stock carries liquidation preferences over the Company's common stock totaling $40.4 million, including dividend arrearages. We have not declared the quarterly dividend of $0.65625 per preferred share for February 1, 1998, May 1, 1998, August 1, 1998, November 1, 1998, February 1, 1999, May 1, 1999 and August 1, 1999, aggregating approximately $6.3 million, covering seven quarters. Further dividends are restricted under the indentures governing our 10 3/8% Senior Subordinated Notes and the new notes offered in this prospectus. If we do not pay dividends on the preferred stock for a period of six quarters, whether or not consecutive, the holders of the preferred stock, as a group, have the right to elect two additional directors to our Board of Directors.


     Capital Commitments. Our 1999 capital expenditure budget provides for:

     - $10 million to be expended on development drilling primarily in north and south Louisiana, and

     - $5 million to be expended on exploratory prospects primarily in south Louisiana, the shallow waters of the Gulf of Mexico, Texas and New Mexico.

In the first three months of 1999, we participated in drilling 2 gross (.5 net) wells, both of which wells were completed in the first quarter of 1999. As of the end of the first quarter of 1999, we were participating in the drilling of 3 gross (.7 net) wells.

     Year 2000. We have begun reviews and evaluations in response to Year 2000 issues. These issues involve the potential disruption to systems, processes, and business practices that may occur if system hardware and software utilized by us, our vendors, and our customers are unable to process year 2000 data.

     We have worked closely with our information systems and technology vendors to install updated software, where appropriate, that will be Year 2000 compliant. All of the critical Year 2000 internal systems issues have been tested and corrected, where necessary.

     We have identified those vendors and others that we believe provide material services or are vital to our business. Discussions with these companies to determine their Year 2000 readiness have begun and are expected to be completed in the third quarter 1999.

     The cost of reviewing and implementing corrective measures for Year 2000 issues to date has not been material to us and has been limited to our use and the use of vendor personnel for review and implementation of corrective measures. We do not expect the remainder of the Year 2000 review and corrective measures to involve significant costs.

     Based on assessments to date and compliance plans in progress, nothing has come to the attention of management to cause it to believe that Year 2000 issues, including the cost of implementing corrective measures, will have an adverse material impact on our business or operations. Nevertheless, as indicated above, achieving Year 2000 readiness is subject to risk and uncertainties, especially regarding third parties, and there can be no assurance we will not be negatively affected by Year 2000 issues.

     The foregoing statements are intended to be and are hereby designated "Year 2000 Readiness Disclosures" within the meaning of the Year 2000 Information and Readiness Act.

     Inflation and Changing Prices. Oil and natural gas prices, as with most commodities, are highly volatile, have fluctuated during recent years and generally have not followed the same pattern as inflation. The following table shows the changes in the average oil and natural gas prices we received during the periods indicated.

                                                           AVERAGE     AVERAGE
                                                          OIL PRICE   GAS PRICE
                                                           ($/BBL)    ($/MCF)(1)
                                                          ---------   ----------
YEAR ENDED:
December 31, 1998.......................................   $13.09       $2.09
December 31, 1997.......................................    19.34        2.27
December 31, 1996.......................................    22.11        2.30

---------------

(1) Includes the effects of our hedging activities.

MARKET RISK DISCLOSURE

     We are exposed to market risk from changes in interest rates and commodity prices. We have used our credit facility and use our senior and subordinated debt instruments to finance a significant portion of our operations (see Note
1). Our exposure to market risk for interest rates was subject to change related to our credit facility variable rate debt (see Note 1). In the normal course of business we enter into hedging transactions, including natural gas and crude oil price and basis swap agreements, to mitigate our exposure to commodity price movements, but not for trading or speculative purposes. In the first three months of 1999, we used price and basis swap agreements to reduce exposure to downward price fluctuations for our natural gas production. For debt obligations the table below presents principal cash flows and weighted average interest rates by year of maturity. For natural gas and crude oil price and basis swap agreements, the table presents notional amounts in Mmbtu's and weighted average prices for contracts in place at March 31, 1999. The information presented below should be read in conjunction with Note 4 and Note 10 to the Consolidated Financial Statements included in this prospectus. Amounts below are in thousands unless otherwise indicated.

                                                  MATURITY DATE
                             -------------------------------------------------------                           FAIR VALUE
DEBT (DOLLARS IN THOUSANDS)     1999         2000       2001       2002       2003     THEREAFTER    TOTAL      3/31/99
---------------------------  -----------   --------   --------   --------   --------   ----------   --------   ----------
Variable:
  Credit Facility 7.03%(1)
    (Maturity)............                 $111,500                                                 $111,500    $111,500
Fixed:
  13.50% (Maturity).......   $       435                                                                 435         435
  7.88% (Maturity)........        34,147                                                              34,147      20,147
  8.50% (Maturity)........                   26,856                                                   26,856      15,845
  10.38% (Maturity).......                                                              $155,000     155,000      97,650
                             -----------   --------   --------   --------   --------    --------    --------    --------
        Total Maturity....   $    34,582   $138,356                                     $155,000    $327,938    $245,577
                             ===========   ========   ========   ========   ========    ========    ========    ========
Blended weighted average
  interest rate...........          7.95%       8.5%                                       10.38%
COMMODITY PRICE DERIVATIVES
Price swaps:
  Notional amounts
    (Mmbtu's).............     5,630,000
  Weighted average price...  $      2.03
  Fair value at
    3/31/99(2)............                                                                                      $ (1,050)
Basis swaps:
  Notional amounts
    (Mmbtu's).............    10,980,000
  Margin differential(3)...  $     (0.03)
  Fair value at
    3/31/99(2)............                                                                                      $   (335)

---------------

(1) Reflects the weighted average interest rate on borrowings outstanding at March 31, 1999.

(2) Represents estimated amounts to settle the contracts at March 31, 1999.

(3) Estimated weighted average margin differential at March 31, 1999.

                   DESCRIPTION OF OUR BUSINESS AND PROPERTIES

THE COMPANY

     We are engaged in the development, exploration, acquisition and production of oil and natural gas properties, primarily in Louisiana and the shallow waters of the Gulf of Mexico. Our activities have historically been concentrated on:

     - lower-risk development drilling in north Louisiana, and

     - higher impact exploratory drilling in south Louisiana.

     As of January 1, 1999:

     - 74% of our estimated proved reserves were located in north Louisiana (59% after adjusting for the Phillips transaction),

     - we had proved reserves of 315 Bcfe (201 bcfe after adjusting for the Phillips transaction),

     - we had a PV-10 Value of $234 million, ($178 million after adjusting for the Phillips transaction),

     - we held an interest in:


      - 174,556 gross (81,054 net) developed acres,


      - 294,807 gross (90,703 net) undeveloped acres, and

      - 584 gross (224.5 net) producing wells, and

     - approximately 90% of our reserves were natural gas and 64% were proved developed (85% and 74%, respectively, after adjusting for the Phillips transaction).

     For 1998, we produced 37.8 Bcfe, and spent $57 million in capital expenditures, approximately 55% of which was spent on development activities and acquisitions.

     We continue to experience development and exploration success. In 1998, we achieved a 98% success rate on development activities and an overall success rate of 87% on the drilling of 62 total wells. We expect to spend approximately $15 million on lower-risk drilling in 1999, substantially all of which is discretionary.

     In April 1999, we entered into an exploration and development agreement with Phillips relating to our interests in the Bryceland, West Bryceland and Sailes fields in north Louisiana. As a result of this transaction, we:

     - sold 114.4 Bcfe of proved reserves, including 62.6 Bcfe of proved undeveloped reserves,

     - received an $83 million cash payment, subject to certain post-closing adjustments,

     - retained a 42 Bcf, 8-year volumetric overriding royalty interest and a 1% override on the excess production above that royalty interest, and

     - retained 25% of our working interest in the Cotton Valley formation.

In addition, Phillips will at its risk and expense, operate, develop, exploit and explore the properties thereby relieving us of significant operating, exploration and development costs in the future. The effective date of the transaction was May 1, 1999, and it closed on May 17, 1999. Following the closing of the Phillips transaction, approximately 85% of our reserves are natural gas and 74% are proved developed.


     In April 1999, we negotiated a private offering of $135 million principal amount of the outstanding notes. As required pursuant to the terms of the indenture governing the notes, we repurchased $35 million principal amount of the notes then outstanding at a repurchase price equal to 104% of their principal amount. We also paid accrued and unpaid interest to the date of the repurchase. The repurchase closed on June 30, 1999.


     Also in April 1999, we began an offer to repurchase the outstanding principal amounts of our 7 7/8% Convertible Subordinated Notes due December 15, 1999 and our 8 1/2% Convertible Subordinated

Debentures due April 1, 2000 at a price equal to $590 per $1,000 principal amount. On May 17, 1999, we funded the repurchase of $46.1 million aggregate principal amount of these securities.

     We used the net proceeds from the combination of these transactions and cash on hand to:

     - repay all borrowings outstanding under our credit facility of $115.5 million plus accrued interest,


     - fund cash collateral for a $1.5 million letter of credit which was subsequently increased to $7.5 million,


     - fund the repurchase of $46.1 million aggregate principal amount of our 7 7/8% Convertible Subordinated Notes due December 15, 1999 and our
       8 1/2% Convertible Subordinated Debentures due April 1, 2000 under the offer to purchase at a total cost of approximately $28.3 million, and

     - repurchase the $35 million principal amount of the outstanding notes at 104% of their principal amount.

     We will use any remaining net proceeds and cash flow from operations for general corporate purposes.

     We will recognize an extraordinary gain of approximately $11.0 million in the second quarter of 1999 related to these repurchases and refinancings.


     On June 28, 1999, the Company began an offer to exchange 15 shares of its common stock for each outstanding share of its $2.625 Convertible Exchangeable Preferred Stock. This offer expired at 12:01 a.m. New York City Time on Tuesday, July 27, 1999. Pursuant to the offer, 368,633 shares, representing approximately 21% of the shares of preferred stock outstanding prior to the offer to exchange, were tendered in the offer.



     The Company effected a 1 for 10 reverse stock split of its common stock on July 30, 1999. As a result of the reverse split and the share exchange described above, the total number of outstanding shares of its common stock was reduced from approximately 132.1 million to approximately 13.2 million.



     Finally, effective July 30, 1999, the Company changed its name to Contour Energy Co. and its Nasdaq ticker symbol to CONCC.


COMPETITIVE STRENGTHS

     We believe that we have the following competitive strengths.

     Balanced Portfolio of Drilling Opportunities. We hold a balanced portfolio of lower-risk development properties and higher-impact exploratory prospects. Our development properties and production attributable to the volumetric overriding royalty interest ("VORI") retained in the Phillips transaction provide us with cash flow to help support our operations and capital expenditure budget. Our exploratory prospects offer the potential for larger reserves and greater production.

     Operational Efficiencies. Substantially all of our proved reserves and a majority of our operating activities are concentrated in Louisiana and in the shallow waters of the Gulf of Mexico. We believe that this geographic focus has enabled our operating personnel to develop expertise by concentrating on areas with similar operating and technical characteristics. Additionally, the concentration of properties we operate enables us to achieve cost and operational efficiencies.

     Long-Lived Proved Reserves. Our proved reserves in north Louisiana (which currently constitute 74% of our estimated proved reserves) are long-lived and support cash flow through their low lease operating expenses and development costs. We believe the relatively long lives and low costs of our north Louisiana wells plus the cash flows provided by the VORI provide a solid base from which to pursue our acquisition and exploration strategy. As of January 1, 1999:

     - our reserves to production ratio in north Louisiana was approximately 12.0:1 (11.7:1 as adjusted for the Phillips transaction), and

     - our overall reserves to production ratio was approximately 10.2:1 (8.7:1 as adjusted for the Phillips transaction).

     High Operating Margins. Our oil and natural gas reserves are located close to pipeline transportation and key market locations. Therefore, we are generally able to command more favorable wellhead prices. Production from our south Louisiana properties generally is sold at a premium to NYMEX prices because it has a higher BTU content. In addition, production generated by the VORI is not burdened by development or lease operating costs. Our production and general and administrative expenses for 1998 were $0.53 and $0.19 per Mcfe, respectively, resulting in a cash operating margin of $1.38 per Mcfe.

     Effective Use of Technology. We apply advanced technology to lower the risks and costs of exploration and development activities. We constantly re-evaluate and refine our 3-D seismic databases to improve drilling results. These databases cover over 1,300 square miles, including all presently identified exploration prospects. We have invested in computer-aided exploration and development hardware and software. Additionally, we have an experienced technical staff, including seven engineers, five geologists and three geophysicists.

     Experienced and Proven Management Team. Our senior management team has been together since February 1996 and has extensive experience in the oil and natural gas industry. In addition, we have adopted employee incentive programs designed to align the interests of management and investors.

BUSINESS STRATEGY

     Our strategy is to increase reserves, production and cash flow in a cost-effective manner. We plan to implement this strategy through a program of balanced development and exploration activities in our current areas of operation.

     Improve Liquidity. The sale of the outstanding notes and the Phillips transaction have provided us with additional liquidity. We have historically funded our operations primarily through cash flow from operations and borrowings. As a result of sale of the outstanding notes, our ability to incur additional indebtedness is substantially limited. Therefore, in the current environment of depressed oil and natural gas prices, we will rely on the following to fund oil and natural gas development and exploitation activities and acquisitions:

     - cash on hand,

     - cash flow from operations, and

     - asset sales.

     Complete Strategic Transactions. We plan to complete sales of certain oil and natural gas assets and similar transactions to provide additional liquidity for redeployment in development and exploration projects. We expect these transactions will increase cash flow, proved reserves and production. Consistent with this strategy, we entered into the Phillips transaction.

     Focus Capital Expenditures. Following this exchange offer and to the extent capital is available, we intend to focus our capital expenditures on:

     - the development of our existing south Louisiana properties,

     - the continued development of our north Louisiana properties, and

     - exploratory drilling.

By focusing on development projects in our core areas of operation, we expect to increase our current levels of production with reduced levels of capital expenditures.

OUR HISTORY

     The Consolidation. We were formed in 1994 to consolidate the equity ownership (the "Consolidation") of Kelley Oil & Gas Partners, Ltd. ("Kelley Partners") and Kelley Oil Corporation. Before the Consolidation in 1995, Kelley Partners and Kelley Oil's developmental drilling partnership subsidiaries ("DDPs") jointly conducted drilling activities. Kelley Oil was the managing general partner of Kelley Partners. Historically, Kelley Oil participated proportionately in these operations. Kelley Partners retained one-third of its working interest in each prospect and assigned drilling rights for the balance of its interest to a DDP. In addition to serving as managing general partner of each DDP, Kelley Oil purchased for its own investment account all units in DDPs that were not already subscribed to by other investors in Kelley Partners. In the Consolidation, we acquired Kelley Oil's interests in the remaining DDPs sponsored during 1994 and 1992. These interests aggregated 92.2% and 84.3%, respectively. The Consolidation was completed on February 7, 1995 following approval by investors in Kelley Partners and Kelley Oil.

     In the Consolidation, the outstanding capital stock of Kelley Oil and units in Kelley Partners held by investors other than Kelley Oil and its subsidiaries ("Public Unitholders") were converted into:


     - 4.4 million shares of the Company's common stock,


     - 2.4 million shares of the Company's $2.625 convertible exchangeable preferred stock, and

     - 2.2 million shares of cumulative convertible preferred stock held by the Company's Employee Stock Ownership Plan ("ESOP preferred stock").

As a result of the Consolidation, Kelley Oil became our wholly owned subsidiary, and Kelley Partners became a 99.99%-owned subsidiary partnership. For financial accounting purposes, we treated the Consolidation as a purchase of the Public Unitholders' interests in Kelley Partners. In 1996, Kelley Partners was merged into the Company and each of the then outstanding shares of ESOP preferred stock was redeemed for one share of the Company's common stock.


     Effective July 30, 1999, the Company changed its name to Contour Energy Co.



     Contour Transaction. In January 1996, we entered into financing and related agreements with Contour Production Company L.L.C. Pursuant to these agreements, on February 15, 1996, Contour Production Company purchased:



     - 4.8 million newly issued shares of the Company's common stock for $48.0 million, and



     - an option to purchase an additional 2.7 million shares of the Company's common stock for $27.0 million.



Contour Production Company exercised its option on December 1, 1997. In February 1996, in connection with the first stage of Contour Production Company's investment in the Company, John F. Bookout was appointed Chairman, President and Chief Executive Officer of the Company, and certain other experienced oil industry executives were appointed to senior management positions within the Company.



     In connection with the Contour transaction, the Company also:



     - amended its Certificate of Incorporation to increase its authorized common stock from 10 million shares to 20 million shares,


     - entered into employment agreements with John F. Bookout and other new executives elected by its Board of Directors,

     - reduced the size of its Board to seven members,


     - reconstituted the Board with three continuing directors and four designees of Contour Production Company, and


     - replaced its existing lines of credit.

     Acquisition of Oil and Gas Properties. Effective as of December 1, 1997, the Company purchased substantially all of the assets of SCANA Petroleum Resources, Inc. for approximately $110 million. The assets acquired include:

     - interests in proved oil and natural gas reserves primarily located in Louisiana, the shallow waters of the Gulf of Mexico, and east Texas, and

     - exploratory leasehold acreage in those areas.


We financed this acquisition with $27 million of proceeds received upon the exercise of the Contour Production Company option and borrowings under our credit facility. In July 1998, we sold, for $17.4 million, our interests in the Waskom field (located in east Texas) acquired from SPR.


OPERATIONS AND PROPERTIES

     Operation Activities. Our production is derived primarily from:

     - two fields in the Vacherie Salt Dome region of north Louisiana,

     - south Louisiana, and

     - the shallow waters of the Gulf of Mexico.

     Development Activities. During 1998, we continued development drilling activities within our existing properties in the Vacherie Salt Dome region of north Louisiana. At December 31, 1998, approximately 71% of our proved reserves were located on 46,460 gross (21,514 net) acres in this region. In north Louisiana, we drilled or participated in drilling 44 gross (21.1 net) development wells. Of these 44 wells, 43 gross (20.7 net) were completed as producing wells. At year-end 1998, 156 locations included in the Gruy reserve report were defined as proved undeveloped locations totaling 114.6 Bcfe of reserves.


     As a part of the Phillips transaction, we sold approximately 114.4 bcfe of proved reserves, including approximately 62.6 bcfe of proved undeveloped reserves (based on January 1, 1999 reserve estimates). As a result, our remaining reserves (201 bcfe) are 74% proved developed, including those associated with the VORI.


     Exploration Activities. We focus our exploration activities primarily on our existing leaseholdings in Terrebonne and LaFourche Parishes, Louisiana. We believe these leaseholdings have, with higher risk, the potential for larger reserve and production increases than development activity in north Louisiana. Additional exploration activities include our existing blocks located in the shallow waters of the Gulf of Mexico and properties located in the Permian Basin in west Texas. We have approximately 273,460 gross undeveloped acres of exploratory properties principally in these regions on which we have identified over 30 prospective exploratory well sites. However, the number, type and timing of these proposed wells is subject to continued revision as a result of many factors, including:

     - test and drilling results on these properties and others,

     - the price of oil and natural gas,

     - availability of capital funds and drilling rigs,

     - weather, and

     - general economic factors.

See "Caution as to Forward-Looking Statements" on page 21 and "Risk Factors" beginning on page 12.

     We are utilizing sophisticated technologies to identify exploration prospects. We are also utilizing advanced geophysical techniques to continue to develop and refine interpretations of our 3-D seismic database, which covers:

     - 600 square miles, a major portion of our existing leaseholdings in Terrebonne and LaFourche Parishes, in south Louisiana,

     - 50 square miles offshore Texas, and

     - 600 square miles of our Permian Basin exploratory prospects.

     In 1998, we drilled 15 gross (5.8 net) exploratory wells, of which 8 gross (2.5 net) were completed as producing wells. Included in these amounts are 3 gross (0.8 net) exploratory wells that were drilled and completed as producing wells on acreage acquired in the SPR acquisition.

     Description of Properties. Our properties are located in:

     - Louisiana,

     - the Gulf of Mexico,

     - Texas,

     - New Mexico, and

     - Arkansas.

     As of January 1, 1999, we owned interests in a total of 584 gross (224.5 net) producing wells, accounting for 74% of our current production. We operated 298 of these wells. We also had leaseholdings covering 174,556 gross (81,054 net) developed acres and 294,807 gross (90,703 net) undeveloped acres. In May, we conveyed interests in 284 wells (127 net) to Phillips.

     As of March 31, 1999, after adjusting for the Phillips transaction:

     - approximately 85% of our proved oil and natural gas reserves was natural gas on an energy content basis, and

     - the reserves to production ratio for these properties, based on first quarter 1999 production was estimated to be 8.7.

     Significant Properties. Our natural gas properties in north Louisiana are located primarily in the Sibley and Ada fields located in the Webster and Bienville Parishes.

Our properties in south Louisiana are concentrated in these fields in Terrebonne
Parish:

     - Orange Grove/Humphreys,

     - Lirette,

     - Lake Pagie,

     - Ouiski Bayou, and

     - Bayou Sauveur (Bourg prospect).


     Production is primarily from the Hosston (north Louisiana) and Miocene (south Louisiana) formations. Our other properties are located primarily in the shallow waters of the Gulf of Mexico, south Louisiana and Texas. Substantially all of our oil and natural gas properties are pledged to secure the notes. The following table sets forth information as of the dates indicated regarding our interests by major geographic region. See "-- Estimated Proved Reserves -- Uncertainties in Estimating Reserves and Future Net Cash Flows" on page 49.

                                          PROVED RESERVES AT JANUARY 1, 1999
                                    -----------------------------------------------            PRODUCTION
                                                                     PRESENT VALUE               FOR THE
                                                                      OF ESTIMATED    YEAR ENDED DECEMBER 31, 1998
                                                                       FUTURE NET     -----------------------------
                                                           GAS            CASH                              GAS
                                      OIL       GAS     EQUIVALENT    FLOWS(1)(2)       OIL      GAS     EQUIVALENT
                                    (MBBLS)   (MMCF)     (MMCFE)     (IN THOUSANDS)   (MBBLS)   (MMCF)    (MMCFE)
                                    -------   -------   ----------   --------------   -------   ------   ----------
North Louisiana...................     604    229,565    233,189        $169,938         93     24,293     24,851
South Louisiana...................   3,735    26,555      48,965          40,369        113     4,798       5,476
Offshore..........................     475    23,976      26,826          18,955         52     5,584       5,896
Other.............................     480     3,463       6,343           5,022        117       882       1,584
                                     -----    -------    -------        --------        ---     ------     ------
        Totals....................   5,294    283,559    315,323        $234,284        375     35,557     37,807
                                     =====    =======    =======        ========        ===     ======     ======

---------------


(1) The estimates were prepared in accordance with SEC regulations using market or contract prices at the end of each reported period. Prices and operating and development costs are held constant over the estimated life of the reserves. A discount factor of 10% was used to reflect the timing of future net cash flow. See "-- Estimated Proved Reserves -- Uncertainties in Estimating Reserves and Future Net Cash Flows" and Note 12 to the financial statements included in this prospectus.


(2) Before the effects of income taxes. See "Glossary of Industry Terms".

     In April 1999, we entered into an exploration and development agreement with Phillips relating to certain of our proved behind pipe and undeveloped interests in the Bryceland, West Bryceland and Sailes fields in north Louisiana. Pursuant to the agreement, we:


     - sold approximately 114.4 Bcfe of proved reserves, including approximately
       62.6 Bcfe of proved undeveloped reserves (based on January 1, 1999 reserve estimates),


     - received an $83 million cash payment, subject to certain post-closing adjustments,

     - retained a 42 Bcf, 8-year volumetric overriding royalty interest and a 1% override on the excess production above that royalty interest, and

     - retained 25% of our working interest in the Cotton Valley formation.

In addition, Phillips will at its risk and expense, operate, develop, exploit and explore the properties thereby relieving us of significant operating, exploration and development costs in the future. The effective date of the transaction was May 1, 1999, and it closed on May 17, 1999. Following the closing of the Phillips transaction, approximately 85% of our reserves are natural gas and 74% are proved developed.

     Additional information regarding these regions is set forth below. Unless otherwise noted, acreage and well information is provided as of December 31, 1998 and reserve information is provided as of January 1, 1999.

     North Louisiana. Our reserves in this region are 64% proved developed, and our wells are typically drilled to a maximum depth of approximately 10,500 feet. Our reserves to production ratio in north Louisiana is approximately 9.4:1. Our lifting costs in this region are generally low (approximately $0.17 per Mcfe in 1998) as a result of relatively low formation pressures and minimal liquid hydrocarbon and salt water production. In the past three years, completed wells in north Louisiana had an average development cost of $0.69 per Mcfe and added gross average reserves per well of 2.4 Bcfe. At December 31, 1998, we were operating an aggregate of 222 gross (122.0 net) wells in this region and were drilling or completing 1 gross (0.34 net) well in the region, which was completed in the first quarter of 1999. Our weighted average working interest in these properties based on estimated proved reserves is approximately 51%.

     As a part of the Phillips transaction we sold 114.4 bcfe, retaining 42 bcf associated with the VORI, reducing our proved reserves in north Louisiana to 119 bcfe.

     South Louisiana. Our operations in this region primarily are focused on five fields in the Houma Embayment and Terrebonne Trough areas. These areas contain high-quality reservoir rock, which contribute to high production rates. Wells are typically drilled to a depth of approximately 11,000 to 19,000 feet. Production from our south Louisiana properties generally receives premium wellhead prices because of:

     - the proximity of the properties to transportation and market locations, and

     - the rich condensate content.

We believe these factors partially offset the higher operating costs associated with higher formation pressures, salt water disposal and inland water well locations associated with the region. At December 31, 1998, we were operating an aggregate of 23 gross (13.4 net) wells and were drilling 1 gross (0.50 net) well in this region, which was completed in the first quarter of 1999. Our weighted average working interest in these properties based on estimated proved reserves is approximately 56%.


     In 1998, the Harry S. Bourg #1 deep exploratory test was drilled to total depth. The well has been designated as a new completion in the Bayou Sauveur field. Development of the field began in the second quarter of 1999 with the drilling of the first appraisal well, the Harry S. Bourg #2, which reached total depth in August 1999. Preliminary evaluation of the well logs indicates no commercially productive zones in the Bourg #2 well bore. The well and the potential impact for the development potential of the field is currently under evaluation.


     Offshore. Our operations in this region are primarily focused in the shallow waters of the Gulf of Mexico, offshore Texas, Louisiana and Alabama. At December 31, 1998, we operated an aggregate of 34 gross (30.6 net) wells in this region and had an interest in 67 gross (37.7 net) wells with a weighted average working interest based on estimated proved reserves of approximately 74%.

JOINT VENTURE PARTNERSHIPS

     We participate in joint ventures with industry partners to accelerate the exploration and evaluation of our properties and to mitigate the risks associated with exploratory drilling projects.

     In December 1996, we entered into a joint venture with Williams Production, Gulf Coast Company, a unit of The Williams Companies, Inc., relating to our south Louisiana properties. Under the terms and conditions of this joint venture, effective December 1, 1996, Williams purchased a 50% interest in our 27,000 net acreage position in the Houma Embayment, including 50% of our interest in 23 wells and related facilities in the Orange Grove/Humphreys and Ouiski Bayou fields, for a total purchase price of $20.5 million. A portion of this purchase price was committed under the joint venture to drill up to eight exploration wells in those areas. Together with Williams, we drilled 3 gross (1.5 net) wells in south Louisiana in 1998, of which 2 gross (1.0 net) were completed and are producing and 1 gross (0.5 net) resulted in a dry hole. Pursuant to the joint venture, the Company and Williams are expected to continue exploratory drilling on these south Louisiana properties. However, our participation in drilling these wells is in our discretion.

     We are involved in other joint ventures with third-party interest holders, including:

     - Fina Oil and Chemical Company, a subsidiary of FINA, Inc., and

     - Cobra Oil and Gas Corporation.

The Fina joint venture represents a joint exploration and development agreement covering an area of mutual interest of approximately 400,000 acres in south Louisiana. The agreement provides for the parties to obtain 3-D seismic coverage over all mutually agreeable prospective lands within the area of mutual interest. To date, the Company and Fina have acquired 3-D seismic data covering approximately 450 square miles within the area of mutual interest. The Cobra program involves exploitation of approximately 68,000 acres in Texas, New Mexico, Arkansas, Louisiana and Alabama and includes 3-D seismic data covering approximately 975 square miles.

ESTIMATED PROVED RESERVES

     The following table sets forth the estimated quantities of proved and proved developed reserves of oil (including condensate and natural gas liquids) and natural gas owned by us for each of the three years in the period ended December 31, 1998. This table is based on reserve estimates prepared by Gruy.

                                                                        YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------------------
                                                             1996                1997                1998
                                                       -----------------   -----------------   -----------------
                                                         OIL       GAS       OIL       GAS       OIL       GAS
                                                       (MBBLS)   (MMCF)    (MBBLS)   (MMCF)    (MBBLS)   (MMCF)
                                                       -------   -------   -------   -------   -------   -------
PROVED RESERVES:
  Beginning balance..................................   1,387    196,273    1,466    297,634    2,953    354,867
  Revisions of previous estimates....................     (89)   (30,519)     106    21,831       (79)   (31,674)
  Purchases of reserves in place.....................      57    30,844     1,351    51,712        --         --
  Extensions and discoveries.........................     477    128,692      256    13,892     3,082      9,512
  Sale of reserves in place..........................    (134)   (4,190)       --        --      (287)   (13,589)
    Production.......................................    (232)   (23,466)    (226)   (30,202)    (375)   (35,557)
                                                        -----    -------    -----    -------    -----    -------
    Ending balance...................................   1,466    297,634    2,953    354,867    5,294    283,559
                                                        =====    =======    =====    =======    =====    =======
PROVED DEVELOPED RESERVES:
  Producing..........................................     608    113,831    1,856    180,307    1,062    129,787
  Non-producing......................................     369    59,634       576    77,493       919     59,037
                                                        -----    -------    -----    -------    -----    -------
        Total proved developed.......................     977    173,465    2,432    257,800    1,981    188,824
                                                        =====    =======    =====    =======    =====    =======

     These estimates of proved reserves were prepared in accordance with SEC regulations using market or contract prices at the end of each reported period. Prices and operating and development costs are held constant over the estimated life of the reserves.

     Estimated proved developed reserves are reserves that can be expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from:

     - new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of reserves can be estimated with reasonable certainty, or

     - existing wells where a relatively major expenditure is required for recompletion.

     Uncertainties in Estimating Reserves and Future Net Cash Flows. There are numerous uncertainties in estimating quantities of proved reserves believed to have been discovered and in projecting future rates of production and the timing of development expenditures. Many of these factors are beyond our control. The reserve data set forth in this prospectus are only estimates. Reserve estimates are inherently imprecise and may be expected to change as additional information becomes available. Furthermore, estimates of oil and natural gas reserves, of necessity, are projections based on engineering data. There are uncertainties inherent in:

     - the interpretation of this engineering data,

     - the projection of future rates of production, and

     - the timing of development expenditures.

     Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly. The accuracy of any reserve estimate depends on the quality of available data and of engineering and geological interpretation and judgment. Accordingly, different engineers or even the same engineers at different times may give very different opinions regarding:

     - estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties,

     - classifications of such reserves based on risk of recovery, and

     - estimates of the future net cash flows expected from those reserves.

     We cannot assure you that the reserves described in this prospectus will ultimately be produced or that the proved undeveloped reserves set forth in this prospectus will be developed within the periods anticipated. It is likely that there will be material variances from the estimates given in this prospectus. In addition, the estimates of future net cash flows from our proved reserves and the present value of these cash flows are based upon certain assumptions about future production levels, prices and costs that may not be correct when judged against actual future experience. We emphasize that the estimated future net cash flows prepared by independent petroleum engineers should not be construed as representative of the fair market value of our proved reserves. These estimated future net cash flows are based upon projected cash flows which do not provide for changes in oil and natural gas prices from those in effect on the date indicated or for increased expenses and capital costs after that date. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual results will differ, and are likely to greatly differ, from the results estimated. Accordingly, you are cautioned not to place undue reliance on the reserve data included in this prospectus.

     We have not filed any estimates of reserves with any federal authority or agency during the past year other than estimates contained in filings with the SEC.

PRODUCTION, PRICE AND COST HISTORY


     The following table includes production data, average sales prices, average production expenses and general and administrative expenses attributable to our properties for 1996, 1997 and 1998. Detailed additional information concerning our oil and natural gas production activities is contained in the Supplementary Information in Note 12 to the financial statements included in this prospectus.


                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996      1997      1998
                                                              -------   -------   -------
PRODUCTION DATA:
  Oil and other liquid hydrocarbons (Mbbls).................      232       226       375
  Natural gas (Mmcf)........................................   23,466    30,202    35,557
  Natural gas equivalent (Mmcfe)............................   24,858    31,558    37,807
AVERAGE SALES PRICE PER UNIT:
  Oil and other liquid hydrocarbons (per Bbl)...............  $ 22.11   $ 19.34   $ 13.09
  Natural gas (per Mcf)(1)..................................     2.30      2.27      2.09
  Natural gas equivalent (per Mcfe)(1)......................     2.37      2.31      2.10
AVERAGE PRODUCTION EXPENSES (PER MCFE)......................  $  0.43   $  0.35   $  0.53
GENERAL AND ADMINISTRATIVE EXPENSES (PER MCFE)..............  $  0.36   $  0.22   $  0.19

---------------

(1) Includes the effects of our hedging activities.

PRODUCTIVE WELLS AND ACREAGE

     As of December 31, 1998, we had leaseholdings comprising 174,556 gross (81,054 net) developed acres and 294,807 gross (90,703 net) undeveloped acres, all located within the continental United States. The oil and natural gas leases in which we have an interest are for varying primary terms and many, particularly in south Louisiana, require the payment of delay rentals in lieu of drilling operations. In north Louisiana, most of our leasehold interests are held by production. This means that as long as oil or natural gas is produced from the properties covered by these leases, the leases continue indefinitely. The leases may be surrendered at any time by notice to the lessors, by the cessation of production or by failure to make timely payment of delay rentals, if applicable.

     The following table details our ownership interests in our leaseholds as of December 31, 1998.

                                                  DEVELOPED(1)             UNDEVELOPED(2)
                                             -----------------------   -----------------------
                                             GROSS ACRES   NET ACRES   GROSS ACRES   NET ACRES
                                             -----------   ---------   -----------   ---------
Louisiana..................................     78,683      33,085       234,427      70,112
Texas......................................     24,055       4,366        19,429       3,162
Offshore...................................     58,840      38,772         2,830       1,054
Other states...............................     12,978       4,831        38,121      16,375
                                               -------      ------       -------      ------
          Total............................    174,556      81,054       294,807      90,703
                                               =======      ======       =======      ======

---------------

(1) Acres spaced or assignable to productive wells.

(2) Acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether that acreage contains proved reserves.

     As of December 31, 1998, we had working interests in 514 gross (213.0 net) productive natural gas wells and 70 gross (11.5 net) productive oil wells, including producing wells and wells capable of production. In May 1999, we conveyed interests in 284 gross wells (127 net) to Phillips and reduced our net developed acreage by 11,930 acres.

EXPLORATION AND DEVELOPMENT

     The following table illustrates the number of gross and net productive and dry exploratory and development wells we have drilled.

                                                       YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------
                                                1996            1997            1998
                                            -------------   -------------   -------------
                                            GROSS    NET    GROSS    NET    GROSS    NET
                                            -----   -----   -----   -----   -----   -----
NORTH LOUISIANA:
  Exploratory wells:
     Oil..................................   --        --    --        --    --        --
     Natural gas..........................   --        --    --        --     2      0.72
     Dry..................................   --        --    --        --    --        --
                                             --     -----    --     -----    --     -----
          Total...........................   --        --    --        --     2      0.72
                                             ==     =====    ==     =====    ==     =====
  Development wells:
     Oil..................................    1      0.03    --        --    --        --
     Natural gas..........................   65     31.63    82     34.96    43     20.68
     Dry..................................    3      1.74    --        --     1      0.46
                                             --     -----    --     -----    --     -----
          Total...........................   69     33.40    82     34.96    44     21.14
                                             ==     =====    ==     =====    ==     =====
  Total north Louisiana:
     Producing............................   66     31.66    82     34.96    45     21.40
     Dry..................................    3      1.74    --        --     1      0.46
                                             --     -----    --     -----    --     -----
          Total...........................   69     33.40    82     34.96    46     21.86
                                             ==     =====    ==     =====    ==     =====
SOUTH LOUISIANA AND OTHER:
  Exploratory wells:
     Oil..................................   --        --    --        --    --        --
     Natural gas..........................   --        --     9      3.50     6      1.81
     Dry..................................   --        --     1      0.50     7      3.22
                                             --     -----    --     -----    --     -----
          Total...........................   --        --    10      4.00    13      5.03
                                             ==     =====    ==     =====    ==     =====
  Development wells:
     Oil..................................   --        --    --        --     3      0.04
     Natural gas..........................   --        --    --        --    --        --
     Dry..................................   --        --    --        --    --        --
                                             --     -----    --     -----    --     -----
          Total...........................   --        --    --        --     3      0.04
                                             ==     =====    ==     =====    ==     =====
  Total south Louisiana and other:
     Producing............................   --        --     9      3.50     9      1.85
     Dry..................................   --        --     1      0.50     7      3.22
                                             --     -----    --     -----    --     -----
          Total...........................   --        --    10      4.00    16      5.07
                                             ==     =====    ==     =====    ==     =====

     As of December 31, 1998, we had 1 gross (0.34 net) development well in progress in north Louisiana and 1 gross (0.50 net) exploratory well in progress in south Louisiana. Subsequent to year-end 1998, the south Louisiana exploratory well (Bourg discovery) was completed as a well.

MARKETING OF OIL AND NATURAL GAS

     We do not refine or process any of the oil and natural gas we produce. Substantially all of our natural gas is sold under:

     - term contracts,

     - contracts providing for periodic price adjustments, or

     - in the spot market.

     Our revenue streams are therefore sensitive to changes in current market prices. Our sales of oil, condensate and natural gas liquids generally are made at prices related to posted field prices.

     In addition to marketing our natural gas production, we:

     - secure gas transportation arrangements,

     - provide nomination and gas control services,

     - supervise gas aggregation operations, and

     - perform revenue receipt and disbursement services, as well as regulatory filing, recordkeeping, inspection, testing, monitoring and marketing functions.

     We believe that our activities are not currently restrained by a lack of adequate transportation systems or system capacity. We do not anticipate any significant disruption in available transportation for our production. However, we cannot give you any assurance that we will not encounter these difficulties in the future. In that event, we would be forced to seek alternate sources of transportation and may face increased costs.

HEDGING OF NATURAL GAS

     To reduce exposure to downward price fluctuations on our natural gas production, we periodically use:

     - forward sales contracts,

     - natural gas and crude oil price swap agreements,

     - natural gas basis swap agreements, and

     - options.

     We do not engage in speculative transactions. During 1998, we used price and basis swap agreements to hedge our exposure to possible declines in natural gas prices. Additional information concerning our hedging activities during 1998 is set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 31 and in Note 10 to the financial statements included in this prospectus.

COMPETITION

     We operate in a highly competitive environment with respect to:

     - acquiring reserves,

     - marketing oil and natural gas, and

     - securing trained personnel.

     Many of our larger competitors have greater financial and personnel resources than we have available. These competitors may be able to pay more for productive oil and natural gas properties and to define, evaluate, bid for and purchase a greater number of properties than we can. Our ability to acquire additional reserves in the future will depend on our ability to evaluate and select suitable properties and to complete transactions in a highly competitive environment. In addition, substantial competition exists for capital available for investment in the oil and natural gas industry. We cannot assure you that we will be able to compete successfully in the future in:

     - acquiring reserves,

     - developing reserves,

     - marketing hydrocarbons,

     - attracting and retaining quality personnel, or

     - raising additional capital.

TITLE TO PROPERTIES

     Our properties are mortgaged to secure the outstanding notes and, following this exchange offer, will be mortgaged to secure the new notes. In addition, our properties are subject to:

     - royalty interests,

     - liens incident to operating agreements,

     - liens for current taxes, and

     - other customary burdens, including other mineral encumbrances and restrictions.

     We do not believe that any mortgage, lien or other burden materially interferes with the use of our properties in the operation of our business.

     We believe that we have satisfactory title to or rights in all of our producing properties. As is customary in the oil and natural gas industry, minimal investigation of title is made at the time we acquire undeveloped properties. Title investigation is made, and title opinions of local counsel are generally obtained, before (i) we begin drilling operations or (ii) when we prepare division orders when production is obtained and the revenues are allocated.

EMPLOYEES

     As of June 30, 1999, we had 54 permanent employees. Our staff includes employees experienced in:

     - acquisitions,

     - geology,

     - geophysics,

     - petroleum engineering,

     - land acquisition, and

     - management, finance and accounting.

     None of our employees is represented by a union. We have not experienced an interruption in our operations due to any labor dispute. We believe that our working relationships with our employees are satisfactory.

REGULATION

     Our operations are subject to extensive and continually changing regulation because legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in large penalties. The regulatory burden on this industry increases our cost of doing business and, therefore, affects our profitability. However, we do not believe that we are affected in a significantly different way by these regulations than our competitors are. Because of the many complex federal and state statutes and regulations that may affect us, you should not rely upon the following discussion of these statutes and regulations as a complete review of all matters affecting our operations.

Transportation and Production

     Transportation and Sale of Oil and Natural Gas. We can make sales of oil, natural gas and condensate at market prices which are not subject to price controls at this time. The price that we receive from the sale of these products is affected by our ability to transport and the cost of transporting these products to market. Under applicable laws, the Federal Energy Regulatory Commission ("FERC") regulates:

     - the construction of natural gas pipeline facilities, and

     - the rates for transportation of these products in interstate commerce.

     Our sales of natural gas are affected by the availability, terms and cost of pipeline transportation. The price and terms for access to pipeline transportation remain subject to extensive federal and state regulation. Several major regulatory changes have been implemented by Congress and the FERC from 1985 to the present. These changes affect the economics of natural gas production, transportation and sales. In addition, the FERC is continually proposing and implementing new rules and regulations affecting these segments of the natural gas industry that remain subject to the FERC's jurisdiction. The most notable of these are natural gas transmission companies.

     The FERC's more recent proposals may affect the availability of interruptible transportation service on interstate pipelines. These initiatives may also affect the intrastate transportation of gas in some cases. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry. These initiatives generally reflect more light-handed regulation of the natural gas industry. The ultimate impact of the complex rules and regulations issued by the FERC since 1985 cannot be predicted. In addition, some aspects of these regulatory developments have not become final but are still pending judicial and FERC final decisions. We cannot predict what further action the FERC will take on these matters. However, we do not believe that any action taken will affect us much differently than it will affect other natural gas producers, gatherers and marketers with which we compete.

     The Outercontinental Shelf Lands Act requires that all pipelines operating on or across the Outer Continental Shelf provide open-access, non-discriminatory service. The FERC has chosen not to impose regulations on gatherers and other non-jurisdictional entities under Order No. 509, in which the FERC implemented the Outercontinental Shelf Lands Act. However, the FERC has retained the authority to exercise jurisdiction over those entities if necessary to permit non-discriminatory access to service on the Outer Continental Shelf.

     Effective as of January 1, 1995, the FERC implemented regulations establishing an indexing system for transportation rates for oil. These regulations could increase the cost of transporting oil to the purchaser. We do not believe that these regulations will affect us any differently than other oil producers and marketers with which we compete.

     Regulation of Drilling and Production. Our drilling and production operations are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. Among other matters, these statutes and regulations govern:

     - the amounts and types of substances and materials that may be released into the environment,

     - the discharge and disposition of waste materials,

     - the reclamation and abandonment of wells and facility sites, and

     - the remediation of contaminated sites,

     and require:

     - permits for drilling operations,

     - drilling bonds, and

     - reports concerning operations.

     The federal leases are administered by the Bureau of Land Management and the Minerals Management Service. The Bureau of Land Management, the Minerals Management Service and the Bureau of Indian Affairs are administered by the federal Department of the Interior. These leases contain relatively standard terms and require compliance with detailed Minerals Management Service and Bureau of Land Management regulations and orders, which are subject to change. In addition to permits required by other federal agencies (such as the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency), lessees must also obtain a permit from the Minerals Management Service or the Bureau of Land Management prior to beginning offshore or onshore drilling.

     The Minerals Management Service has put in place regulations which require offshore production facilities located on the Outer Continental Shelf to meet stringent engineering and construction specifications. The Minerals Management Service also has regulations restricting the flaring or venting of natural gas, and has proposed to amend such regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization. Similarly, the Minerals Management Service has promulgated other regulations governing plugging and abandonment of wells located offshore and the removal of all production facilities.

     To cover the various obligations of lessees on the Outer Continental Shelf, the Minerals Management Service generally requires that lessees have a substantial net worth or post bonds or other acceptable assurances that such obligations will be met. Under certain circumstances, the Minerals Management Service may require any of our operations on federal leases to be suspended or terminated. Any such suspension or termination could significantly and negatively affect our financial condition, cash flows and operations.

     States in which we own and operate properties have varying laws and regulations governing conservation matters, including:

     - provisions for the unitization or pooling of oil and natural gas properties,

     - the establishment of maximum rates of production from oil and natural gas wells, and

     - the regulation of the spacing, plugging and abandonment of wells.

Many states also restrict production to the market demand for oil and natural gas, and several states have indicated interest in revising applicable regulations. The effect of these regulations is to limit the amount of oil and natural gas we can produce from our wells and to limit the number of wells or the locations at which we can drill. In addition, each state generally imposes an ad valorem, production or severance tax with respect to the production and sale of oil, natural gas and gas liquids within its jurisdiction.

Environmental Regulations

     General. Our operations are affected by the various state, local and federal environmental laws and regulations, including the:

     - National Environmental Policy Act,

     - Clean Air Act,

     - Oil Pollution Act of 1990,

     - Federal Water Pollution Control Act,

     - Resource Conservation and Recovery Act ("RCRA"),

     - Toxic Substances Control Act, and

     - Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA").

These laws and regulations govern the discharge of materials into the environment or the disposal of waste materials, or otherwise relate to the protection of the environment. In particular, the following activities are subject to stringent environmental regulations:

     - drilling,

     - development and production operations,

     - activities in connection with storage and transportation of oil and other liquid hydrocarbons, and

     - use of facilities for treating, processing or otherwise handling hydrocarbons and wastes.

Violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases our overall cost of business. The increased costs cannot be easily determined. Such areas affected include:

     - unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water,

     - capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes, and

     - capital costs to construct, maintain and upgrade equipment and facilities and remediate, plug and abandon inactive well sites and pits.

     Environmental regulations historically have been subject to frequent change by regulatory authorities. Therefore, we are unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on our operations. However, we do not believe that changes to these regulations will have a significant negative affect on our competitive position because our competitors will be similarly affected.

     A discharge of hydrocarbons or hazardous substances into the environment could subject us to substantial expense, including both the cost to comply with applicable regulations pertaining to the clean up of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. We maintain insurance, which may provide some protection against certain types of environmental liabilities. However, we cannot predict the coverage of such insurance and the amount of protection afforded by it with respect to any particular possible environmental liability. This insurance may not be adequate to protect us from substantial expense.

     The Oil Pollution Act and regulations thereunder impose a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A "responsible party" includes the owner or operator of an onshore facility, vessel or pipeline, or the lessee or permittee of the area in which an offshore facility is located. The Oil Pollution Act assigns liability to each responsible party for oil removal costs and a variety of public and private damages. The Oil Pollution Act also requires certain categories of responsible parties to maintain evidence of financial responsibility to cover liabilities related to a crude oil spill. The Federal Water Pollution Control Act imposes restrictions and strict controls regarding the discharge of produced waters and other oil and natural gas wastes into navigable waters. State laws for the control of water pollution also provide varying civil, criminal and administrative penalties and impose liabilities in the case of a discharge of petroleum or its derivatives, or other hazardous substances, into state waters. In addition, the U.S. Environmental Protection Agency ("EPA") has promulgated regulations that require many oil and natural gas production operations to obtain permits to discharge storm water runoff.

     The Clean Air Act requires or will require most industrial operations in the United States to incur capital expenditures in order to meet air emission control standards developed by the EPA and state environmental agencies. Although no assurances can be given, we believe Clean Air Act requirements will not have a material adverse effect on our financial condition or results of operations.

     RCRA is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either:

     - a "generator" or "transporter" of hazardous waste, or

     - an "owner" or "operator" of a hazardous waste treatment, storage or disposal facility.

At present, RCRA includes a statutory exemption that allows oil and natural gas exploration and production wastes to be classified as non-hazardous waste. As a result, we are not subject to many of RCRA's requirements because our operations generate minimal quantities of hazardous wastes.

     CERCLA, also known as "Superfund", imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include:

     - the "owner" or "operator" of the site where hazardous substances have been released, and

     - companies that disposed or arranged for the disposal of the hazardous substances found at the site.

CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of our ordinary operations, we may generate waste that may fall within CERCLA's definition of a "hazardous substance". As a result, we may be jointly and severally liable under CERCLA or under analogous state laws for all or part of the costs required to clean up sites at which such wastes have been disposed. We currently own or lease, and have in the past owned or leased, numerous properties that for many years have been used for the exploration and production of oil and natural gas. Although we have utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose actions with respect to the treatment and disposal or release of hydrocarbons or other wastes were not under our control. These properties and wastes disposed thereon may be subject to the corrective action or remediation requirements imposed by CERCLA, RCRA and analogous state laws. Under such laws, we could be required to:

     - remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators,

     - clean up contaminated property, including contaminated groundwater, or

     - perform remedial plugging operations to prevent future contamination.

We could also be subject to other damage claims by governmental authorities or third parties related to such contamination.

                                   MANAGEMENT

     Set forth below are the names, ages and positions of the Company's executive officers and directors. All directors are elected for a term of one year and serve until their successors are duly elected and qualified. All executive officers hold office until their successors are duly appointed and qualified or their earlier resignation or removal.

John F. Bookout................   President, Chief Executive Officer and Chairman of the
                                  Board
Dallas D. Laumbach.............   Senior Vice President -- Exploration and Production
                                  (retired effective June 15, 1999)
Rick G. Lester.................   Senior Vice President and Chief Financial Officer
John J. Conklin, Jr. ..........   Director
Ralph P. Davidson..............   Director
Adam P. Godfrey................   Director
William J. Murray..............   Director
Ogden M. Phipps................   Director
Ward W. Woods..................   Director

     John F. Bookout, age 76, has served as Chairman of the Board, President and Chief Executive Officer since February 1996. He was appointed to these positions in connection with the Contour transaction. He had served as Chairman of the Board and President of Contour Production Company since its formation in 1993. Before joining Contour Production Company as a founder, Mr. Bookout served in positions of increasing responsibility for 38 years at Shell Oil Company, starting in 1950 as a geologist and culminating as President, Chief Executive Officer and a director from 1976 through June 1988. From 1988 through 1993, he served as a member of the Supervisory Board of Royal Dutch Petroleum. He currently serves on the board of trustees of the United States Counsel for International Business and various civic and educational bodies.


     Dallas D. Laumbach, age 62, has served as Senior Vice
President -- Exploration and Production since February 1996. He served as Senior Vice President of Contour Production Company from December 1993 to February 1996. Before joining Contour Production Company, Mr. Laumbach served in positions of increasing responsibility at Shell Oil Company, concluding as Manager -- Business Development within the exploration and production segment. Mr. Laumbach retired effective June 15, 1999.


     Rick G. Lester, age 47, was elected Senior Vice President and Chief Financial Officer by our Board in October 1998. Previously, he was Vice President and Chief Financial Officer of Domain Energy Corporation from 1996 until 1998 and was with Tenneco Inc. from 1981 to 1996.

     John J. Conklin, Jr., age 68, has served as a director of the Company or its predecessor since November 1993. Mr. Conklin has been a private investor since his retirement in 1989 as a senior partner of Conklin, Cahill & Co., a member firm of the New York Stock Exchange, where he was active for over 35 years. He has also served as a member of the Board of Governors of the New York Stock Exchange, the Board of Directors of the New York Futures Exchange and the National Market Advisory Board.

     Ralph P. Davidson, age 71, served as our Chairman of the Board from October 1995 through February 1996 and has served as a director of the Company or its predecessor since November 1993. Mr. Davidson provides consulting services to nonprofit organizations as President of Davidson Associates. From 1980 through 1987, he was Chairman of the Board of Time, Inc., where he spent 21 years with Time Magazine in various executive capacities. Mr. Davidson is a member of the Board of Trustees of Phoenix House, the National Council for Adoption, the Emeritus Foundation and The American University in Bulgaria.

     Adam P. Godfrey, age 36, has served as a director of the Company since March 19, 1998. Since January 1, 1998, he has been the sole shareholder and president of a corporation that serves as a manager of the limited liability company that is the general partner of Bessemer Holdings, L.P. and other affiliated investment partnerships including the investment partnerships that comprise the BH Group. The

BH Group owns a majority of the membership interests in Contour Production Company. Mr. Godfrey is also the sole shareholder and president of a corporation that is a general partner of Bessemer Partners & Co., an affiliate of Bessemer Holdings, L.P. From July 1993 to December 1997, Mr. Godfrey was a principal with Bessemer Partners & Co., and a member of the general partner of Bessemer Holdings, L.P. Mr. Godfrey is a director of several private companies.


     William J. Murray, age 84, has served as a director of the Company or its predecessor since March 1984. Mr. Murray has been an independent petroleum consultant for more than the past five years. He served on the Texas Railroad Commission for 16 years, during six of which he served as Chairman. Mr. Murray currently serves on a number of industry committees, including as Chairman of the Industry Advisory Committee on Natural Gas Ratable Take and Chairman of the Industry Voluntary Allocation Committee.

     Ogden M. Phipps, age 58, has served as a director of the Company since his election in February 1996. He was Chairman of the Board of Bessemer Securities Corporation from 1982 through 1994 and of The Bessemer Group, Incorporated from 1991 through 1994. Mr. Phipps continues to serve as a director of Bessemer Securities Corporation and The Bessemer Group, Incorporated and is also a manager of Bessemer Securities, LLC. Bessemer Securities Corporation is the principal limited partner of Bessemer Holdings, L.P. Bessemer Securities Corporation and Bessemer Securities, LLC are principal limited partners in another partnership in the BH Group. He also serves as a director of several private companies and an officer and director of several nonprofit organizations.

     Ward W. Woods, age 56, has served as a director of the Company since his election in February 1996. Since 1989, he has been the sole stockholder and president of corporations that serve as the managing general partner or principal manager of the general partner of Bessemer Holdings, L.P. and other affiliated investment partnerships including those comprising the BH Group. He is also the sole stockholder and president of a corporation that is a managing general partner of Bessemer Partners & Co. Mr. Woods is the President and Chief Executive Officer of Bessemer Securities, LLC and Bessemer Securities Corporation, which he joined in 1989. He is a director of Boise Cascade Corporation and several private companies.

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following summary compensation table sets forth compensation paid during the last three fiscal years to the Company's Chief Executive Officer and the Company's other executive officers whose compensation exceeded $100,000 (the "Named Executive Officers").


                                                                           LONG TERM
                                                                          COMPENSATION
                                                ANNUAL COMPENSATION(1)       AWARDS
                                                -----------------------   ------------    ALL OTHER
                                                 SALARY                   OPTIONS/SAR    COMPENSATION
NAME AND PRINCIPAL POSITION              YEAR      ($)      BONUS($)(5)    AWARDS(#)        ($)(2)
---------------------------              ----   ---------   -----------   ------------   ------------
David C. Baggett(4)(6).................  1998    126,666      77,344             --          8,284
  Former Senior Vice President and       1997    148,000          --         57,500          9,500
  Chief Financial Officer                1996         --          --             --             --
Thomas E. Baker(7).....................  1998     91,538      76,834          9,800          3,991
  Former General Counsel and             1997    175,000          --             --          9,500
  Corporate Secretary                    1996     80,681          --             --          3,500
John F. Bookout(3).....................  1998    800,000          --             --         10,000
  Chairman, President and CEO            1997    800,000          --             --          8,000
                                         1996    700,000          --             --          2,667
Dallas D. Laumbach(3)..................  1998    190,000          --             --         10,000
  Senior Vice President --               1997    190,000          --             --          9,500
  Exploration and Production             1996    166,250          --         86,250          3,800
Rick G. Lester(6)......................  1998     43,750      50,000         38,100          2,625
  Senior Vice President and
  Chief Financial Officer
William C. Rankin(3)(4)................  1997     37,500          --             --        167,063
  Former Senior Vice President and       1996    144,375          --         86,250          3,300
  Chief Financial Officer


---------------

(1) Perquisites and other benefits did not exceed 10% of any named officer's total annual salary and bonus and therefore are excluded.

(2) Amounts include matching contributions by the Company to the named executive officer's 401(k) account.

(3) In February 1996, Mr. Bookout was appointed Chairman, President and CEO of the Company. Mr. Laumbach was appointed Senior Vice President -- Exploration and Production, and Mr. Rankin was appointed Senior Vice President and Chief Financial Officer.

(4) In March 1997, Mr. Baggett was appointed Senior Vice President and Chief Financial Officer after Mr. Rankin left the employment of the Company. Mr. Rankin was paid $165,000 in severance payments in accordance with his employment agreement.

(5) Amounts include annual performance awards granted in respect of 1997 and paid in 1998 under the 1997 Annual Long-Term Incentive-Performance Plan.

(6) In October 1998, Mr. Lester was appointed Senior Vice President and Chief Financial Officer after Mr. Baggett left the employment of the Company.

(7) Mr. Baker resigned as an employee on July 31, 1998 and his option terminated, and as General Counsel and Corporate Secretary on March 3, 1999.

STOCK OPTION PLANS

     The Company maintains stock option plans providing for the authority to grant options intended to be:

     - not qualified under section 422 of the Internal Revenue Code of 1986, as amended,

     - qualified under section 422 of the Internal Revenue Code, or

     - either not qualified or qualified.

Stock option plans covering the grant of qualified stock options only were adopted in:


     - 1987 (the "1987 Plan"), covering the grant of options for 50,000 shares of the Company's common stock,

     - 1991 (the "1991 Plan"), covering the grant of options for 50,000 shares of the Company's common stock,

     - 1995 (the "1995 Plan"), covering the grant of options for 150,000 shares of the Company's common stock, and

     - 1996 (the "1996 Plan"), covering the grant of options for 100,000 shares of the Company's common stock.

     In February 1996, a stock option plan covering the grant of non-qualified stock options only (the "1996 NQSO Plan") was adopted in accordance with the terms of the Contour Agreements and provides for the grant of options to purchase a total of 250,000 shares of the Company's common stock to senior executives designated by Mr. Bookout.

     In March 1997, our Board of Directors adopted, subject to stockholder approval, our 1997 Annual and Long-Term Incentive-Performance Plan (the "1997 Plan"). Our stockholders approved the 1997 Plan on May 29, 1997. The 1997 Plan amended the 1996 Plan in its entirety, with effect from January 1, 1997, except as to the 1,000 outstanding grant of options. Awards granted under the 1997 Plan may be:


     - annual performance awards,

     - stock options designated as either non-qualified stock options or qualified stock options, or

     - other forms of stock-based performance awards.

The total number of shares authorized for issuance under the 1997 Plan is 4,200,000 shares.

     The exercise price for non-qualified stock options granted under the 1997 Plan and qualified stock options are fixed either by the Compensation Committee of the Board or the Board at the fair market value of our common stock at the time of the grant. Options granted under the 1987, 1991 and 1995 Plans are exercisable during the term of the optionee's employment and three years thereafter for up to ten years from the date of grant. Options granted under the 1996 Plan, the 1996 NQSO Plan, and the 1997 Plan are exercisable after vesting (generally, at the annual rates of 100%, 33 1/3%, 25%, respectively) during the term of the optionee's employment and six months thereafter for up to ten years from the date of grant. The exercise price for options granted under the 1996 NQSO Plan was fixed in the plan. The qualified stock option plans and 1996 NQSO Plan will terminate upon the earlier of (i) the date on which all shares available for issuance have been issued upon the exercise of options granted thereunder, or (ii) ten years from the date of adoption. Under the 1997 Plan, no award may be granted after May 29, 2001.


     Under the 1987 Plan, options were granted to purchase a total of 18,500 shares of common stock of Kelley Oil Corporation (the Company's predecessor) at $11.00 per share during 1988 and 31,500 shares at $20.00 per share during 1989.


     Under the 1991 Plan, options were granted to purchase a total of:


     - 21,900 shares of Kelley Oil's common stock at $76.25 per share during 1991,

     - 1,500 shares of Kelley Oil's common stock at $70.00 per share during 1993,

     - 26,600 shares of the Company's common stock at $23.75 per share during 1995, and

     - 1,400 shares of the Company's common stock at $21.88 per share during 1997.

The options granted under the 1991 Plan with an exercise price of $76.25 and $70.00 per share were repriced in 1995, to the extent then outstanding, at $41.25 per share.

     Under the 1995 Plan, options to purchase a total of 150,000 shares of the Company's common stock were granted during 1995 at exercise prices ranging from $17.50 to $23.75 per share. Under the 1996 Plan, options were granted to purchase a total of 2,000 shares of the Company's common stock at $27.85 per share during 1996, and 2,500 shares of common stock at $25.63 per share in February 1997.


     Under the 1996 NQSO Plan, options were granted to purchase a total of:


     - 250,000 shares of the Company's common stock at the exercise price of $10.00 per share in 1996,



     - 57,500 shares of the Company's common stock at $10.00 per share in 1997, and



     - 38,100 shares of the Company's common stock at $10.00 per share in 1998.



     Under the 1997 Plan, non-qualified stock options were granted in 1997 to purchase a total of 44,250 shares of the Company's common stock at prices ranging from $25.63 to $32.50 per share. In 1998, non-qualified stock options under the 1997 Plan were granted to purchase a total of 72,700 shares of the Company's common stock at prices ranging from $6.88 to $22.19 per share.


     Options were exercised for a total of:


     - 27,217 shares in 1998,



     - 41,540 shares in 1997, and



     - 3,560 shares in 1996,



at prices from $10.00 to $23.75 per share during 1997.


     At December 31, 1998, the following options were issued and outstanding to purchase shares of our common stock:


     - 11,100 shares under the 1987 Plan,



     - 44,821 shares under the 1991 Plan,



     - 139,380 shares under the 1995 Plan,



     - 1,000 shares under the 1996 Plan,



     - 168,017 shares under the 1996 NQSO Plan, and



     - 85,350 shares under the 1997 Plan,



for a total of 449,667 shares of our common stock subject to options under all of the plans.


     Mr. Bookout has not participated in any of the stock option plans or in the 1997 Plan.

     The following table provides information about non-qualified stock options granted during 1998 under the 1996 NQSO Plan and the 1997 Plan to the following Named Executive Officers.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                                              INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                         -----------------------------------------------------------       VALUE AT ASSUMED
                          NUMBER OF      % OF TOTAL                                     ANNUAL RATES OF STOCK
                          SECURITIES    OPTIONS/SARS                                    PRICE APPRECIATION FOR
                          UNDERLYING     GRANTED TO    EXERCISE OR                          OPTION TERM(1)
                         OPTIONS/SARS   EMPLOYEES IN   BASE PRICE                       ----------------------
NAME                       GRANTED      FISCAL YEAR      ($/SH)      EXPIRATION DATE      5%($)       10%($)
----                     ------------   ------------   -----------   ---------------    ---------    ---------
Rick G. Lester.........     38,100(2)      34.39%         10.00        10/19/2008        239,609      607,216
Thomas E. Baker........      9,800(3)       8.84%         22.19        07/31/1998(3)     136,748(3)   346,547(3)


---------------

(1) Potential realizable value is based on an assumption that the stock price of the Company's common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the 10-year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company's future stock price growth, which is dependent on future performance and stock market conditions.

(2) This was granted on October 19, 1998 by the Board in accordance with the 1996 NQSO Plan.

(3) This was granted on March 19, 1998 in accordance with the 1997 Plan; Mr. Baker resigned as an employee on July 31, 1998, and the option terminated on that date.

     The following table sets forth information on stock options exercised in 1998, unexercised stock options held, and option values held by the Named Executive Officers as of December 31, 1998.

AGGREGATE OPTION EXERCISES IN 1998 AND 1998 YEAR END OPTION VALUES


                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                             SHARES                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                           ACQUIRED ON      VALUE       OPTIONS AT YEAR END(#)            AT YEAR END($)
NAME                       EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
----                       -----------   -----------   -------------------------   ----------------------------
David C. Baggett.........     19,167       75,239          None/None(2)                  --/--
Thomas E. Baker..........    None              --         2,950/None(2)                 --(3)/--
John F. Bookout..........    None              --           None/None                    --/--
Dallas D. Laumbach.......    None              --         57,500/28,750               --(3)/--(3)
Rick G. Lester...........    None              --          None/38,100                  --/--(3)


---------------

(1) Calculated utilizing the closing price of the Company's common stock listed on the NASDAQ National Market System on December 31, 1998.


(2) Mr. William C. Rankin left the employment of the Company in March 1997 and at such time, forfeited 57,500 options in accordance with the terms and conditions of the 1996 NQSO Plan. Those 57,500 options were granted to David
    C. Baggett on March 20, 1997. Mr. Baggett resigned from the Company on August 31, 1998. At such time, 19,167 options had vested. The remaining 38,333 options were forfeited in accordance with the terms and conditions of the NQSO Plan, and 38,100 options were granted to Mr. Lester. Mr. Baker resigned as an employee on July 31, 1998.


(3) The exercise price exceeded the closing price of the Company's common stock at year end.

EMPLOYEE SECTION 401(K) AND STOCK OWNERSHIP PLAN

     In 1984 an employee stock ownership plan ("ESOP") was established for the benefit of substantially all of the employees. Effective September 1, 1996, the ESOP was converted into a Section 401(k) Plan. All employees are eligible to participate in the 401(k) Plan. We previously contributed to the ESOP an annual amount equal to 15% of each employee's compensation (up to a specified level) to enable the ESOP to purchase qualifying securities for the accounts of employees. Qualifying securities were allocated to employees' accounts in the ESOP in amounts that were proportionate to the ESOP's repayment of borrowings incurred to purchase those securities, all of which are currently allocated following repayment of ESOP borrowings in 1995.

     Employees become fully vested in their accounts in the 401(k) Plan after two years of service. Prior to converting the ESOP into a Section 401(k) Plan, the ESOP held preferred stock which the Board redeemed in exchange for the same number of shares of the Company's common stock. Effective with the conversion of the ESOP into a Section 401(k) Plan, participants have the opportunity to invest their accounts in various mutual funds and in the Company's common stock. We match 100% of the employees' contributions to the 401(k) Plan in an amount up to 6% of the employee's salary, subject to limits required by the Internal Revenue Code.

EMPLOYMENT AGREEMENTS

     In connection with the Contour transactions, we entered into three-year employment agreements with John F. Bookout and Dallas D. Laumbach at base salaries of $800,000 and $190,000, respectively. In October 1998, we entered into a one-year evergreen employment agreement with Rick G. Lester at a base salary of $175,000 and an initial bonus of $50,000. Each of the agreements provides for a lump sum severance payment if we terminate the covered executive without cause or as otherwise permitted, as defined in the agreements. The severance payment would be equal to one year's compensation as defined in the respective agreements, except that:

     - Mr. Bookout would be entitled to a payment covering the balance of the three-year term, and

     - In the case of a change of control, Mr. Lester's severance payment would be equal to eighteen months' salary plus annual performance awards as defined in the agreement.

Each of the agreements provides for various other benefits and for indemnification of the covered executive under certain conditions. In 1999, the Board extended the agreement with Mr. Bookout for an additional three-year term on the same compensation terms.

CHANGE OF CONTROL AGREEMENTS AND SEVERANCE PAYMENTS

     In November 1995, we entered into change of control agreements with 16 management and professional personnel, entitling them to severance benefits in the event their employment with us was terminated prior to February 15, 1998. For this purpose, the Contour transactions constituted a change of control. The severance benefits amount to salary continuation for twelve months, based on the employee's highest compensation rate during the two years prior to termination, for all covered employees other than three specified persons, who were entitled upon termination of employment to salary continuation for periods of 36, 24 and 18 months, respectively. Pursuant to the employment agreement with Mr. Rankin, we became obligated upon his departure in 1997 to make payments to him of $165,000 in 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the directors serving on the Board's Compensation Committee has ever served as an officer or employee of the Company or any of its subsidiaries, and are not eligible to participate in the 1997 Plan.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS


     As of August 4, 1999, approximately 13.2 million shares of the Company's common stock were outstanding, and approximately 1.4 million shares of convertible preferred stock were outstanding. Each share of the Company's common stock and each share of convertible preferred stock is entitled to one vote, voting as a single class, on all matters submitted to a vote by stockholders. The following table sets forth information as of June 18, 1999 (after giving effect to the 1 for 10 reverse split of common stock previously discussed), with respect to the Company's common stock and convertible preferred stock beneficially owned, directly or indirectly, by persons known by us to own beneficially more than five percent of any class of the Company's capital stock, each of the Company's directors, the Company's five most highly compensated executive officers during 1998 and by all of the Company's directors and executive officers as a group.



                                                       COMMON     PERCENT OF   PREFERRED   PERCENT OF
NAME OF BENEFICIAL OWNER                                STOCK      CLASS(%)      STOCK      CLASS(%)
------------------------                              ---------   ----------   ---------   ----------
Contour Production Company L.L.C.(1)................  7,214,405      57.2           --         --
David C. Baggett(2).................................         --        --           --         --
Thomas E. Baker(3)..................................         --        --           --         --
John F. Bookout(4)..................................    298,095       2.4           --         --
John J. Conklin, Jr. ...............................      9,104         *           --         --
Ralph P. Davidson(5)................................     15,486         *           --         --
Adam P. Godfrey(6)..................................         --        --           --         --
Dallas D. Laumbach(7)...............................     98,750         *           --         --
Rick G. Lester......................................     12,500         *           --         --
William J. Murray(8)................................      8,181         *        2,000          *
Ogden M. Phipps.....................................         --        --           --         --
Ward W. Woods(6)....................................         --        --           --         --
All current directors and executive officers as a
  group (8 persons)(9)..............................    343,366       2.7        2,000          *


---------------

 *  Less than 1%


(1) Contour Production Company's address is 630 Fifth Avenue, 39th Floor, New York, New York 10111. Bessemer Holdings, L.P. owns a majority of the membership interests in Contour Production Company. Based on a Statement on
    Schedule 13-D filed with the SEC, Contour Production Company and Bessemer are each deemed to beneficially own the shares of common stock held of record by Contour Production Company. Three other investment partnerships having the same general partner as Bessemer own the remaining interests in Contour Production Company and may be deemed to beneficially own the common stock held by Contour Production Company. Contour Production Company has agreed, subject to certain limitations, to vote for the election of Mr. Bookout as a director of the Company.


(2) Mr. Baggett left the Company in August 1998.

(3) Mr. Baker resigned as an employee of the Company in July 1998.

(4) Represents shares held directly as well as shares held by JFB Squared, Ltd. and Bevairohn, Ltd., partnerships controlled by Mr. Bookout.


(5) Includes 12,225 shares of the Company's common stock held by Mr. Davidson's wife and 61 shares of the Company's common stock held by his daughter.



(6) Excludes 7,214,405 shares of the Company's common stock held by Contour Production Company, in which Messrs. Godfrey and Woods have an indirect interest and as to which each of Messrs. Godfrey and Woods have disclaimed beneficial ownership.



(7) Includes unexercised options to purchase 86,250 shares. Mr. Laumbach left the Company effective June 15, 1999.


(8) Includes 2,000 shares of convertible preferred stock held in Mr. Murray's defined benefit pension plan.

(9) See notes 4, 5, 6 and 8.

                              CERTAIN TRANSACTIONS


     Pursuant to the Contour transaction, Contour Production Company purchased
4.8 million newly issued shares of the Company's common stock on February 15, 1996, for $48.0 million, and an option to purchase an additional 2.7 million shares of the Company's common stock for $27.0 million. The option was exercised December 1, 1997 to fund a portion of the purchase price of the SPR acquisition. In connection with the Contour transaction, the Company granted certain registration rights to Contour Production Company with respect to the Company's common stock held or acquired by Contour Production Company.


     In connection with the Contour transaction, the Company entered into an Advisory Agreement with Bessemer Partners & Co., an affiliate of Bessemer Holdings, L.P. The Advisory Agreement provided for the engagement of Bessemer Partners & Co. to provide us with financial advisory services. Under the Advisory Agreement, Bessemer Partners & Co. has assisted us in arranging credit facilities and negotiating the related agreements and is assisting us in restructuring our capital structure. For its services under the Advisory Agreement, Bessemer Partners & Co. received or will receive:

     - an advisory fee of $2.0 million at the closing of the Contour transaction,

     - $500,000 in each of December 1996, 1997 and 1998, and

     - $500,000 in each December of 1999, 2000 and 2001.

In addition, Bessemer Partners & Co. is entitled to reimbursement of expenses incurred in connection with rendering advisory services. We also have agreed to indemnify Bessemer Partners & Co. and its affiliates against certain liabilities under the Advisory Agreement.

     It is our policy that we will only enter into a transaction between us and our officers, directors, principal stockholders or other affiliates, if such transaction:

     - is on terms no less favorable to us than terms that could be obtained on an arms-length basis from unrelated parties, and

     - has been approved by a majority of our independent and disinterested directors.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed to file a registration statement relating to our offer to exchange the outstanding notes for new notes. We also agreed to use our best efforts to complete the offer within 180 days after May 17, 1999. We are offering the new notes under this prospectus to satisfy those obligations under the registration rights agreement.

     However, the SEC has recently proposed the repeal of its interpretations permitting the use of a registration statement in connection with an exchange offer such as ours. We cannot predict whether the SEC will act on this proposal before completion of the exchange offer. If those interpretations are repealed before the exchange offer is completed, holders of outstanding notes will not be able to receive new notes under the exchange offer. Rather, we will be required to register the outstanding notes under a shelf registration statement, in connection with resales by the holders. Holders will be required to deliver a prospectus to the purchasers and will be subject to civil liability provisions under the Securities Act in connection with their resales.

     We will file with the SEC a shelf registration statement to cover resales of outstanding notes if any of the following occur:

     - any changes in law or applicable interpretations by the staff of the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement,

     - any holder of outstanding notes so requests because it may not resell its new notes to the public without delivering a prospectus, and this prospectus is not available for resales by that holder, or

     - any applicable law or interpretations do not permit any holder of outstanding notes to participate in the exchange offer.

     If we are required to file a shelf registration statement, we will use our best efforts to cause the SEC to declare effective the shelf registration statement. We will also use our best efforts to keep the shelf registration statement effective for up to two years.

     If we fail to comply with deadlines for completion of the exchange offer, we will be required to pay additional interest to holders of the outstanding notes. Please read the section captioned "Description of the New
Notes -- Registration Rights; Liquidated Damages" on page 81 for more details regarding the registration rights agreement.

     To exchange an outstanding note for transferable new notes in the exchange offer, the holder of that outstanding note will be required to make all of the following representations:

     - any new note the holder receives will be acquired in the ordinary course of business,

     - the holder has no arrangements or understandings with any person to participate in the distribution of the outstanding notes or the new notes within the meaning of the Securities Act,

     - if the holder is not a broker-dealer, that holder is not engaged in and does not intend to engage in the distribution of the new notes,

     - if the holder is a broker-dealer that will receive new notes in exchange for outstanding notes acquired for its own account as a result of market-making activities or other trading activities, that holder will deliver a prospectus, as required by law, in connection with any resale of the new notes, and

     - the holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or, if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

RESALE OF NEW NOTES

     Based on interpretations of the SEC staff in "no action letters" issued to third parties, we believe that each new note issued under the exchange offer may be offered for resale and be resold and otherwise transferred by the holder of that new note without compliance with the registration and prospectus delivery provisions of the Securities Act if all of the following apply:

     - the holder is not our "affiliate" within the meaning of Rule 405 under the Securities Act,

     - the new note is acquired in the ordinary course of the holder's business, and

     - the holder does not intend to participate in the distribution of new notes.

     If a holder of outstanding notes tenders in the exchange offer with the intention of participating in any manner in a distribution of the new notes, that holder both:

     - cannot rely on these interpretations by the SEC staff, and

     - must comply with the registration and prospectus delivery requirements of the Securities Act including being named as selling noteholders in connection with a secondary resale transaction.

     Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, a resale or other retransfer of new notes only as specifically described in this prospectus. Only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Please read the section captioned "Plan of Distribution" beginning on page 122 for more details regarding the transfer of new notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

     As of the date of this prospectus, $100 million aggregate principal amount of the notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer according to the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the notes and the registration rights agreement.

     We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes.

     Holders tendering outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than some applicable taxes as described below, in connection with the exchange offer. It is important for holders to read the section labeled "-- Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

     We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

EXPIRATION DATE


     The exchange offer will expire at 5:00 p.m., New York City time, on September 15, 1999, unless, in our sole discretion, we extend the exchange offer.


EXTENSIONS, DELAY IN ACCEPTANCE, TERMINATION OR AMENDMENT

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. During any extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

     To extend an exchange offer, we will notify the exchange agent orally or in writing of any extension. We will also make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     If any of the conditions described below under "-- Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion to either:

     - delay accepting for exchange any outstanding notes,

     - extend the exchange offer, or

     - terminate the exchange offer

by giving oral or written notice of a delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

     Any delay in acceptance, extension, termination or amendment will be followed, as promptly as practicable, by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner we determine to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement and, if required, a post-effective amendment to the registration statement. The supplement will be distributed to the registered holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during that period.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely press release to the Dow Jones News Service.

CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, if in our reasonable judgment the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC:

     - we will not be required to accept for exchange, or exchange any new notes for, any outstanding notes, and

     - we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange.

     In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made:

     - the representations described under "-- Purpose and Effect of the Exchange Offer," "-- Procedures for Tendering" and "Plan of Distribution", and

     - other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the outstanding notes as promptly as practicable. These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. In addition, we will not accept for exchange any outstanding notes tendered and will not issue new notes in exchange for any outstanding notes if, at that time, any stop order has been threatened or is in effect with respect to
(1) the registration statement of which this prospectus is a part or (2) the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     How to Tender Generally. Only a holder of outstanding notes may tender their outstanding notes in the exchange offer. To tender in the exchange offer, a holder must comply with all of the following:

     - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires, and mail or deliver the letter of transmittal or a facsimile of the letter of transmittal to the exchange agent before the expiration date, or

     - comply with the automated tender offer program procedures of DTC described below.

     In addition, one of the following must occur:

     - the exchange agent must receive outstanding notes along with the letter of transmittal,

     - the exchange agent must receive, before the expiration date, a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message, and

     - the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under "-- The Exchange Agent" before the expiration date. The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between the holder and us according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding notes to us. Holders may request their broker-dealers, commercial banks, trust companies or other nominees to effect the above transactions on their behalf.

     Tendering Through DTC's Automated Tender Offer Program. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent according to its procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, stating that:

     - DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering outstanding notes that are the subject of book-entry confirmation,

     - the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and

     - the agreement may be enforced against the participant.

     How to Tender if You Are a Beneficial Owner. If you beneficially own outstanding notes that are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either:

     - make appropriate arrangements to register ownership of the outstanding notes in your name, or

     - obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be completed before the expiration date.

     Signatures and Signature Guarantees. You must have signatures on a letter of transmittal or a notice of withdrawal described below guaranteed by:

     - a member firm of a registered national securities exchange,

     - a member of the National Association of Securities Dealers, Inc.,

     - a commercial bank or trust company having an office or correspondent in the United States, or

     - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

The above must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal, unless the outstanding notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, and the new notes are being issued directly to the registered holder of the outstanding notes tendered in the exchange for those new notes, or

     - for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

     When Endorsements or Bond Powers are Needed. If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution must guarantee the signature on the bond power.

     If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. They should also submit evidence of their authority to deliver the letter of transmittal satisfactory to us unless we waive this requirement.

     Determinations Under the Exchange Offer. We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we shall determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes, and none of the aforementioned will incur liability for failure to give notification. Tenders of outstanding notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and the defects or irregularities of which have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     When We Will Issue New Notes. In all cases, we will issue new notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives both:

     - outstanding notes or a timely book-entry confirmation of the outstanding notes into the exchange agent's account at DTC, and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     Return of Outstanding Notes Not Accepted or Exchanged. If we do not accept any tendered outstanding notes for exchange for any reason described in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged outstanding notes will be returned without expense to their tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, the nonexchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

     Your Representations to Us. By signing or agreeing to be bound by the letter of transmittal, you will represent that, among other things:

     - any new notes that the holder receives will be acquired in the ordinary course of its business,

     - the holder has no arrangement or understanding with any person or entity to participate in the distribution of the new notes,

     - if the holder is not a broker-dealer, the holder is not engaged in and does not intend to engage in the distribution of the new notes,

     - if the holder is a broker-dealer that will receive new notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities, the holder will deliver a prospectus, as required by law, in connection with any resale of the new notes, and

     - that holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or, if the holder is an affiliate, that holder will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

     Book-Entry Transfer. The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC according to DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or before the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Any holder wishing to tender its outstanding notes but whose outstanding notes are not immediately available or who cannot deliver its outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program before the expiration date may tender if:

     - the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution,

     - before the expiration date, the exchange agent receives from the member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

      - stating the holder's name and address, the registered number(s) of the holder's outstanding notes and the principal amount of outstanding notes tendered,

      - stating that the tender is being made, and

      - guaranteeing that, within five business days after the expiration date, the letter of transmittal or a facsimile of the letter of transmittal, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

     - the exchange agent receives the properly completed and executed letter of transmittal or a facsimile of the letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within five business days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to a holder if it wishes to tender its outstanding notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, any holder may withdraw its tender at any time before 5:00 p.m., New York City time, on the expiration date unless previously accepted for exchange. For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at one of the addresses listed under "-- The Exchange Agent", and

     - the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must comply with all of these requirements:

     - specify the name of the person who tendered the outstanding notes to be withdrawn (the "Depositor"),

     - identify the outstanding notes to be withdrawn, including the registration number or numbers and the principal amount of the outstanding notes,

     - be signed by the Depositor in the same manner as the original signature on the letter of transmittal used to deposit those outstanding notes or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding notes to register the transfer into the name of the Depositor withdrawing the tender, and

     - specify the name in which the outstanding notes are to be registered, if different from that of the Depositor.

     If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any outstanding notes that have been tendered for exchange but are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the outstanding notes will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Holders may retender properly withdrawn outstanding notes by following one of the procedures described under the caption "-- Procedures for Tendering" above at any time on or before the expiration date.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telecopy, telephone or in person by our officers and regular employees and the officers and regular employees of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letter of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

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

We will pay the cash expenses to be incurred in connection with the exchange offer, including:

     - SEC registration fees,

     - fees and expenses of the exchange agent and trustee,

     - accounting and legal fees and printing costs, and

     - related fees and expenses.

     We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered,

     - tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or

     - a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

     If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder.

TRANSFER TAXES

     If a holder tenders its outstanding notes for exchange, it will not be required to pay any transfer taxes. However, if a holder instructs us to register new notes in the name of, or requests that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than that holder, in that holder's capacity as the registered tendering holder, that holder will be required to pay any applicable transfer tax.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders who do not exchange their outstanding notes for new notes under the exchange offer will remain subject to the existing restrictions on transfer of the outstanding notes. In general, a holder may not offer or sell the outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, holders may offer for resale, or may resell or otherwise transfer new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if they:

     - are not our "affiliate" within the meaning of Rule 405 under the Securities Act,

     - acquired the new notes in the ordinary course of their business, and

     - have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer.

     If a holder tenders in the exchange offer for the purpose of participating in a distribution of the new notes, it both:

     - cannot rely on the applicable interpretations of the SEC, and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

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

ACCOUNTING TREATMENT

     We will not recognize a gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize expenses of the exchange offer over the term of the new notes under generally accepted accounting principles.

THE EXCHANGE AGENT

     We have appointed Norwest Bank Minnesota, National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

     By regular mail or overnight courier:
       Norwest Bank Minnesota, National Association
       N9303-120
       Corporate Trust
       Sixth and Marquette
       Minneapolis, MN 55479

     By hand delivery only:
       Norwest Bank Minnesota, National Association
       Northstar East Building - 12th Floor
       Corporate Trust
       608 Second Avenue South
       Minneapolis, MN 55402

     By Registered or Certified Mail:
       Norwest Bank Minnesota, National Association
       N9303-121
       Corporate Trust Operations
       P.O. Box 1517
       Minneapolis, MN 55480

     Facsimile: 612/667-9825 (Administration) or 612/667-4927 (Operations)

     Phone: 612/667-9165 (Administration) or 612/667-9764 (Customer Service)

OTHER

     Participation in the exchange offer is voluntary, and holders of outstanding notes should carefully consider whether to accept. Those holders are urged to consult their financial and tax advisors in making their own decision on what action to take.

     We may, in the future, seek to acquire untendered outstanding notes in open-market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     We will issue the new notes, and we issued the outstanding notes, under an indenture dated as of April 15, 1999, that the Company along with Kelley Oil Corporation, Kelley Operating Company, Ltd. and Concorde Gas Marketing, Inc., as the initial subsidiary guarantors, entered into with Norwest Bank Minnesota, National Association, as trustee. The terms of the new notes include those stated in the indenture and those made part of the indenture by the Trust Indenture Act of 1939, as amended. We urge you to read the indenture, the subsidiary guarantees, the Security Documents and the registration rights agreement because they, not this description, define your rights as a holder of the notes.

     We have summarized below material selected provisions of the notes and the indenture. For a complete description, you should refer to the indenture, the notes and the subsidiary guarantees filed as exhibits to this registration statement which includes this prospectus. See "Available Information".


     Most of the capitalized terms used in this summary are defined below under "-- Definitions Used in This Description of New Notes". Capitalized terms not otherwise defined below or elsewhere in this Description of the New Notes have the meanings given to them in the indenture. In this description, the word "Company" refers to Contour Energy Co. (formerly Kelley Oil & Gas Corporation) and not to any of its subsidiaries, and references to "we", "us" or "our" refer to the Company and the subsidiary guarantors. References to "notes" are to the outstanding notes together with the new notes.


     Like the outstanding notes, the new notes:

     - will be senior secured obligations of the Company,

     - will be secured by a first Lien, subject only to Permitted Liens, on substantially all of the proved oil and natural gas reserves of the Company,

     - will rank equally in contractual right of payment with all of the Company's current and future senior Indebtedness,

     - will rank senior to all of the Company's current and future Subordinated Obligations, and

     - will be unconditionally guaranteed by the subsidiary guarantors, which guarantees will be secured by a first Lien, subject only to Permitted Liens, on substantially all of the proved oil and natural gas reserves of each subsidiary guarantor.


     The aggregate stated principal amount of notes we may issue is limited to an amount equal to the Borrowing Base. The notes mature on April 15, 2003 at a price of 105% of the stated principal amount thereof, with a partial quarterly mandatory redemption. See "-- Scheduled Quarterly Redemption". We will pay interest on the notes at the rate of 14% per year on 105% of the stated principal amount from the Issue Date, payable semiannually to the persons registered as the owners of the notes at the close of business on the April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing on October 15, 1999. We will also pay interest on overdue principal and (to the extent permitted by law) on overdue installments of interest at the rate of 1% per annum in excess of the stated rate of 14% per year on 105% of the stated principal amount on the notes. We will compute interest based on a 360-day year of twelve 30-day months. Interest shall accrue and be payable before and after the filing of a bankruptcy petition at the rate and on the dates set forth above.


     We will issue the new notes only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. You will pay no service charge for any registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     The form and term of the new notes are the same as the form and term of the outstanding notes they will replace, except that:

     - we will register the new notes under the Securities Act,

     - the new notes, once registered, will not bear legends restricting transfer, and

     - holders of the new notes will not be entitled to some rights under the registration rights agreement, including our payment of additional interest for failure to meet specified deadlines, which terminate when the exchange offer is consummated.

     We will issue the new notes solely in exchange for an equal principal amount of outstanding notes. As of the date of this prospectus, $100 million aggregate principal amount of notes are outstanding. See "The Exchange Offer".

SCHEDULED QUARTERLY REDEMPTION

     On the 15th day of each January, April, July and October, commencing July 15, 2002, we will be obligated to redeem $2.0 million of the stated principal amount of the notes, expressed as an integral multiple of $1,000, at a redemption price equal to 103% of the stated principal amount, plus accrued and unpaid interest thereon to the date of redemption.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Company may not redeem the notes prior to April 15, 2001. After that date, the Company may redeem the notes, at its option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed to you by first-class mail, at 105% of stated principal amount, plus accrued interest to the redemption date (subject to your right, if you are a holder of record on the relevant record date, to receive interest due on the relevant interest payment date), if redeemed on or after April 15, 2001.

     In addition, at any time and from time to time prior to April 15, 2001, the Company may redeem in the aggregate up to 35% of the original stated principal amount of the notes with the proceeds of one or more Equity Offerings at a redemption price of 114% of stated principal amount, plus accrued interest to the redemption date, subject to your right, if you are registered as a holder on the relevant record date, to receive interest due on the relevant interest payment date; provided, however, that either at least 65% of the original stated principal amount of the notes must remain outstanding after each such redemption or such redemption must retire the notes in their entirety and the redemption occurs within 60 days after the consummation of such Equity Offering.

     In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by another method that the trustee, in its sole discretion, shall deem to be fair and appropriate, although no note of $1,000 in original principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. We will issue another note in your name in principal amount equal to the unredeemed portion thereof upon cancellation of your original note.

SUBSIDIARY GUARANTEES

     The Company's Restricted Subsidiaries (other than the Programs), which are initially Kelley Oil Corporation, Kelley Operating Company, Ltd. and Concorde Gas Marketing, Inc. (all such Restricted Subsidiaries being the subsidiary guarantors) will guarantee the Company's obligations under the notes. Each subsidiary guarantor will pledge substantially all of its Oil and Gas Assets to secure its obligations under its subsidiary guarantee. Each subsidiary guarantor's subsidiary guarantee will rank equally in contractual right of payment with all of its current and future senior Indebtedness, and senior to all of its current and future Subordinated Obligations.

     Each subsidiary guarantor, as primary obligor and not merely as surety, will irrevocably and unconditionally guarantee, on a joint and several basis, the performance and the punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all the obligations of the Company under the indenture and the notes. Each subsidiary guarantee will be limited in amount to an amount not to exceed the maximum amount that can, after giving effect to all other contingent and fixed liabilities of the applicable subsidiary guarantor, be guaranteed by such subsidiary guarantor without rendering such subsidiary guarantee voidable under applicable law relating to fraudulent transfer or fraudulent conveyance or similar laws affecting the rights of creditors generally. Each subsidiary guarantor will agree to pay, in addition to the amount stated above, any and all expenses, including reasonable counsel fees and expenses, incurred by the holders of the notes and the trustee in enforcing any rights under the subsidiary guarantee with respect to that subsidiary guarantor.

     Each subsidiary guarantee is a continuing guarantee and shall:

     - remain in full force and effect until payment in full of all the guaranteed obligations,

     - be binding upon the relevant subsidiary guarantor, and

     - inure to the benefit of and be enforceable by the trustee, the holders of the notes and their successors, transferees and assigns as provided in the indenture. See "-- Defaults".

     Under the indenture, any subsidiary guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the same extent the Company may consolidate with, merge with or into, or transfer all or substantially all its assets to, any other Person; provided, however, that if the other Person is not the Company or a subsidiary guarantor, that subsidiary guarantor's obligations under the indenture and its subsidiary guarantee must be expressly assumed by the other Person. However, upon the sale or disposition (by merger or otherwise) of any subsidiary guarantor to a Person (other than to the Company or a subsidiary guarantor) permitted by the indenture, that subsidiary guarantor will be released and relieved from all its obligations under the indenture and its subsidiary guarantee. See "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock".

SECURITY; RANKING

     All of the Company's obligations and the subsidiary guarantors' guaranteed obligations will be secured by a first Lien, subject only to Permitted Liens, on substantially all of the Oil and Gas Assets of the Company and its Restricted Subsidiaries owned on the Issue Date, and by a first Lien, subject only to Permitted Liens, on substantially all of the Oil and Gas Assets acquired or developed thereafter; provided however that, with respect to any property securing Acquired Indebtedness, the Company's and each subsidiary guarantor's obligation to provide Liens to the trustee on that property will be limited to the extent that granting a Lien on that property is not prohibited by the terms of the instruments creating that Acquired Indebtedness (including any refinancing thereof); and provided further that such Lien, if not otherwise prohibited, may be inferior to the Lien securing the Acquired Indebtedness. See "-- Certain Covenants -- Lien on Additional Collateral." In addition, the obligations will be secured by a first priority Lien on the general partnership interests of the Company and the subsidiary guarantors in the Programs.

     The Oil and Gas Assets that will initially secure the obligations and the guaranteed obligations represent approximately 95% of the PV-10 Value of the Oil and Gas Properties of the Company and subsidiary guarantors as of December 31, 1998. The general partnership interests of the Company and the subsidiary guarantors in the Programs represent approximately 10% of that value.

     If the notes become due and payable prior to the Stated Maturity or we do not pay the notes in full at the Stated Maturity, the trustee may take all actions it deems necessary or appropriate, including, but not limited to, foreclosing upon the Collateral in accordance with the indenture, the Security Documents and applicable law. The trustee will apply the proceeds received from the sale of any Collateral that is the subject of a foreclosure or collection suit first to pay the expenses of such foreclosure or suit and amounts then payable to the trustee and thereafter to pay the principal of and interest on the notes. The trustee has the power to institute and maintain any suits and proceedings as it may deem expedient to prevent impairment of, or to preserve or protect its and your interest in, the Collateral.


     We cannot assure you that the trustee will be able to sell the Collateral without substantial delays or that the proceeds obtained will be sufficient to pay all amounts owing to you. See "Risk Factors -- The collateral may not be sufficient to satisfy all amounts due on the notes."



     The collateral release provisions of the indenture will permit the release of Collateral without substitution of collateral of equal value in some circumstances. See "-- Possession, Use and Release of Collateral".


     As secured obligations of the Company and the relevant subsidiary guarantors, the obligations and the guaranteed obligations, respectively, will be senior to all of our Subordinated Obligations and rank equally in contractual right of payment to all of our other current and future senior Indebtedness. The notes and any subsidiary guarantee will effectively, however, be senior as to other senior Indebtedness on the basis of the Liens granted under the indenture and the Security Documents to the extent of the value of the Collateral.


     Substantially all the Company's operations are currently conducted through its subsidiaries. Claims of creditors of any subsidiaries that have not executed a subsidiary guarantee, including trade creditors, secured creditors and creditors holding guarantees issued by those subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of our creditors, including you as a holder of notes. The notes and each subsidiary guarantee, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of the Company, other than the relevant subsidiary guarantor. The Company's subsidiaries (other than the subsidiary guarantors) currently have no liabilities to any Person other than the Company and its subsidiaries. Although the indenture limits the incurrence of Indebtedness and the issuance of preferred stock of certain of the Company's subsidiaries, that limitation is subject to a number of significant qualifications; moreover, the indenture does not impose any limitation on the incurrence by those subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "-- Certain Covenants -- Limitation on Indebtedness".


REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     In connection with the issuance of the outstanding notes, we entered into a registration rights agreement. Under the registration rights agreement, we agreed to

     - file a registration statement with the SEC on or within 75 days after May 17, 1999,

     - use our best efforts to cause the registration statement to be declared effective under the Securities Act within 135 days after May 17, 1999,

     - use our best efforts to cause the exchange offer to be consummated within 180 days after May 17, 1999,

     - keep the exchange offer open for acceptance for a period of not less than 20 business days after the date notice of the exchange offer is mailed to holders of the outstanding notes, and

     - accept for exchange all outstanding notes duly tendered and not validly withdrawn under the exchange offer according to the terms of the registration statement and letter of transmittal.

     As soon as practicable after the exchange offer registration statement becomes effective, we will offer the holders of outstanding notes who are not prohibited by any law or policy of the SEC from participating in the exchange offer the opportunity to exchange their outstanding notes for new notes registered under the Securities Act that are substantially identical to the outstanding notes, except that the new notes will not contain terms with respect to transfer restrictions, registration rights and additional interest.

     The registration rights agreement also provides that we

     - shall make available for a period of 180 days after the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any new notes, and

     - shall pay all expenses incident to the exchange offer, including the expense of one counsel to the holders of the notes, and will indemnify some holders of the notes, including any broker-dealer, against liabilities including liabilities under the Securities Act.

     A broker-dealer that delivers a prospectus to purchasers in connection with resales will be subject to various civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement, including some of the indemnification rights and obligations.

     We will use our best efforts to file with the SEC a shelf registration statement to cover resales of the outstanding notes by those holders who provide required information in connection with that shelf registration statement under each of the following circumstances:

     - if any changes in law, SEC rules or regulations or applicable interpretations of these laws, rules or regulations by the staff of the SEC do not permit us to effect the exchange offers as contemplated by the registration rights agreement,

     - if SEC rules or regulations or applicable interpretations prohibit any initial purchaser of the outstanding notes from participating in the exchange offer, or

     - if any holder of the outstanding notes notifies us that it may not resell the new notes without delivering a prospectus and the prospectus included in this registration statement is not available for those resales.

     We will use our best efforts to keep the shelf registration statement, if filed, effective for a period of two years after it is filed.

     If a registration default occurs, we will be obligated to pay additional interest to each holder of outstanding notes at a rate equal to 0.5% per annum. If a registration default is not cured within six months, the interest rate increases by an additional 0.5% per annum, but the additional interest may not exceed an aggregate of 1% per year at any one time. A registration defaults occurs if

     - the registration statement is not filed with the SEC within 75 days after May 17, 1999,

     - we receive notice of a requirement to file a shelf registration statement but do not do so within 60 days after receipt of that notice,

     - the registration statement or shelf registration statement is not declared effective within 60 days after filing,

     - the exchange offer is not consummated within 180 days after May 17, 1999, or

     - the shelf registration statement is filed and declared effective, but subsequently ceases to be effective.

Following the cure of a registration default, additional interest will cease to accrue.


     If you desire to tender your outstanding notes, you will be required to make to us the representations described under "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "The Exchange Offer -- Procedures for Tendering" to participate in the exchange offers. In addition, we may require you to deliver information to be used in connection with the shelf registration statement to have your notes included in the shelf registration statement and to benefit from the provisions regarding additional interest described in the preceding paragraphs. A holder who sells outstanding notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers. A holder will also be subject to the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement that are applicable to a holder, including indemnification obligations.

     The description of the registration rights agreement contained in this section is a summary of the terms we believe are material at this time and is qualified in its entirety by reference to all provisions of the registration rights agreement. The registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.


DEFINITIONS USED IN THIS DESCRIPTION OF NEW NOTES


     "Acquired Indebtedness" means Indebtedness of the Company or any of its Restricted Subsidiaries of the types described under clauses (b)(5), (b)(7),
(b)(11) and (b)(12) of the covenant "Limitation on Indebtedness."

     "Additional Assets" means

          (i) any property or assets (other than Indebtedness and Capital Stock) used or useful in the Oil and Gas Business;

          (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or

          (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in the Oil and Gas Business.

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination,

          (a) the sum of

             (i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company's most recently completed fiscal year, which reserve report is prepared or reviewed by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenues of (A) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries attributable to any material acquisition consummated since the date of such year-end reserve report, and (B) estimated oil and gas reserves of the Company and its Restricted Subsidiaries attributable to material extensions, discoveries and other additions and upward determinations of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which would, in the case of determinations made pursuant to clauses (A) and (B), in accordance with standard industry practice, result in such additions or revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenues of (C) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries produced or disposed of since the date of such year-end reserve report and (D) reductions in the estimated oil and gas reserves of the Company and its Restricted Subsidiaries since the date of such year-end reserve report attributable to material downward determinations of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report which would, in the case of determinations made pursuant to clauses (C) and
        (D), in accordance with standard industry practice, result in such determinations, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer,

             (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributed, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements,

             (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and

             (iv) the greater of (I) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the date of the Company's latest audited financial statements (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed), minus

          (b) the sum of

             (i) minority interests,

             (ii) any gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements,

             (iii) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties,

             (iv) the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto and

             (v) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenues specified in the immediately preceding clause (a)(i) (utilizing the same prices utilized in the Company's year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the preceding. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Limitation on Affiliate Transactions" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock

(on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. Shareholders and Affiliates of Bessemer Securities Corporation ("BSC") that would not be Affiliates of the Company other than by reason of being shareholders or Affiliates of BSC and that neither in fact participate in the management of any of BSC, Bessemer Partners & Co. ("Bessemer"), Bessemer Holdings, L.P. ("Holdings") or the Company nor are controlled by BSC, Bessemer, Holdings, the Company, or any of their respective Affiliates who in fact participate in the management of any of BSC, Bessemer, Holdings or the Company, shall not be deemed to be "Affiliates" of the Company.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

          (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

          (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

          (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary. Notwithstanding the preceding, none of the following shall be deemed to be an Asset Disposition: (1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (2) the sale or transfer (whether or not in the ordinary course of business) of oil and gas properties or direct or indirect interests in real property; provided, however, that at the time of such sale or transfer such properties do not have associated with them any proved reserves, (3) the abandonment, farm-out, lease or sublease of developed or undeveloped oil and gas properties in the ordinary course of business, (4) the trade or exchange by the Company or any Restricted Subsidiary of any oil and gas property owned or held by the Company or such Restricted Subsidiary for any oil and gas property owned or held by another Person, provided that if any property so traded or exchanged contains proved reserves, then the property received therefor contains a reasonably equivalent value of proved reserves, (5) the trade or exchange by the Company or any Restricted Subsidiary of any oil and gas property owned or held by the Company or such Restricted Subsidiary for any Investment in equity interests of a Person engaged in the Oil and Gas Business, provided that if any property so traded or exchanged contains proved reserves, then (A) the Company's or such Restricted Subsidiary's pro rata Investment in such Person shall represent a reasonably equivalent value of proved reserves and (B) such Person is or becomes by virtue of such Investment a Restricted Subsidiary or a Permitted Joint Venture, or
     (6) the sale or transfer of hydrocarbons or other mineral products or surplus or obsolete equipment all in the ordinary course of business.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the Sale/Leaseback Transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Available Borrowing Base" means, as of any date, the Borrowing Base minus the outstanding principal amount of the notes as of such date.

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Borrowing Base" means $135.0 million.

     "Business Day" means each day which is not a legal holiday (as defined in the indenture).

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity and any warrants or options granted to directors, officers or employees of the Company in the ordinary course of business.

     "Cash Balance Amount" means, as of any date, the amount equal to the aggregate amount of cash and Temporary Cash Investments held by the Company and its Restricted Subsidiaries as of the close of business on the immediately preceding Business Day divided by 1.04, minus $5,000.000.

     "Change of Control" means the occurrence of any of the following events:

          (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) such person shall be deemed to have "beneficial ownership" of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (i)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

          (ii) during any period of two consecutive years from and after the Closing Date, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the

     Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

     "Closing Date" means the date on which the indenture is executed.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral" means, collectively, all of the property and assets (including, without limitation, Trust Moneys) that are from time to time subject to, or purported to be subject to, the Lien of the indenture or any of the Security Documents.

     "Collateral Account" has the meaning given to it in the section described herein under the heading "Possession, Use and Release of Collateral -- Deposit, Use and Release of Trust Moneys."

     "Collateral Maintenance Tender Offer Amount" means, with respect to any Asset Disposition other than the Designated Transaction, an amount equal to the excess of (i) the outstanding principal balance of the notes over (ii) quotient obtained by dividing (a) the PV-10 Value of all of the Oil and Gas Assets of the Company and its Restricted Subsidiaries immediately after giving effect to such Asset Disposition by (b) 1.75.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition (other than an Asset Disposition involving assets having a fair market value of less than the greater of one percent (1%) of Adjusted Consolidated Net Tangible Assets as of the end of the Company's then most recently completed fiscal year and $2.0 million), then EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition (including by way of lease) of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause
(3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Current Liabilities" as of the date of determination means the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), on a consolidated basis, after eliminating (i) all intercompany items between the Company and any Restricted Subsidiary and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP consistently applied.

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication,

          (i) interest expense attributable to capital leases and imputed interest with respect to Attributable Debt,

          (ii) capitalized interest,

          (iii) non-cash interest expenses,

          (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

          (v) net costs (including amortization of fees and upfront payments) associated with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in the Company and its Restricted Subsidiaries being net payees as to future payouts under such caps or options, and interest rate and currency swaps and forwards for which the Company or any of its Restricted Subsidiaries has paid a premium,

          (vi) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, to the extent that, by the terms of the Preferred Stock, failure to pay such dividends would result in a bankruptcy of the issuer thereof and

          (vii) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary or secured by a Lien on assets of the Company or any Restricted Subsidiary to the extent such Indebtedness constitutes Indebtedness of the Company or any Restricted Subsidiary (whether or not such Guarantee or Lien is called upon); provided, however, "Consolidated Interest Expense" shall not include any (w) amortization of costs relating to debt issuances (including the amortization of debt discount) other than the amortization of debt discount related to the issuance of securities with an original issue price of not more than 90% of the principal thereof, (x) amortization of debt discount to the extent it relates to revaluations of financial instruments recognized in connection with the Consolidation, and (y) noncash interest expense Incurred in connection with interest rate caps and other interest rate and currency options that, at the time entered into, resulted in the Company and its Restricted Subsidiaries being either neutral or net payors as to future payouts under such caps or options.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

          (i) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

          (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

          (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

          (iv) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

          (v) extraordinary gains or losses; and

          (vi) the cumulative effect of a change in accounting principles.

     "Consolidated Net Tangible Assets," as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of:

          (i) minority interests in consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;

          (ii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors;

          (iii) any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP consistently applied;

          (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

          (v) treasury stock;

          (vi) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

          (vii) Investments in and assets of Unrestricted Subsidiaries.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as

          (i) the par or stated value of all outstanding Capital Stock of the Company plus

          (ii) paid-in capital or capital surplus relating to such Capital Stock plus

          (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Consolidation" means the conversion in 1994 of Capital Stock of Kelley Oil and units in Kelley Oil & Gas Partners, Ltd., a Texas limited partnership, into shares of common stock, Convertible Exchangeable Preferred Stock and cumulative convertible stock of the Company.

     "Convertible Exchangeable Preferred Stock" means the $2.625 Convertible Exchangeable Preferred Stock of the Company.

     "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, production payments, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock to the extent that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, it

          (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

          (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or

          (iii) is redeemable, in whole or in part, at the option of the holder thereof, in each case described in the immediately preceding clauses (i),
     (ii) or (iii), on or prior to the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants -- Change of Control"; provided further, however, that the Company's Convertible Exchangeable Preferred Stock outstanding on the Issue Date shall not be deemed Disqualified Stock.

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income:

          (a) provision for taxes based on income or profits, (b) depletion and depreciation expense,

          (c) amortization expense,

          (d) exploration costs and

          (e) all other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period except such amounts as the Company determines in good faith are nonrecurring), and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of

          (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and

          (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments. Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

     "Equity Offering" means a primary offering, whether public or private, of shares of common stock of the Company.


     "Excess Proceeds" has the meaning given such term in the covenant "-- Limitation on Sales of Assets and Subsidiary Stock".



     "Excess Proceeds Offer" has the meaning given such term in the covenant "-- Limitation on Sales of Assets and Subsidiary Stock".


     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

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

     "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date, including those set forth in

          (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

          (ii) statements and pronouncements of the Financial Accounting Standards Board,

          (iii) such other statements by such other entity as approved by a significant segment of the accounting profession, and

          (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Oil and Gas Hedging Contract, Interest Rate Agreement or Currency Agreement.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication),

          (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

          (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

          (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (which purchase price is due more than six months after the date of taking delivery of title to such property), including all obligations of such Person for the deferred purchase price of property under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (vi) all obligations of such Person relating to any Production Payment or in respect of production imbalances (but excluding production imbalances arising in the ordinary course of business);

          (vii) all obligations of the type referred to in clauses (i) through
     (vi) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee (including, with respect to any Production Payment, any warranties or Guarantees of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment);

          (viii) all obligations of the type referred to in clauses (i) through
     (vii) of other Persons secured by any Lien on any property or asset of such first-mentioned Person (whether or not such obligation is assumed by such first-mentioned Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and

          (ix) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

     The "amount" or "principal amount" of Indebtedness at any time of determination as used herein represented by:

          (1) any Capital Lease Obligation shall be the amount determined in accordance with the definition thereof,

          (2) any Interest Rate Agreements included in the definition of Permitted Indebtedness shall be zero,

          (3) all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP, and

          (4) all other contingent obligations shall be the maximum liability at such date of such Person.

     It is understood that none of the following shall constitute Indebtedness:

          (i) indebtedness arising from agreements providing for indemnification or adjustment of purchase price or from Guarantees securing any obligations of the Company or any of its Subsidiaries pursuant to such agreements, incurred or assumed in connection with the disposition of any business, assets or Subsidiary of the Company, other than Guarantees or similar credit support by the Company or any of its Subsidiaries of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

          (ii) any trade payables and other accrued current liabilities incurred in the ordinary course of business as the deferred purchase price of property;

          (iii) obligations arising from Guarantees to suppliers, lessors, licensees, contractors, franchisees or customers incurred in the ordinary course of business;

          (iv) obligations (other than express Guarantees of indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (A) the sale or discount of accounts receivable, (B) trade acceptances and (C) endorsements of instruments for deposit in the ordinary course of business,

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

          (v) obligations in respect of performance bonds provided by the Company or its Subsidiaries in the ordinary course of business and refinancings thereof;

          (vi) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such obligation is extinguished within two business days of its incurrence; and

          (vii) obligations in respect of any obligations under workers' compensation laws and similar legislation.

     "Initial Purchaser" means the initial purchaser from the Company of the outstanding notes.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers or joint interest partners or drilling partnerships sponsored by the Company or any Restricted Subsidiary in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means May 17, 1999.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Liquidated Damages" has the meaning given such term in the section "Registration Rights; Liquidated Damages".

     "Limited Recourse Indebtedness" means, with respect to any Production Payments, Indebtedness, the terms of which limit the liability of the Company and its Restricted Subsidiaries solely to the hydrocarbons covered by such Production Payments; provided, however, that no default with respect to such Indebtedness would permit any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than 15% during a fiscal quarter in the discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause
(a)(i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material
Change: (i) any acquisitions during the fiscal quarter of oil and gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist and (ii) any disposition of properties existing at

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

the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock".

     "Minimum Reserve Amount" means, as of any date, an amount of Oil and Gas Assets expressed as a volumetric equivalent equal to 180 Bcfe less the aggregate of all revisions to reserves resulting from sales of reserves in place as reflected in all Reserve Reports delivered pursuant to the indenture.

     "Mortgage" means mortgage (or deed of trust), assignment of production, security agreement, fixture filing and financing statement granted by the Company or any Subsidiary Guarantor for the benefit of the trustee and the holders of the notes and pursuant to which one or more Liens on Oil and Gas Assets or interests therein are created, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof and of the indenture.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of

          (i) all legal, title and recording tax expenses, commissions and other fees (including financial and other advisory fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition,

          (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition,

          (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

          (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Present Value" means, with respect to any proved hydrocarbon reserves, the discounted future net revenues associated with such reserves, determined in accordance with the rules and regulations (including interpretations thereof) of the SEC in effect on the Closing Date.

     "Net Working Capital" means (a) all current assets of the Company and its Restricted Subsidiaries minus (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, determined in accordance with GAAP.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the indenture and other documentation governing the notes.

     "Oil and Gas Assets" means all proved oil and gas reserves and natural gas processing facilities of the Company and/or any Restricted Subsidiary.

     "Oil and Gas Business" means the business of the exploration for, and exploitation, development, acquisition, production, processing (but not refining), marketing, storage and transportation of, hydrocarbons, and other related energy and natural resource businesses.

     "Oil and Gas Hedging Contract" means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.

     "Permitted Business Investment" means any Investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including (i) ownership interests in oil and gas properties, processing facilities, gathering systems or ancillary real property interests and (ii) Investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties.

     "Permitted Holders" means

          (i) the members of Contour Production Company L.L.C., a Delaware limited liability company ("Contour"), as of the Closing Date (the "Contour Group"),

          (ii) Contour, so long as Contour is controlled (as defined in the definition of "Affiliate" above), directly or indirectly, by the Contour Group,

          (iii) officers, principals, employees, direct or indirect owners or Affiliates of Persons described in clauses (i) or (ii),

          (iv) Persons who beneficially own Voting Stock of the Company on the Closing Date and

          (v) officers or employees of the Company or any of its Subsidiaries as of the Closing Date.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in

          (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is an Oil and Gas Business;

          (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is an Oil and Gas Business;

          (iii) Temporary Cash Investments;

          (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (vi) loans or advances to employees made in the ordinary course of business;

          (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

          (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain
     Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and

          (ix) Permitted Business Investments.

     "Permitted Joint Venture" means any Person engaged in the Oil and Gas Business in which the Company or a Restricted Subsidiary makes a Permitted Business Investment and which cannot, by the terms of such Person's constituent documents, Incur or Guarantee Indebtedness.

     "Permitted Liens" means, with respect to any Person,

          (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

          (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings;

          (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

          (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

          (f) Liens securing Indebtedness Incurred under clauses (b)(7) and
     (b)(11) of the covenant "Limitation on Indebtedness"; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 365 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

          (g) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been incurred in accordance with the provisions of the indenture; provided, that: (1) such Liens are expressly junior to the Liens securing the Obligations and the Subsidiary Guarantees,
     (2) such Refinancing results in an improvement on a pro forma basis in the Company's Consolidated Coverage Ratio, and (3) the instruments creating such Liens expressly subject the foreclosure rights of the holders of the Indebtedness being Refinanced to a stand-still of not less than 179 days;

          (h) Liens existing on the Closing Date;

          (i) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries;

          (j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries;

          (k) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person (or, in the case of the Company, to a Wholly Owned Subsidiary);

          (l) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (m) Liens arising in the ordinary course of business in favor of the United States, any state thereof, any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute;

          (n) Liens to secure any Refinancing (or successive Refinancing) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the preceding clauses (f), (g), (h), (i) and (j); provided, however, that
     (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and
     (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause
     (g), (f), (h), (i) or (j) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing;

          (o) Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof;

          (p) Liens on pipeline or pipeline facilities which arise out of operation of law;

          (q) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

          (r) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing (but not the refining) of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other similar agreements which are customary in the Oil and Gas Business;

          (s) Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; and

          (t) Liens arising pursuant to the Indenture or any Security Document or otherwise securing the Obligations and/or the Subsidiary Guarantees.

Notwithstanding the preceding, (1) "Permitted Liens" will not include any Lien described in clause (f), (i) or (j) above to the extent (A) such Lien applies to any Additional Assets or Permitted Business Investment acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and
(B) the fair value of such Additional Assets or Permitted Business Investment is less than the sum of (x) the amount of Indebtedness secured by such Lien plus
(y) the amount of Net Available Cash so invested in such Additional Assets or Permitted Business Investment; (2) "Permitted Liens" as such term relates to encumbrances on property constituting Collateral shall not include Liens of the type described in clauses (a), (d), (h), (l) and (n) (in so far as it relates to clause (h)); and (3) Liens Incurred pursuant to clauses (f), (i) and (j) shall not secure Indebtedness in a principal amount at any one time outstanding in excess of the greater of (A) $5.0 million or (B) an amount equal to 33.33% of the fair market value of the property acquired (which shall be deemed to be the PV-10 Value of any Oil and Gas Assets) subject of such Lien as of the date such Lien is created or assumed.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Pledge Agreement" means that certain Pledge Agreement dated as of the Issue Date pursuant to which the Capital Stock of the Programs owned by the Company and its Restricted Subsidiaries is pledged to the trustee for the benefit of the holders of the notes, as the same may be amended, modified or supplemented from time to time.

     "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Programs" means Kelley Partners 1992 Development Drilling Program, a Texas limited partnership, and Kelley Partners 1994 Development Drilling Program, a Texas limited partnership, together with Kelley Partners 1992 Development Drilling Joint Venture, a Texas general partnership, Kelley Partners 1994 Development Drilling Joint Venture, a Texas general partnership, and each of their respective successors.

     "PV-10 Value" means with respect to any Oil and Gas Assets the aggregate net present value of such Oil and Gas Assets calculated before income taxes and discounted at 10 percent in accordance with SEC guidelines (including using pricing provisions based on the most recent year-end prices), as reported in the most recently prepared or audited report of the Company's independent petroleum engineers.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness (including an Incurrence pursuant to clause (ii) of the first or third paragraph of the covenant described under "-- Certain Covenants -- Merger and Consolidation"). "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Closing Date or Incurred in compliance with the Indenture including Indebtedness that Refinances Refinancing Indebtedness and Indebtedness that is deemed to be Incurred at the time of a merger or consolidation pursuant to clause (ii) of the first or third paragraph of the covenant described under "-- Certain
Covenants -- Merger and Consolidation," provided, however, that

          (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

          (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and

          (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not
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

     include (x) Indebtedness of a Subsidiary (other than a Subsidiary Guarantor) that Refinances Indebtedness of the Company or another Subsidiary or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Reserve Report" shall mean a reserve engineering report, setting forth, as of the most recent January 1, April 1, July 1 and October 1, the oil and gas reserves attributable to the Company's and its Restricted Subsidiaries' Oil and Gas Assets included in the Collateral together with a projection of the rate of production and future net income, severance and production taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time.

     "Restricted Payment" with respect to any Person means

          (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (y) dividends or distributions payable solely to the Company or a Restricted Subsidiary, and
     (z) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)),

          (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock),

          (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations,

          (iv) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of the Company's 7 7/8% Convertible Subordinated Notes due 1999 and the Company's 8 1/2% Convertible Subordinated Notes due 2000, or

          (v) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Documents" means, collectively, the Mortgages, the Pledge Agreement and all security agreements, mortgages, deeds of trust, collateral assignments or other instruments evidencing or creating any security interests in favor of the trustee or any predecessor trustee in all or any portion of the Collateral, in each case as amended, supplemented or modified from time to time in accordance with their terms and the terms of the indenture.

     "Shelf Registration Statement" has the meaning given such term in the section "Registration Rights; Liquidated Damages".

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred.

     "Subordinated Obligations" means any Indebtedness or Preferred Stock of the Company or any Subsidiary Guarantor, whether outstanding on the Closing Date or thereafter Incurred, which is subordinate or junior in right of payment to the notes or any subsidiary guarantee, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. Unless otherwise indicated, references to Subsidiaries in this Description of the New Notes refers to Subsidiaries of the Company.

     "Temporary Cash Investments" means any of the following:

          (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

          (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as used in the Securities Act and the Exchange Act and the rules promulgated thereunder) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

          (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

          (iv) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a Person (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors Service, Inc. or "A-2" (or higher) according to Standard & Poor's Ratings Services, and

          (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Services or "A" by Moody's Investors Service, Inc.

     "Trust Moneys" means all cash or Temporary Cash Investments received by the trustee:

          (1) upon the release of Collateral from the Lien of the indenture and the Security Documents, including investment earnings thereon;

          (2) pursuant to the provisions of any Mortgage;

          (3) as proceeds of any Asset Disposition or other sale or other disposition of all or any part of the Collateral by or on behalf of the trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the indenture or any of the Security Documents or otherwise; or

          (4) for application under the indenture as provided for in the indenture or the Security Documents, or whose disposition is not elsewhere specifically provided for in the indenture or in the Security Documents; provided, however, that Trust Moneys shall not include any property deposited with the trustee pursuant to any Change of Control offer, Excess Proceeds Offer or redemption or defeasance of any notes.

     "Unrestricted Subsidiary" means

          (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

          (ii) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary is a Subsidiary Guarantor, such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated has total assets of $1,000 or less. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation

          (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain
     Covenants -- Limitation on Indebtedness" and

          (y) no Default shall have occurred and be continuing.

     Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

CERTAIN COVENANTS

     The indenture limits our ability to do the following:

  Limitation on Indebtedness

     (a) The Company may not, and may not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that we may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds

          (i) 2.0 to 1.0, if such Indebtedness is Incurred on or prior to September 30, 1999,

          (ii) 2.25 to 1.0, if such Indebtedness is Incurred after September 30, 1999 and on or prior to September 30, 2001, and

          (iii) 2.5 to 1.0 if such Indebtedness is Incurred after September 30, 2001.

     (b) These limitations in the indenture do not, however, prohibit

          (1) Indebtedness of the Company Incurred pursuant to any Credit Facility, so long as the aggregate principal amount of all Indebtedness outstanding under all Credit Facilities does not at any one time exceed the then Available Borrowing Base,

          (2) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness, other than to the Company or another Wholly Owned Subsidiary, shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof,

          (3) the notes and the subsidiary guarantees,

          (4) Indebtedness outstanding on the Closing Date (other than Indebtedness described in clause (1), (2) or (3) above)

          (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds

             (i) 1.8 to 1.0, if such Indebtedness is Incurred on or prior to September 30, 1999,

             (ii) 2.05 to 1.0, if such Indebtedness is Incurred after September 30, 1999 and on or prior to September 30, 2001, and

             (iii) 2.3 to 1.0, if such Indebtedness is Incurred after September 30, 2001.

          (6) Refinancing Indebtedness in respect of Indebtedness Incurred under paragraph (a) above or under clause (3), (4) or (5) above, clause (7) or
     (12) below; provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Restricted Subsidiary described in clause (5), such Refinancing Indebtedness shall be Incurred only by such Restricted Subsidiary or the Company,

          (7) Indebtedness of the Company or a Restricted Subsidiary represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in its Oil and Gas Business and in each case Incurred no later than 365 days after the date of such acquisition or the date of completion of such construction or improvement; provided, however, that the principal amount of any Indebtedness Incurred pursuant to this clause (7) in any single calendar year shall not exceed $15.0 million,

          (8) Indebtedness consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the indenture,

          (9) Indebtedness under Oil and Gas Hedging Contracts and Currency Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company,

          (10) Indebtedness in respect of letters of credit issued for the benefit of the Company or any of its Restricted Subsidiaries to the extent they are issued in connection with the ordinary course of business of the Company and its Restricted Subsidiaries, Incurred in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred under this clause (10) and then outstanding, does not exceed $15.0 million,

          (11) Indebtedness of the Company or a Restricted Subsidiary Incurred to finance capital expenditures (or Refinancings thereof) in an aggregate principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed $10.0 million,

          (12) Indebtedness of the Company or a Restricted Subsidiary Incurred for the purpose of financing all or any part of the cost of acquiring oil and gas reserves of another Person (other than a Person that was, immediately prior to such acquisition, a Subsidiary of the Company) engaged in the Oil and Gas Business or all or substantially all the assets of such a person; provided, however, that on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio equals or exceeds

          (i) 1.8 to 1.0, if such Indebtedness is Incurred on or prior to September 30, 1999,

          (ii) 2.05 to 1.0, if such Indebtedness is Incurred after September 30, 1999 and on or prior to September 30, 2001, and

          (iii) 2.3 to 1.0 if such Indebtedness is Incurred after September 30, 2001, and

          (13) Indebtedness in an aggregate principal amount which, together with the principal amount of all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (12) above or paragraph
     (a) above) does not exceed the greater of 6% of Adjusted Consolidated Net Tangible Assets as of the end of the most recent fiscal year ending at least 90 days prior to the date of such Incurrence and $15.0 million.

     (c) Notwithstanding the preceding, the Company shall not Incur any Indebtedness pursuant to the preceding paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the notes to at least the same extent as such Subordinated Obligations; provided, however, that this paragraph (c) shall not prohibit the Company from Refinancing any of its Subordinated Obligations outstanding on the Closing Date.

     (d) For purposes of determining compliance with the provisions of "Limitation on Indebtedness", (i) if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) we may divide an item of Indebtedness and classify it in more than one of the types of Indebtedness described above.

  Limitation on Restricted Payments

     (a) The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, a Restricted Payment.

     (b) Paragraph (a) does not prohibit:

          (i) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company, other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees,

          (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which the Company is permitted to Incur under the provisions described under "-- Limitation on Indebtedness"; provided that such Indebtedness is effectively junior to the notes, matures no less than 180 days after the Stated Maturity of the notes and does not result in an increase in the total amount of the Company's Indebtedness,

          (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations; provided that the Company may not use the proceeds from the sale of the notes, any Excess Proceeds or the cash flows from operations accumulated after the Issue Date to purchase, repurchase, redeem, defease, acquire or retire for value any of the Subordinated Obligations if the aggregate amount so purchased, repurchased, redeemed, defeased, acquired or retired using any or all of the proceeds from the sale of the notes, any Excess Proceeds or the cash flows from operations accumulated after the Issue Date would exceed the greater of (1) $36.0 million and (2) the excess of the PV-10 Value of the Company's and its Restricted Subsidiaries' Oil and Gas Assets, using 1998 year-end pricing assumptions, over two times the aggregate stated principal amount of the notes then outstanding,

          (iv) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made with any Excess Proceeds remaining after an Excess Proceeds Offer in which the Company purchased all notes duly tendered thereunder; provided, such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value occurs no sooner than 360 days after the last Asset Disposition giving rise to an obligation to offer to purchase such Subordinated Obligations, or

          (v) further Restricted Payments in an aggregate amount not to exceed $5.0 million.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries

     The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary

          (a) to pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness owed to the Company or a Restricted Subsidiary,

          (b) to make any loans or advances to the Company or a Restricted Subsidiary,

          (c) to transfer any of its property or assets to the Company or a Restricted Subsidiary, or

          (d) grant to the trustee a Lien on any of its Property, except

             (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Closing Date,

             (ii) any encumbrance or restriction with respect to a Restricted Subsidiary under an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date,

             (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred under an agreement referred to in clause (i) or (ii) above or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or
        (ii) above or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the holders of the notes than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements,

             (iv) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder,

             (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages,

             (vi) any restriction with respect to a Restricted Subsidiary imposed under an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition, and

             (vii) in the case of clause (d) above, restrictions contained in instruments related to or creating Permitted Liens under clauses (f),
        (i), (j) and (n) of the definition of "Permitted Liens," provided such restrictions relate only to the property subject to such Permitted Liens.

  Limitation on Sales of Assets and Subsidiary Stock

     (a) The Company shall not, and shall not cause or permit any of the Restricted Subsidiaries to, consummate an Asset Disposition unless

          (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors or senior management of the Company), and

          (2) (A) at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Disposition shall be in the form of cash or Temporary Cash Investments and is received at the time of such disposition, and

               (B) at least 15% of such consideration received if in a form other than cash or Temporary Cash Investments is converted into or exchanged for cash or Temporary Cash Investments within 90 days of such disposition.

     If and to the extent that the Net Available Cash received by the Company or any Restricted Subsidiary from one or more Asset Dispositions occurring on or after the Closing Date in any period of 12 consecutive months exceeds $5.0 million, then the Company shall

          (i) within 180 days after the date such Net Available Cash so received exceeds such $5.0 million invest an amount equal to such excess in Additional Assets or in one or more Permitted Joint Ventures or Permitted Business Investments, or

          (ii) apply an amount equal to such excess (to the extent not applied pursuant to the clause above) as provided in the following paragraphs describing this covenant. The amount of such excess Net Available Cash required to be applied during the applicable period and not applied (or designated by the Company as not to be so applied) as so required by the end of such period shall constitute "Excess Proceeds".

     Notwithstanding the foregoing paragraph, if the Company consummates any Asset Disposition, then the Company

          (i) shall, on a date which is not less than 15 nor more than 30 days after the date on which such Asset Disposition is consummated, offer to purchase from all holders of notes an amount not less than the Collateral Maintenance Tender Offer Amount (expressed as an integral multiple of $1,000) of the notes at a purchase price equal to 105% of the stated principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (subject to the right of holders of notes on the relevant record date to receive interest on the relevant interest payment date) and purchase any notes tendered in response to such offer (up to an amount equal to the Collateral Maintenance Tender Offer Amount), and


          (ii) may use the Net Available Cash received from such Asset Disposition less an amount equal to the amount required to repurchase notes tendered in response to the offer made under the immediately preceding clause in a manner contemplated by clause (b)(iii) of the covenant described under "-- Limitation on Restricted Payments".


     Any remaining Net Available Cash received from such Asset Disposition and not used pursuant to the two immediately preceding clauses shall be applied in accordance with the immediately preceding paragraph.

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $5.0 million, the Company must, not later than the fifteenth Business Day of such month, make an offer (an "Excess Proceeds Offer") to purchase from the holders of notes on a pro rata basis an aggregate stated principal amount of notes equal to the Excess Proceeds (rounded down to the nearest multiple of $1,000) on such date, at a purchase price equal to 105% of the stated principal amount of such notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Excess Proceeds Payment"). We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations thereunder in the event that we receive such Excess Proceeds under this provision and we are required to repurchase notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under this covenant by virtue thereof.

     (b) If the Company transfers substantially all (but not all) of its property and assets as an entirety to a Person in a transaction permitted by the covenant described under "-- Merger and Consolidation", the Successor Company (as defined therein) shall be deemed to have sold the properties and assets of the Company not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Disposition and the Successor Company shall be deemed to have received Net Available Cash in an amount equal to the fair market value (as determined in good faith by the Board of Directors) of the properties and assets not so transferred or sold.

     (c) All Net Available Cash shall constitute Trust Moneys and shall be delivered by the Company to the trustee and shall be deposited in the Collateral Account in accordance with the indenture. Net Available Cash so deposited may be withdrawn from the Collateral Account for application by the Company in accordance with this covenant or otherwise under the indenture as summarized in "-- Possession, Use and Release of Collateral -- Deposit, Use and Release of Trust Moneys".

  Limitation on Affiliate Transactions

     (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof

          (i) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

          (ii) if such Affiliate Transaction involves an amount in excess of $1.0 million, are set forth in writing and have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction, or

          (iii) if such Affiliate Transaction involves an amount in excess of $10.0 million, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the preceding paragraph (a) shall not prohibit

          (i) any sale of hydrocarbons or other mineral products or the entering into or performance of Oil and Gas Hedging Contracts, gas gathering, transportation or processing contracts or oil or natural gas marketing or exchange contracts, in each case, entered into in the ordinary course of business, so long as the terms of any such transaction are approved by a majority of the members of the Board of Directors who are disinterested with respect to such transaction as being the most favorable of at least
     (x) two bids, quotes or proposals, at least one of which is from a Person that is not an Affiliate of the Company (in the event that the Company determines in good faith that it is able to obtain only two bids, quotes or proposals with respect to such transaction) or (y) three bids, quotes or proposals, at least two of which are from Persons that are not Affiliates of the Company (in all other circumstances),

          (ii) the sale to an Affiliate of the Company of Capital Stock of the Company that does not constitute Disqualified Stock,

          (iii) transactions contemplated by any employment agreement or other compensation plan or arrangement that we enter into in the ordinary course of business and consistent with industry practice,

          (iv) transactions between or among the Company and its Restricted Subsidiaries,

          (v) Restricted Payments and Permitted Investments that are permitted by the provisions of the indenture described above under the caption
     "-- Limitation on Restricted Payments",

          (vi) the transactions described in this prospectus under the caption "Certain Transactions", and

          (vii) loans or advances to our employees in the ordinary course of business and approved by the Company's Board of Directors in an aggregate principal amount not to exceed $1.0 million outstanding at any one time.

  Change of Control

     (a) Upon the occurrence of a Change of Control, you will have the right to require that the Company repurchase your notes at a purchase price in cash equal to 101% of the stated principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders on the relevant record date to receive interest on the relevant interest payment date, in accordance with the terms contemplated in paragraph (b) below.

     (b) Within 30 days following any Change of Control, we will mail a notice to you with a copy to the trustee stating

          (1) that a Change of Control has occurred and that you have the right to require the Company to purchase your notes at a purchase price in cash equal to 101% of the stated principal amount

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

     thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of holders on the relevant record date to receive interest on the relevant interest payment date,

          (2) the circumstances and relevant facts regarding such Change of Control, including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control,

          (3) the repurchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, and

          (4) the instructions determined by the Company, consistent with this covenant, that you must follow in order to have your notes purchased.

     (c) We will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, we will comply with the applicable securities laws and regulations and we will not be deemed to have breached our obligations under this covenant by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "-- Limitation on Indebtedness," "-- Limitation on Liens" and "-- Limitation on Sale/ Leaseback Transactions". Except for the limitations contained in such covenants, however, the indenture does not contain any covenants or provisions that may afford you protection in the event of a highly leveraged transaction.

     The provisions under the indenture relating to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

     We will not be required to make an offer to purchase the notes as a result of a Change of Control if a third party

     - makes an offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture relating to our obligations to make the offer, and

     - purchases all notes validly tendered and not withdrawn under the offer.

  Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

     The Company will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except

          (i) to the Company or a Wholly Owned Subsidiary,

          (ii) if, immediately after giving effect to such issuance, sale or other disposition, we would own less than 20% of the Voting Stock of such Restricted Subsidiary and have no greater economic interest in such Restricted Subsidiary,

          (iii) if, immediately after giving effect to such issuance, sale or other disposition, we would own greater than 80% of the Voting Stock of such Restricted Subsidiary and have no lesser economic interest in such Restricted Subsidiary, or

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

          (iv) to the extent such shares represent directors' qualifying shares or shares required by applicable law to be held by a person other than the Company or Restricted Subsidiary;

provided that in the case of clauses (ii) and (iii), the Company complies with the provisions of the covenant described under the caption "-- Limitation on Sales of Assets and Subsidiary Stock". If we dispose of all of the Capital Stock of any subsidiary guarantor, such subsidiary guarantor shall be released from the obligations under its subsidiary guarantee.

  Limitation on Liens

     The Company will not, and will not cause or permit any its our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist or remain in effect any Liens other than Permitted Liens.

  Limitation on Sale/Leaseback Transactions

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/ Leaseback Transaction with respect to any property unless


          (i) the Company or that Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to that Sale/Leaseback Transaction under the covenant described under "-- Limitation on Indebtedness" and (B) create a Lien on the property securing that Attributable Debt under the covenant described under "-- Limitation on Liens",



          (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with the Sale/Leaseback Transaction are at least equal to the fair value, as determined by the Board of Directors) of the property, and


          (iii) we apply the proceeds of that transaction in compliance with the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock".

  Future Subsidiary Guarantors

     From and after the Issue Date, the Company will cause each of its Subsidiaries that is or becomes a Restricted Subsidiary, other than the Programs, to issue a subsidiary guarantee for the benefit of the holders of the notes.

  Merger and Consolidation

     The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to any Person, unless

          (i) the resulting, surviving or transferee Person (the "Successor Company") is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company, if not the Company, shall expressly assume, by an indenture supplemental thereto, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations under the indenture and the notes,

          (ii) immediately after giving effect to that transaction, and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary as a result of that transaction as having been Incurred by the Successor Company or the Subsidiary at the time of the transaction, no Default shall have occurred and be continuing,

          (iii) immediately after giving effect to the transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) or, if applicable, paragraph (b)(5), of the covenant described under "-- Limitation on Indebtedness",

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

          (iv) immediately after giving effect to the transaction, the Successor Company shall have Adjusted Consolidated Net Tangible Assets in an amount that is not less than the Adjusted Consolidated Net Tangible Assets of the Company immediately prior to the transaction, and

          (v) the Company has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture, if any, comply with the indenture;

provided, however, that clauses (iii) and (iv) shall not be applicable to any transaction solely between the Company and any Restricted Subsidiary.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets shall not be released from the obligation to pay the principal of and interest on the notes.

     The Company will not permit any subsidiary guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or series of transactions, all or substantially all its assets to any person unless

          (i) the resulting, surviving or transferee Person shall expressly assume by a supplemental indenture, in a form acceptable to the trustee, all the obligations of that subsidiary guarantor, if any, under its subsidiary guarantee,

          (ii) immediately after giving effect to that transaction or transactions on a pro forma basis, and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of the transaction as having been issued by that Person at the time of that transaction, no Default shall have occurred and be continuing, and

          (iii) the Company delivers to the trustee an officers' certificate and an opinion of counsel, each stating that consolidation, merger or transfer and the guaranty agreement, if any, complies with the indenture.

Notwithstanding the preceding, upon any consolidation, merger, conveyance, transfer or lease of all or substantially all its assets, a subsidiary guarantor and its successor or transferee shall be released from all of that subsidiary guarantor's obligations under the indenture and its subsidiary guarantee as described in the definition of "Guarantee".

  SEC Reports

     Notwithstanding that the Company may not at any time be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the trustee and holders of the notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act, excluding however information with respect to benefit plans and long-term compensation arrangements, and applicable to a U.S. corporation subject to those Sections, the information, documents and other reports to be so filed and provided at the times specified for the filing of that information, documents and reports under those Sections.

  Limitation on Impairment of Lien

     Neither the Company nor any of its Subsidiaries will take or omit to take any action which action or omission would have the result of adversely affecting or impairing the Lien in favor of the trustee or any predecessor, on behalf of itself and the holders or the priority thereof, with respect to the Collateral, and neither the Company nor any of its Subsidiaries will grant to any Person, or suffer any Person, other than the Company and its Restricted Subsidiaries, to have, other than to the trustee on behalf of the trustee and the holders of notes, any interest whatsoever in the Collateral other than Permitted Liens. Neither the Company nor any of its Subsidiaries will enter into any agreement or instrument that by its terms requires
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

the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness, other than pursuant to the indenture and the Security Documents.

  Limitation on Conduct of Business

     The Company will not, and will not permit any of our Restricted Subsidiaries to, engage in the conduct of any business other than the Oil and Gas Business.

  Limitation on Capital Expenditures

     During the period of eight fiscal quarters, commencing with the fiscal quarter during which the Issue Date occurs, the Company will not, and will not permit any of its Restricted Subsidiaries to, make any expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures during any such fiscal quarter would exceed $5.0 million plus the excess of EBITDA for such fiscal quarter over $12.5 million; provided that this covenant will not limit expenditures for fixed or capital assets to the extent those expenditures are made with the Net Cash Proceeds of any sale or issuance of Capital Stock, other than Disqualified Capital Stock, of the Company, other than sales or issuances to any of its Subsidiaries. Notwithstanding the foregoing, (i) if any amount which the Company would have been permitted to spend during a given fiscal quarter on fixed or capital assets under this covenant is not spent during such fiscal quarter, the Company may spend such amounts during the next succeeding fiscal quarter, and (ii) if the Company spends an amount in a given fiscal quarter on fixed or capital assets which exceeds 120% of the maximum amount permitted under this covenant for that fiscal quarter, that action shall not be considered a breach of this covenant if the aggregate amount spent on fixed and capital assets during that fiscal quarter and the next succeeding fiscal quarter does not exceed the sum of the maximum permitted expenditures for both those fiscal quarters.

  Lien on Additional Collateral

     (a) If, after the Issue Date, the Company or any of its Restricted Subsidiaries (i) acquire any Oil and Gas Assets or other assets as non-cash consideration for any Asset Disposition or (ii) engage in successful drilling and exploration activities resulting in the creation of material new proved oil and gas reserves, then the Company will, and will cause each of its Restricted Subsidiaries to, execute and file in the appropriate filing offices additional Security Documents granting to the trustee for the benefit of the holders of the notes a first Lien, subject only to Permitted Liens, or in the case of property securing Acquired Indebtedness, to the extent not prohibited by the terms of the instruments creating the Acquired Indebtedness, a junior Lien, as is necessary or appropriate to ensure that the Lien of the indenture and the Security Documents covers substantially all of the PV-10 Value of the new assets.

     (b) Without limiting clause (a), on the date any Oil and Gas Assets or interests in a Permitted Joint Venture shall be acquired in exchange for or replacement of any Collateral, the Company will, and will cause each of its Restricted Subsidiaries to, execute and file in the appropriate filing offices additional Security Documents granting to the trustee, for the benefit of the holders of the notes, a first Lien, subject only to Permitted Liens (or in the case of property securing Acquired Indebtedness, to the extent not prohibited by the terms of the instruments creating such Acquired Indebtedness, a junior
Lien), on that portion of the assets as is necessary to ensure that the Lien of the indenture and the Security Documents covers substantially all of the PV-10 Value of the assets received in exchange or trade or on the interests in the Permitted Joint Venture.

     (c) In connection with any Security Documents executed and filed under clause (a) or (b), we will also comply with the terms of the Trust Indenture Act to the extent applicable.

     (d) On March 15th in each year, beginning with March 15, 2000, the Company will review its and its Restricted Subsidiaries' Oil and Gas Assets as of the preceding January 1st to ascertain whether substantially all of the PV-10 Value of the Company's and its Restricted Subsidiaries' Oil and Gas Assets as of that January 1st are then subject to the Lien of the indenture and the Security Documents, provided that to the extent Oil and Gas Assets secure Acquired Indebtedness, the discounted future net revenues
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

attributable to such Oil and Gas Assets may be excluded from this calculation to the extent the instruments securing the Acquired Indebtedness prohibit the Incurrence of a Lien on those assets. If substantially all of the PV-10 Value of the assets are not then subject to the Lien of the indenture and the Security Documents, then the Company will, and will cause its Restricted Subsidiaries to, execute and file in the appropriate filing offices additional Security Documents granting to the trustee for the benefit of the holders of the notes a first Lien, subject only to Permitted Liens, or in the case of property securing Acquired Indebtedness, to the extent not prohibited by the terms of instruments creating that Acquired Indebtedness, a junior Lien, as is necessary or appropriate to encumber substantially all those assets.

  Quarterly Reserve Engineering Reports; Reserve Redemption Event

     Not later than the first day of each March, June, September and December of each year commencing June 1, 1999, we will furnish to the trustee and we will make available to any holder of notes upon request a Reserve Report dated as of the January 1, April 1, July 1 or October 1 immediately preceding such date. Each such Reserve Report of each year shall be prepared (i) by certified independent petroleum engineers or consultants or (ii) under the supervision of the chief engineer of the Company and audited by that certified independent petroleum engineers or consultant(s) of national standing in accordance with the Company's reserve engineering practices as of the Issue Date.

     If as of the date any Reserve Report under this covenant is delivered, we report that the volumetric equivalent of our Oil and Gas Assets is less than the Minimum Reserve Amount (a "Reserve Deficiency Event") then we will, not later than the fifth Business Day following that event, make an offer (a "Reserve Deficiency Offer") to purchase from the holders of notes on a pro rata basis an aggregate stated principal amount of notes equal to the Cash Balance Amount, rounded down to the nearest multiple of $1,000, on the date of such Reserve Deficiency Offer, at a purchase price equal to 104% of the stated principal amount of those notes, plus, in each case, accrued interest (if any) to the date of purchase (the "Reserve Deficiency Payment").

     If (i) within 90 days following such Reserve Deficiency Event, we have not entered into one or more definitive agreements for one or more Asset Dispositions, such that, after giving effect to any of those Asset Disposition(s) and the assumed redemption of the notes following an Excess Proceeds Offer under the covenant "-- Certain Covenants -- Limitation of Sale of Assets and Subsidiary Stock," the PV-10 Value of the Oil and Gas Assets of the Company and its Restricted Subsidiaries is greater than or equal to 1.75 times the aggregate stated principal amount of the notes then outstanding or (ii) if within that period that ratio is not otherwise met without the need for any such Asset Disposition, then we will be obligated on the 91st day following such Reserve Deficiency Event to offer to redeem (a "Reserve Deficiency Redemption Offer") all of the notes then outstanding at a purchase price equal to 104% of the stated principal amount of those notes, plus, in each case, accrued interest (if any) to the date of purchase.

     We will commence a Reserve Deficiency Offer or Reserve Deficiency Redemption Offer with respect to the notes by mailing a notice to the trustee and each holder of notes stating: (i) that the offer is being made under this covenant and that all notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date the notice is mailed) (the "Reserve Deficiency Payment Date"); (iii) that any note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the Reserve Deficiency Payment, any notes accepted for payment under the Reserve Deficiency Offer shall cease to accrue interest on and after the Reserve Deficiency Payment Date; (v) that holders electing to have a note purchased pursuant to the offer will be required to surrender the note, together with the form entitled "Option of Holder to Elect Purchase" on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Reserve Deficiency Payment Date; (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Reserve Deficiency Payment Date, a telegram, facsimile transmission or letter setting forth the name of that holder, the principal amount of
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

notes delivered for purchase and a statement that the holder is withdrawing his election to have those notes purchased; and (vii) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided however, that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof.

     On the Reserve Deficiency Payment Date, the Company shall

          (A) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to the Reserve Deficiency Offer or Reserve Deficiency Redemption Offer,

          (B) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted, and

          (C) deliver, or cause to be delivered, to the trustee all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof so accepted for payment by the Company.

The Paying Agent shall promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and mail to those holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided, however; that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of the Reserve Deficiency Offer or Reserve Deficiency Redemption Offer as soon as practicable after the Reserve Deficiency Payment Date. For purposes of this covenant, the trustee shall act as the Paying Agent.

     We will comply, to the extent applicable, with the requirements of this covenant, of the Exchange Act and any other securities laws or regulations thereunder in the event that a Reserve Deficiency Event occurs under this covenant and the Company is required to repurchase notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under this covenant by virtue thereof.

DEFAULTS

     An Event of Default is defined in the indenture as

          (i) a default in the payment of interest on the notes when due, continued for 20 days,

          (ii) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

          (iii) the Company's failure to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above,


          (iv) the Company's failure to comply for 20 days after notice with any of its obligations in the covenants described above under "-- Certain
     Covenants: -- Limitation on Indebtedness", "-- Limitation on Restricted Payments", "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries", "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase notes), "-- Limitation on Affiliate Transactions", "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", "-- Change of Control" (other than a failure to purchase notes), "-- Limitation on Liens", "-- Limitation on Sale/Leaseback Transactions", "-- Future Subsidiary Guarantors", "-- SEC Reports",
     "-- Limitation on Impairment of Lien", "-- Limitation on Capital Expenditures", or "-- Quarterly Reserve Engineering Reports; Reserve Redemption Event", (other than a failure to purchase notes),


          (v) the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the indenture or any Security Document,

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

          (vi) principal of, or interest on, any Indebtedness of the Company or any Significant Subsidiary, other than Limited Recourse Indebtedness, in excess of $10.0 million is not paid when due, after giving effect to any applicable grace period, or any default shall occur and be continuing under any Indebtedness of the Company or any Significant Subsidiary, other than Limited Recourse Indebtedness, in excess of $10.0 million and the maturity thereof is accelerated by the holders thereof (the "cross acceleration provision"),

          (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"),

          (viii) any judgment or decree for the payment of money in excess of $10.0 million is rendered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision"), or

          (ix) a subsidiary guarantee or any Security Document ceases to be in full force and effect, other than in accordance with the terms of such subsidiary guarantee or such Security Document, or the Company or a subsidiary guarantor denies or disaffirms its obligations under any Security Document to which it is a party or its subsidiary guarantee, as applicable, if that default continues for a period of 10 days after notice thereof to the Company.

However, a default under clauses (iv), (v) and (viii) will not constitute an Event of Default until the trustee or the holders of 25% in stated principal amount of the notes notifies the Company of the default and the Company does not cure that default within the time specified after receipt of the notice.

     If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the notes then outstanding may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, that principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary occurs and is continuing, the principal of and interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind an acceleration with respect to the notes and its consequences.

     Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of notes unless those holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no holder of notes may pursue any remedy with respect to the indenture, the notes, any subsidiary guarantee or Security Document unless

          (i) that holder has previously given the trustee notice that an Event of Default is continuing,

          (ii) holders of at least 25% in principal amount of the notes then outstanding have requested the trustee to pursue the remedy,

          (iii) the holders have offered the trustee reasonable security or indemnity against any loss, liability or expense,

          (iv) the trustee has not complied with that request within 60 days after the receipt thereof and the offer of security or indemnity, and

          (v) the holders of a majority in principal amount of the notes then outstanding have not given the trustee a direction inconsistent with that request within that 60-day period.

Subject to some restrictions, the holders of a majority in principal amount of the notes then outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy
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

available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.

     The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to you notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of notes. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers' certificate indicating whether the signers thereof know of any Default that occurred during that fiscal year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereto.

AMENDMENTS AND WAIVERS

     Subject to some exceptions, the indenture, the subsidiary guarantees and any Security Document may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding, including consents obtained in connection with a tender offer or exchange for the notes, and any past default or noncompliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, no amendment may, among other things,

          (i) reduce the amount of notes whose holders must consent to an amendment,

          (ii) reduce the rate of or extend the time for payment of interest on any note,

          (iii) reduce the principal of or extend the Stated Maturity of any note,

          (iv) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "-- Optional Redemption",

          (v) make any note payable in any currency other than that stated in the note,

          (vi) impair the right of any holder to receive payment of principal of and interest and any Liquidated Damages on that holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to that holder's notes,

          (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions,

          (viii) make any change in any subsidiary guarantee or any Security Document that could adversely affect that holder, or

          (ix) release any Collateral from the Liens created under the indenture and the Security Documents or release any subsidiary guarantor from any of its obligations under its subsidiary guarantee, in any case otherwise than in accordance with the terms of the indenture.

     Without notice to or the consent of any holder of notes, the Company and trustee may amend the indenture, any subsidiary guarantee or Security Document

          - to cure any ambiguity, omission, defect or inconsistency,

          - to provide for the assumption by a Successor Company of the obligations of the Company under the indenture or of a subsidiary guarantor under a subsidiary guarantee,

          - to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the

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

         Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

          - to add guarantees with respect to the notes,

          - to further secure the notes,

          - to add to the covenants of the Company for the benefit of the holders of notes or

          - to surrender any right or power conferred upon the Company or any Subsidiary Guarantor,

          - to make any change that does not adversely affect the rights of any holder of notes or

          - to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

     The consent of the holders of notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture, any subsidiary guarantee or Security Document becomes effective, the Company is required to mail to you a notice briefly describing that amendment. However, the failure to give that notice to all holders of notes, or any defect therein, will not impair or affect the validity of the amendment.

POSSESSION, USE AND RELEASE OF COLLATERAL

     Unless an Event of Default shall have occurred and be continuing, the Company and the Restricted Subsidiaries will have the right to remain in possession and retain exclusive control of the Collateral securing the notes (other than any cash, securities, obligations and Temporary Cash Investments constituting part of the Collateral and deposited with the trustee in the Collateral Account and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon or therefrom.

  Release of Collateral

     Upon compliance by the Company with the conditions set forth below in respect of any sale, lease, transfer or other disposition to any Person involving Collateral, including the disposition of all of the Capital Stock of a subsidiary guarantor, the trustee will release the Released Interests (as defined below) from the Lien of the indenture and the Security Documents and reconvey the Released Interests to the Company or any other Person as the Company may direct in writing. The Company will have the right to obtain a release of items of Collateral subject to any sale, lease, transfer or other disposition or owned by a subsidiary guarantor all of the Capital Stock of which is subject of a disposition (the "Released Interests") upon compliance with the condition that the Company deliver to the trustee the following:

          (1) a notice from the Company requesting the release of Released
     Interests:

             (A) describing the proposed Released Interests,

             (B) specifying the value of those Released Interests on a date within 60 days of the Company notice (the "Valuation Date"),

             (C) stating that the purchase price or other property to be received in consideration for those Released Interests is at least equal to the fair market value of the Released Interests,

             (D) stating that the release of those Released Interests will not interfere with the trustee's ability to materially realize the value of the remaining Collateral and will not materially impair the maintenance and operation of the remaining Collateral,

             (E) confirming the sale, lease, transfer or other disposition of, or an agreement to sell, lease, transfer or dispose of, those Released Interests in a bona fide transaction to a Person that is not
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        an Affiliate of the Company or, in the event that such disposition is to a Person that is an Affiliate, confirming that such disposition is made in compliance with the provisions set forth in "-- Certain
        Covenants -- Limitation on Affiliate Transactions", and

             (F) in the event there is to be a substitution of property for the Collateral subject to the sale, lease, transfer or other disposition, specifying the property intended to be substituted for the Collateral to be disposed of;

          (2) an officers' certificate of the Company stating that:

             (A) such sale, lease, transfer or other disposition complies with the terms and conditions of the indenture with respect to Asset Dispositions and Restricted Payments to the extent applicable,

             (B) all Net Available Cash from the sale, lease, transfer or other disposition will be applied pursuant to the provisions of the indenture to the extent applicable,

             (C) there is no Event of Default in effect or continuing on the date thereof or the date of the sale, lease, transfer or other disposition,

             (D) the release of the Collateral will not result in an Event of Default under the indenture, and

             (E) upon the delivery of the officers' certificate, all conditions precedent in the indenture relating to the release in question will have been complied with, and

          (3) all other documentation required by the Trust Indenture Act, if any, prior to the release of Collateral by the trustee and, in the event there is to be a contemporaneous substitution of property for the Collateral subject to the sale, lease, transfer or other disposition, all documentation necessary to effect the substitution of those new Collateral.

     Notwithstanding the provisions of "-- Release of Collateral" above, so long as no Event of Default shall have occurred and be continuing, the Company may engage in any number of ordinary course activities in respect of the Collateral, in limited dollar amounts specified by the Trust Indenture Act, upon satisfaction of certain conditions. For example, among other things, subject to such dollar limitations and conditions, the Company would be permitted to:

          (1) sell or otherwise dispose of any property subject to the Lien of the indenture and the Security Documents, which may have become worn out or obsolete,

          (2) abandon, terminate, cancel, release or make alterations in or substitutions of any leases or contracts subject to the Lien of the indenture or any of the Security Documents,

          (3) surrender or modify any franchise, license or permit subject to the Lien of the indenture or any of the Security Documents which it may own or under which it may be operating,

          (4) alter, repair, replace, change the location or position of and add to its structures, machinery, systems, equipment, fixtures and appurtenances,

          (5) demolish, dismantle, tear down or scrap any Collateral or abandon any thereof, and

          (6) grant farm-outs, leases or sub-leases in respect of real property to the extent any of the preceding does not constitute an Asset Disposition.

  Deposit, Use and Release of Trust Moneys

     The Net Available Cash from any Asset Disposition involving Collateral shall be deposited into a securities account maintained by the trustee at its corporate trust offices or at any securities intermediary selected by the trustee having a combined capital and surplus of at least $250.0 million and having a long-term debt rating of at least "A3" by Moody's Investor Service, Inc. and at least "A -- " by Standard &

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Poor's Ratings Services styled the "Kelley Oil Collateral Account" (such account being the "Collateral Account") which shall be under the exclusive dominion and control of the trustee. All amounts on deposit in the Collateral Account shall be treated as financial assets and cash funds on deposit in the Collateral Account may be invested by the trustee, at the direction of the Company, in Temporary Cash Investments; provided, however, in no event shall the Company have the right to withdraw funds or assets from the Collateral Account except in compliance with the terms of the indenture and all assets credited to the Collateral Account shall be subject to a Lien in favor of the trustee and the holders of notes.

     Any of those funds will be released to the Company by its delivering to the Trustee an officers' certificate stating that:

          (1) no Event of Default has occurred and is continuing as of the date of the proposed release,

          (2) (A) if those Trust Moneys represent Net Available Cash in respect of an Asset Disposition, that those funds will be applied in accordance with the covenant "Limitation on Sales of Assets and Subsidiary Stock" above, or (B) if those Trust Moneys do not represent Net Available Cash, that those amounts will be utilized in connection with the business of the Company and its Restricted Subsidiaries in compliance with the terms of the indenture,

          (3) all other conditions precedent in the indenture relating to the release in question have been complied with, and

          (4) all documentation required by the Trust Indenture Act, if any, prior to the release of those Trust Moneys by the trustee has been delivered to the trustee.

     Notwithstanding the preceding, (A) if the maturity of the notes has been accelerated, which acceleration has not been rescinded as permitted by the indenture, the trustee shall apply the Trust Moneys credited to the Collateral Account to pay the principal of, premium, if any, and accrued and unpaid interest on the notes to the extent of such Trust Moneys, (B) if the Company so elects, by giving written notice to the trustee, the trustee shall apply Trust Moneys credited to the Collateral Account to the payment of interest due on any interest payment date, and (C) if the Company so elects, by giving written notice to the trustee, the trustee shall apply Trust Moneys credited to the Collateral Account to the payment of the principal of, and premium, if any, and accrued and unpaid interest on any notes on the Stated Maturity or upon redemption or to the purchase of notes upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, in each case in compliance with the indenture and at the direction of the Company.

TRANSFER

     The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

     We at any time may terminate all our obligations under the notes and the indenture and all of the obligations of the subsidiary guarantors under the subsidiary guarantees and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Company at any time may terminate its obligations under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

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

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-- Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under the first of paragraph of "-- Certain Covenants -- Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option each subsidiary guarantor, if any, will be released from all its obligations with respect to its subsidiary guarantee.

     In order to exercise either defeasance option, we must irrevocably deposit in trust (the "defeasance trust") with the trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of notes will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred (and, in the case of legal defeasance only, the opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     Norwest Bank Minnesota, National Association is to be the trustee under the indenture and has been appointed by the Company as the initial Registrar and initial Paying Agent with regard to the notes.

     The holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that if an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of that person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless that holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the indenture.

BOOK-ENTRY; DELIVERY AND FORM

     The notes initially will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (collectively, the "Global Note") and will be deposited with the trustee as custodian for, and registered in the name of, a nominee of DTC.

     Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the indenture and the notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of a participant through which the note is held.

     Payments of the principal of, and interest on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of

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beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for those customers. Those payments will be the responsibility of those participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     We expect that DTC will take any action permitted to be taken by a Holder, including the presentation of Notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of that portion of the aggregate principal amount of any Note as to which that participant or participants has or have given that direction. However, if there is an Event of Default under the Notes, DTC may exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the preceding procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     The indenture requires that payments in respect of notes (including principal and interest) be made by wire transfer of immediately available funds to the account specified by the holders thereof or, if no account is specified, by mailing a check to each holder's registered address.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Note.

GOVERNING LAW

     The indenture provides that it, the subsidiary guarantees and the notes will be governed by, and construed in accordance with, the laws of the State of New York. The Security Documents will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the law of another jurisdiction otherwise mandatorily applies to certain issues.

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                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary fairly describes the material United States federal income tax consequences expected to apply to the exchange of outstanding notes for new notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, the final, temporary and proposed regulations promulgated under the Internal Revenue Code, and administrative rulings and judicial decisions now in effect. All of the above are subject to change or to different interpretations, possibly with retroactive effect. This discussion is for general information only and does not purport to address all of the possible federal income tax consequences or any other federal, or any state, local or foreign, tax consequences of the acquisition, ownership and disposition of the outstanding notes or new notes. It is limited to investors who hold the outstanding notes and the new notes as capital assets and does not address the federal income tax consequences that may be relevant to particular investors in light of their unique circumstances or to particular investors, such as dealers in securities, insurance companies, financial institutions, foreign corporations, partnerships or trusts, nonresident alien individuals, and tax-exempt entities, who may be subject to special treatment under the federal income tax law.

     An exchange of the outstanding notes for the new notes under the exchange offer will not constitute a taxable event for federal income tax purposes. As a result, holders who exchange their outstanding notes for new notes will not recognize in income any accrued and unpaid interest on the new notes by reason of the exchange. An exchanging holder will have the same adjusted basis and holding period in the new notes as it had in the outstanding notes immediately before the exchange.

     Holders of notes should consult their own tax advisor as to the particular tax consequences for them of exchanging outstanding notes for new notes in the exchange offer, including the applicability and effect of any state, local, or foreign tax laws and or recent or possible future changes in the tax laws.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC in "no action letters" issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the outstanding notes if you both:

     - acquire the new notes in the ordinary course of your business, and

     - are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

     Broker-dealers receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new notes. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

     We believe that you may not transfer new notes issued under the exchange offer in exchange for the outstanding notes if you are either:

     - our "affiliate" within the meaning of Rule 405 under the Securities Act,

     - a broker-dealer that acquired outstanding notes directly from us, or

     - a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act.

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


     To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with the prospectus contained in the exchange offer registration statement. Broker-dealers who acquired the outstanding notes from us may not rely on SEC staff interpretations. They must comply with the registration and prospectus delivery requirements of the Securities
Act -- including being named as selling noteholders -- in order to resell the outstanding notes or the new notes. In the registration rights agreement, we have agreed to permit participating broker-dealers use of this prospectus in connection with the resale of new notes. We have agreed that, for a period up to 180 days after the expiration of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests these documents in the letter of transmittal. In addition, until, September 20, 1999, all dealers effecting transactions in the new notes may be required to deliver a prospectus.


     If you wish to exchange your outstanding notes for new notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "The Exchange Offer -- Procedures for Tendering -- Your Representations to Us" of this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for outstanding notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale by you of new notes.

     We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell them from time to time in one or more transactions either:

     - in the over-the-counter market,

     - in negotiated transactions,

     - through the writing of options on the new notes or a combination of methods of resale,

     - at market prices prevailing at the time of resale, or

     - at prices related to prevailing market prices or negotiated prices.

     Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers. We will indemnify holders of the outstanding notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.

                                 LEGAL MATTERS

     Certain legal matters related to the new notes offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P.

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                                    EXPERTS

     The consolidated financial statements of the Company included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon appearing herein, and are included in reliance upon the report of that firm given their authority as experts in accounting and auditing.

                                   ENGINEERS

     The estimated reserve evaluations and related calculations of H. J. Gruy & Associates, Inc., independent petroleum engineers, have been included herein in reliance upon the authority of that firm as an expert in petroleum engineering.

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                           GLOSSARY OF INDUSTRY TERMS

     3-D seismic. (Three-Dimensional Seismic) Seismic reflections from the subsurface used to map strata in three dimensions.

     Bbl. One stock tank barrel, or 42 U.S. Gallons liquid volume, used herein in reference to oil or other liquid hydrocarbons.

     Bcf. One billion cubic feet of natural gas.

     Bcfe. One billion cubic feet of natural gas equivalent (see Mcfe for equivalency).

     Condensate. A hydrocarbon mixture that becomes liquid and separates from natural gas when the natural gas is produced.

     Development costs. The costs incurred in preparing proved reserves for production, i.e., costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering, and storing oil and natural gas, but not including exploration costs.

     Development well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

     EBITDAX. Income before extraordinary items, interest expense and other debt expenses, income taxes, exploration costs, restructuring expense, depletion, depreciation, amortization, and impairment of oil and natural gas properties expenses.

     Estimated future net cash flows. The estimated net cash flows expected to be derived upon production and sale from proved oil and natural gas reserves at a date indicated. Estimated future net cash flows are computed after giving effect to estimated future development and production costs at a date indicated and assuming the continuation of existing economic conditions. The calculation does not take into account the effect of various cash outlays, including general and administrative costs and interest expense, and does not give effect to estimated future income taxes.

     Exploration costs. Costs incurred in exploring property. Exploration involves identifying areas that may warrant examination and examining specific areas, including drilling exploratory wells.

     Gross acres. The total number of acres in which a working interest is owned.

     Gross wells. The total number of wells in which a working interest is owned.

     Lease operating expenses. The expenses of lifting oil and natural gas from a producing formation to the surface, and the transportation and marketing thereof, constituting part of the current operating expenses of a working interest, and also including labor, superintendence, supplies, repairs, maintenance, allocated overhead costs, ad valorem taxes and other expenses incidental to production, but not including severance taxes or capital costs.

     MBbls. One thousand barrels of oil or other liquid hydrocarbons.

     Mcf. One thousand cubic feet of natural gas.

     Mcfe. One thousand cubic feet of natural gas equivalent (converting one barrel of oil to six Mcf of natural gas based on commonly accepted rough equivalency of energy content).

     MMBtu. One million British Thermal Units, a standard measure of energy content.

     Mmcf. One million cubic feet of natural gas.

     Mmcfe. One million cubic feet of natural gas equivalent (see Mcfe for equivalency).

     Net acres. The sum of acres determined by adding the products of gross acres in which there is an interest multiplied by our fractional working interests therein.

     Net wells. The sum of the fractional working interests we own in gross wells.

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     NYMEX. New York Mercantile Exchange.

     PV-10 Value or present value of estimated future net cash flows. An estimate of the present value of the estimated future net cash flows is calculated by discounting estimated future net cash flows before income taxes at an annual rate of 10%, in accordance with SEC practice, to determine their "present value". The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates of future net cash revenues are made using oil and natural gas prices and costs at the date indicated and held constant for the life of the reserves.

     Producing well or productive well. A well that is producing oil or natural gas or that is capable of producing commercial quantities without further capital expenditure.

     Production expenses. Lease operating expenses plus severance taxes.

     Proved developed reserves. Proved developed reserves are those quantities of oil, natural gas and natural gas liquids that, upon analysis of geological and engineering data, can be expected with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions. This classification includes those:
(a) which are expected to be recovered from currently open and producing zones under continuation of existing equipment and operating methods (proved developed producing reserves); and (b) which consist of (i) reserves from wells that have been completed and tested but are not yet producing due to lack of market or minor completion problems that reasonably can be expected to be corrected, and
(ii) reserves currently behind pipe in existing wells which reasonably can be expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the well (proved developed nonproducing reserves).

     Proved reserves. Proved reserves are those estimated quantities of oil, natural gas and other hydrocarbon liquids which, by analysis of geological and engineering data, can be estimated with reasonable certainty to be commercially recoverable in future years from known reservoirs and under current economic conditions, operating methods and government regulations.

     Proved undeveloped reserves. Proved undeveloped reserves are reserves that are expected to be recovered from (a) new wells on undrilled acreage, (b) deepening existing wells to a different reservoir or (c) where a relatively large expenditure is required to (i) recomplete an existing well or (ii) install production or transportation facilities for primary or improved recovery projects.

     Reserves to production ratio. Calculated by dividing the total proved reserves as of a specific date by production for the twelve-month period immediately preceding such date. This term is sometimes referred to as "average reserve life" (in years) or "estimated reserve life" (in years) by industry participants or followers.

     Working interest. The interest in an oil and natural gas property (normally a leasehold interest) that gives the owner the right to drill, produce and conduct oil and natural gas operations on the property and to a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                         INDEX TO FINANCIAL STATEMENTS


                                                               PAGE
                                                               ----
CONTOUR ENERGY CO. (FORMERLY KELLEY OIL & GAS CORPORATION)
  AND SUBSIDIARIES:
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets -- December 31, 1997, 1998 and
  March 31, 1999............................................   F-3
Consolidated Statements of Income (Loss) -- For the years
  ended December 31, 1996, 1997 and 1998, the three months
  ended March 31, 1998 (unaudited) and 1999.................   F-4
Consolidated Statements of Cash Flows -- For the years ended
  December 31, 1996, 1997 and 1998, the three months ended
  March 31, 1998 (unaudited) and 1999.......................   F-5
Consolidated Statements of Changes in Stockholders'
  Deficit -- For the years ended December 31, 1996, 1997 and
  1998, and for the three months ended March 31, 1999.......   F-6
Notes to Consolidated Financial Statements..................   F-7

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Contour Energy Co.:



     We have audited the accompanying consolidated balance sheets of Contour Energy Co. (formerly Kelley Oil & Gas Corporation) and subsidiaries (the "Company") as of December 31, 1997 and 1998 and March 31, 1999, and the related consolidated statements of income (loss), cash flows, and changes in stockholders' deficit for each of the three years in the period ended December 31, 1998 and the three months ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1998 and March 31, 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 and the three months ended March 31, 1999, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

Houston, Texas
May 17, 1999

(August 5, 1999 as to the effects of the reverse stock split described in Note
14)

           CONTOUR ENERGY CO. (FORMERLY KELLEY OIL & GAS CORPORATION)

                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                DECEMBER 31,
                                                            ---------------------   MARCH 31,
                                                              1997        1998        1999
                                                            ---------   ---------   ---------
ASSETS:
  Cash and cash equivalents...............................  $     162   $   8,435   $   6,710
  Accounts receivable.....................................     24,566      18,071      17,926
  Accounts receivable -- drilling programs................        718         624         573
  Prepaid expenses and other current assets...............      1,412       1,121         768
                                                            ---------   ---------   ---------
     Total current assets.................................     26,858      28,251      25,977
                                                            ---------   ---------   ---------
  Oil and gas properties, successful efforts method:
     Unproved properties, net.............................     49,854      38,293      38,455
     Properties subject to amortization...................    463,263     496,686     500,980
  Pipelines and other transportation assets, at cost......      4,690       1,582       1,582
  Furniture, fixtures and equipment.......................      2,969       3,554       3,567
                                                            ---------   ---------   ---------
                                                              520,776     540,115     544,584
  Less: Accumulated depreciation, depletion and
     amortization.........................................   (227,163)   (283,660)   (293,620)
                                                            ---------   ---------   ---------
     Total property and equipment, net....................    293,613     256,455     250,964
  Other non-current assets, net...........................      2,131       1,491       1,298
                                                            ---------   ---------   ---------
     Total assets.........................................  $ 322,602   $ 286,197   $ 278,239
                                                            =========   =========   =========
LIABILITIES:
  Accounts payable and accrued expenses...................  $  41,474   $  33,113   $  35,078
  Accounts payable -- drilling programs...................        566         272         276
  Current portion of long-term debt.......................         --      32,251      32,851
                                                            ---------   ---------   ---------
     Total current liabilities............................     42,040      65,636      68,205
                                                            ---------   ---------   ---------
  Long-term debt..........................................    286,183     287,500     287,959
                                                            ---------   ---------   ---------
     Total liabilities....................................    328,223     353,136     356,164
                                                            ---------   ---------   ---------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
  Preferred stock, $1.50 par value, 2,000,000 shares
     authorized at December 31, 1997, 1998 and March 31,
     1999; 1,745,443, 1,733,628 and 1,733,628 shares
     issued and outstanding at December 31, 1997, 1998 and
     March 31, 1999, respectively (liquidation value
     $48,977, $48,633 and $49,771, respectively)..........      2,618       2,600       2,600
  Common stock, $.10 par value, 20,000,000 shares
     authorized at December 31, 1997, 1998 and March 31,
     1999; 12,570,909, 12,602,224 and 12,602,224 shares
     issued and outstanding at December 31, 1997, 1998 and
     March 31, 1999, respectively.........................      1,257       1,260       1,260
  Additional paid-in capital..............................    300,367     300,653     300,653
  Accumulated deficit.....................................   (309,863)   (371,452)   (382,438)
                                                            ---------   ---------   ---------
     Total stockholders' deficit..........................     (5,621)    (66,939)    (77,925)
                                                            ---------   ---------   ---------
     Total liabilities and stockholders' deficit..........  $ 322,602   $ 286,197   $ 278,239
                                                            =========   =========   =========


See Notes to Consolidated Financial Statements.

           CONTOUR ENERGY CO. (FORMERLY KELLEY OIL & GAS CORPORATION)

                                AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                               THREE MONTHS
                                             YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                          -----------------------------   ----------------------
                                            1996      1997       1998        1998         1999
                                          --------   -------   --------   -----------   --------
                                                                          (UNAUDITED)
REVENUES:
  Oil and gas revenues..................  $ 60,854   $75,864   $ 79,150     $23,047     $ 15,507
  Interest and other income.............     1,429       274        505          24          161
                                          --------   -------   --------     -------     --------
  Total revenues........................    62,283    76,138     79,655      23,071       15,668
                                          --------   -------   --------     -------     --------
COSTS AND EXPENSES:
  Production expenses...................    10,709    10,955     19,878       4,898        5,284
  Exploration expenses..................     5,438     5,433     12,034       2,051        1,370
  General and administrative expenses...     8,953     6,875      7,077       1,909        1,374
  Interest and other debt expenses......    24,401    25,071     33,333       8,092        8,666
  Restructuring expenses................     4,276        --         --          --           --
  Depreciation, depletion and
     amortization.......................    20,440    25,853     38,602      10,944        9,960
  Impairment of oil and gas
     properties.........................        --        --     25,738          --           --
                                          --------   -------   --------     -------     --------
  Total expenses........................    74,217    74,187    136,662      27,894       26,654
                                          --------   -------   --------     -------     --------
Income (loss) before income taxes and
  extraordinary item....................   (11,934)    1,951    (57,007)     (4,823)     (10,986)
  Income taxes..........................        --        --         --          --           --
                                          --------   -------   --------     -------     --------
Net income (loss) before extraordinary
  item..................................   (11,934)    1,951    (57,007)     (4,823)     (10,986)
  Extraordinary item....................   (17,030)       --         --          --           --
                                          --------   -------   --------     -------     --------
Net income (loss).......................   (28,964)    1,951    (57,007)     (4,823)     (10,986)
  Less: cumulative preferred stock
     dividends..........................    (4,582)   (4,582)    (4,550)     (1,145)      (1,137)
                                          --------   -------   --------     -------     --------
Net loss applicable to common stock.....  $(33,546)  $(2,631)  $(61,557)    $(5,968)    $(12,123)
                                          ========   =======   ========     =======     ========
Basic and diluted loss per common share
  before extraordinary item.............  $  (1.83)  $  (.26)  $  (4.89)    $  (.47)    $   (.96)
                                          ========   =======   ========     =======     ========
Basic and diluted loss per common
  share.................................  $  (3.72)  $  (.26)  $  (4.89)    $  (.47)    $   (.96)
                                          ========   =======   ========     =======     ========
Weighted average common shares
  outstanding...........................     9,011    10,076     12,578      12,571       12,602
                                          ========   =======   ========     =======     ========


See Notes to Consolidated Financial Statements.

           CONTOUR ENERGY CO. (FORMERLY KELLEY OIL & GAS CORPORATION)

                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   THREE MONTHS
                                               YEAR ENDED DECEMBER 31,           ENDED MARCH 31,
                                          ---------------------------------   ----------------------
                                            1996        1997        1998         1998         1999
                                          ---------   ---------   ---------   -----------   --------
                                                                              (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss).....................  $ (28,964)  $   1,951   $ (57,007)   $ (4,823)    $(10,986)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Depreciation, depletion and
       amortization.....................     20,440      25,853      38,602      10,944        9,960
    Impairment of oil and gas
       properties.......................         --          --      25,738          --           --
    Gain on sale of properties..........       (176)         --          --          --           --
    Exploration expenses................      5,438       5,433      12,034       2,051        1,370
    Accretion and amortization of other
       debt expenses....................      5,170       4,297       5,236       1,394        1,233
    Restructuring expenses..............      4,276          --          --          --           --
    Extraordinary loss..................     17,030          --          --          --           --
  Changes in operating assets and
    liabilities:
    Decrease (increase) in accounts
       receivable and other current
       assets...........................     (9,054)     (1,297)      6,880         676          549
    (Increase) decrease in other
       non-current assets...............     (1,945)     (1,203)       (526)         33            3
    Increase (decrease) in accounts
       payable and accrued expenses.....     (2,953)      4,570      (8,655)       (589)       1,969
                                          ---------   ---------   ---------    --------     --------
  Net cash provided by operating
    activities..........................      9,262      39,604      22,302       9,686        4,098
                                          ---------   ---------   ---------    --------     --------
INVESTING ACTIVITIES:
  Capital expenditures..................    (47,601)    (53,140)    (56,579)    (12,881)      (5,823)
  Acquisition of oil and gas
    properties..........................    (11,594)   (111,135)         --          --           --
  Proceeds from sale of properties......      5,803          --      17,363          --           --
                                          ---------   ---------   ---------    --------     --------
  Net cash used in investing
    activities..........................    (53,392)   (164,275)    (39,216)    (12,881)      (5,823)
                                          ---------   ---------   ---------    --------     --------
FINANCING ACTIVITIES:
  Proceeds from long-term borrowings....     50,000     180,500     119,100      34,100           --
  Principal payments on long-term
    borrowings..........................    (58,500)    (82,700)   (118,900)    (30,800)          --
  Proceeds from sale of notes, net......    120,938          --      29,526          --           --
  Debenture conversion costs............     (1,100)         --          --          --           --
  Proceeds from sale of common stock,
    net.................................     43,998      27,545         273           1           --
  Proceeds from conversion of preferred
    stock...............................         --          --          (2)         --           --
  Retirement of notes...................   (113,488)         --        (228)       (228)          --
  Dividends on preferred stock..........         --      (4,582)     (4,582)         --           --
                                          ---------   ---------   ---------    --------     --------
  Net cash provided by financing
    activities..........................     41,848     120,763      25,187       3,073           --
                                          ---------   ---------   ---------    --------     --------
(Decrease) increase in cash and cash
  equivalents...........................     (2,282)     (3,908)      8,273        (122)      (1,725)
Cash and cash equivalents, beginning of
  period................................      6,352       4,070         162         162        8,435
                                          ---------   ---------   ---------    --------     --------
Cash and cash equivalents, end of
  period................................  $   4,070   $     162   $   8,435    $     40     $  6,710
                                          =========   =========   =========    ========     ========

See Notes to Consolidated Financial Statements.

           CONTOUR ENERGY CO. (FORMERLY KELLEY OIL & GAS CORPORATION)

                                AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                           ADDITIONAL
                                                      PREFERRED   COMMON    PAID IN     ACCUMULATED
                                                        STOCK     STOCK     CAPITAL       DEFICIT
                                                      ---------   ------   ----------   -----------
Stockholders' deficit at January 1, 1996............   $ 6,456    $ 440     $225,804     $(278,268)
Issuance of 4,800 shares of common stock in Contour
  Transaction.......................................        --      480       47,520            --
Conversion of 697 shares of preferred stock into 436
  shares of common stock............................    (1,045)      44        1,001            --
Conversion of 1,862 shares of preferred stock into
  186 shares of common stock........................    (2,793)      19        2,774            --
Issuance of 4 shares of common stock pursuant to
  employee incentive stock options..................        --       --           62            --
Syndication costs...................................        --       --       (4,065)           --
Net loss............................................        --       --           --       (28,964)
                                                       -------    ------    --------     ---------
  BALANCE AT DECEMBER 31, 1996......................     2,618      983      273,096      (307,232)
                                                       -------    ------    --------     ---------
Issuance of 2,700 shares of common stock in Contour
  Transaction.......................................        --      270       26,730            --
Issuance of 42 shares of common stock pursuant to
  employee incentive stock options..................        --        4          541            --
Preferred stock dividends...........................        --       --           --        (4,582)
Net income..........................................        --       --           --         1,951
                                                       -------    ------    --------     ---------
  BALANCE AT DECEMBER 31, 1997......................     2,618    1,257      300,367      (309,863)
                                                       -------    ------    --------     ---------
Conversion of 11,815 shares of preferred stock into
  4,098 shares of common stock......................       (18)       1           17            --
Issuance of 27,217 shares of common stock pursuant
  to employee incentive stock options...............        --        2          269            --
Preferred stock dividends...........................        --       --           --        (4,582)
Net loss............................................        --       --           --       (57,007)
                                                       -------    ------    --------     ---------
  BALANCE AT DECEMBER 31, 1998......................     2,600    1,260      300,653      (371,452)
                                                       -------    ------    --------     ---------
Net loss............................................        --       --           --       (10,986)
                                                       -------    ------    --------     ---------
  BALANCE AT MARCH 31, 1999.........................   $ 2,600    $1,260    $300,653     $(382,438)
                                                       =======    ======    ========     =========


See Notes to Consolidated Financial Statements.

           CONTOUR ENERGY CO. (FORMERLY KELLEY OIL & GAS CORPORATION)

                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- INDUSTRY CONDITIONS AND LIQUIDITY


     During 1998 and through the first quarter of 1999, the oil and gas industry experienced a worldwide excess of supply over demand for oil and natural gas resulting in sharply reduced prices. As a result, many companies in the oil and gas industry, including Contour Energy Co. (formerly Kelley Oil & Gas Corporation) ("the Company"), experienced reduced profitability and cash flows which, in turn, created significant liquidity problems. To address these liquidity issues, the Company has taken the measures discussed in the following paragraphs.


     In April 1999, the Company entered into an Exploration and Development Agreement with Phillips Petroleum Company ("Phillips") relating to certain of the Company's interests in the Bryceland, West Bryceland and Sailes fields in north Louisiana. Pursuant to the agreement, the Company (1) received an $83 million cash payment (subject to certain post-closing adjustments), (2) retained a 42 Bcf, 8-year volumetric overriding royalty interest and a 1% override on the excess of production above such royalty interest and (3) retained 25% of its working interest in the Cotton Valley formation. In addition, Phillips, will at its risk and expense, operate, develop, exploit and explore the properties thereby relieving the Company of significant operating, exploration and development costs in the future. The effective date of the transaction was May 1, 1999 and it closed on May 17, 1999. The Company anticipates recognition of a gain ranging from approximately $24 million to $28 million in the second quarter of 1999. The Company has not completed its analysis of the specific costs of the oil and gas properties and related accumulated depreciation, depletion and amortization being sold, and accordingly, the gain is subject to further adjustment.

     In April 1999, the Company negotiated a private offering of $135 million principal amount, 14% Senior Secured Notes (the "Notes"). The Notes are secured by a first lien on substantially all of the Company's proved oil and natural gas properties remaining after the sale to Phillips and guaranteed by three entities wholly-owned by the Company. With the consummation of the Phillips transaction, the Company is obligated to offer to repurchase $35 million principal amount of the Notes at a repurchase price equal to 104% of the principal amount, plus accrued and unpaid interest to the date of the repurchase within 30 days of such closing.

     In April 1999, the Company began an offer to purchase ("Offer to Purchase") the outstanding principal amounts of its 7 7/8% Convertible Subordinated Notes due December 15, 1999 and its 8 1/2% Convertible Subordinated Debentures due April 1, 2000 (collectively, the "Securities") at a price equal to $590 per $1,000 principal amount. On May 17, 1999, the Company funded the repurchase of $46.1 million of the Securities through the Offer to Purchase, at a total cost of approximately $28.3 million, and will recognize an extraordinary gain of approximately $15.6 million in the second quarter of 1999.

     The net proceeds from the combination of these transactions and cash on hand were used by the Company to repay all borrowings outstanding under its Credit Facility of $115.5 million plus accrued interest, to fund cash collateral for a $1.5 million letter of credit, and to fund the repurchase of $46.1 million of Securities under the Offer to Purchase, at a total cost of approximately $28.3 million, all at May 17, 1999. The remaining net proceeds and cash flow from operations will be used to repurchase up to $35 million of Notes at 104% of their principal amount and for general corporate purposes.

     While industry conditions cannot be predicted with certainty and are dependent upon a number of commodity and economic factors which are beyond the company's control, the Company believes that the cash on hand subsequent to the consummation of the above transactions and the recent increase in oil and natural gas prices, if continued, will sustain its operations over the short-term. However, the Company will continue to have significant debt outstanding and limited ability to incur further indebtedness, which, combined with industry conditions beyond its control, may adversely affect its financial condition, results of operations and cash flows.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Organization and Operations. Contour Energy Co. (formerly Kelley Oil & Gas Corporation) (a Delaware Corporation), its corporate subsidiaries and proportionate partnership interests are referred to herein as the "Company". The Company is an independent oil & gas company engaged in the exploration, development and acquisition of domestic oil and gas properties, principally in the Gulf Coast region and northern Louisiana.


     Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash payments attributable to interest on all indebtedness aggregated $19.2 million, $19.6 million and $26.5 million for the years ended December 31, 1996, 1997 and 1998, respectively, and $2.3 million and $2.0 million for the periods ended March 31, 1998 (unaudited) and March 31, 1999, respectively.

     Financial Instruments. The Company's financial instruments consist of cash and cash equivalents, receivables, payables and long term debt. As of December 31, 1998 and March 31, 1999, the estimated fair value of the Company's long-term debt was $251 million and $246 million, respectively. The fair value of such long-term debt has been estimated based on quoted market prices. The carrying amount of the Company's other financial instruments approximates fair value.

     Oil and Gas Properties. All of the Company's interests in its oil and gas properties are located in the United States and are accounted for using the successful efforts method. Under the successful efforts method, the costs of successful wells, development dry holes and leases containing productive reserves are capitalized and amortized on a unit-of-production basis over the life of the related reserves. Estimated future abandonment and site restoration costs, net of anticipated salvage values, are amortized on a unit-of-production basis over the life of the related reserves. Exploratory drilling costs are initially capitalized pending determination of proved reserves but are charged to expense if no proved reserves are found. Other exploration costs, including geological and geophysical expenses, leasehold expiration costs and delay rentals, are expensed as incurred. Unproved leasehold costs are capitalized and are not amortized pending an evaluation of the exploration results. Unproved properties are periodically assessed for impairment in value, with any impairment charged to expense.

     Property Impairment under SFAS 121. Under Financial Accounting Standards Board's Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), certain assets are required to be reviewed periodically for impairment whenever circumstances indicate their carrying amount exceeds their fair value and may not be recoverable. As a result of a decline in its proved reserves at January 1, 1999 from year-earlier levels, the Company performed an assessment of the fair value of its oil and gas properties indicating an impairment should be recognized as of year end. Under this analysis, the fair value for the Company's proved oil and gas properties was estimated using escalated pricing and present value discount factors reflecting risk assessments. The fair value of the Company's unproved properties was predicated on current acreage cost estimates. Based on this analysis, the Company recognized noncash impairment charges against the carrying values of its proved and unproved oil and gas properties under SFAS 121 aggregating $21.6 million and $4.1 million, respectively, at December 31, 1998. Prices of oil and natural gas have increased since December 31, 1998 so that no additional impairment was required at March 31, 1999.

     Other Property and Equipment. The costs of pipelines and other transportation assets are depreciated using the straight-line method over the estimated useful lives of the related assets. Furniture, fixtures and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of three to five years. Maintenance and repairs are charged to expense as incurred.

     Other Non-Current Assets. Other non-current assets consist primarily of debt issue costs, net of accumulated amortization. These costs are amortized over the anticipated term of the related debt.

     Oil and Gas Revenues. The Company recognizes oil and gas revenue from its interests in producing wells as oil and gas is produced and sold from those wells. Oil and gas sold is not significantly different from the Company's production entitlement. Revenues from gas marketing, net of cost of gas sold, are included in oil and gas revenues and amounted to $1.8 million, $2.8 million and $1.3 million for the years ended December 31, 1996, 1997 and 1998, respectively, and $0.5 million and $0.6 million, for the periods ended March 31, 1998 (unaudited) and March 31, 1999, respectively.


     Earnings per Share. In 1997, the Company implemented the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 establishes standards for computing and presenting earnings per share ("EPS") and is effective for financial statements issued for periods ending after December 15, 1997. This statement requires restatement for all prior-period EPS data presented. The basic loss per common share before extraordinary item and basic loss per common share as shown on the Consolidated Statements of Income (Loss) reflects net income (loss) before extraordinary item and net income (loss), respectively, less cumulative preferred stock dividends, whether or not declared, divided by the weighted average number of common shares outstanding during the respective years. The extraordinary loss per common share for the year ended 1996 was $1.89. In calculating diluted income (loss) per share, common shares issuable under stock options and upon conversion of convertible subordinated debentures and convertible preferred stock are added to the weighted average common shares outstanding when dilutive. For the years ended December 31, 1996, 1997 and 1998, and for the periods ended March 31, 1998 (unaudited) and 1999, all potentially dilutive securities are anti-dilutive and therefore are not included in the EPS calculations. As of March 31, 1999, potentially dilutive securities which could impact EPS in the future include stock options granted to employees to purchase 400,000 common shares, the Company's 7 7/8% Convertible Subordinated Notes and
8 1/2% Convertible Subordinated Debentures which can be converted into 250,000 and 140,000 common shares, respectively, and the Company's $2.625 Convertible Preferred Stock which can be converted into 600,000 shares. See Note 1 regarding the Company's purchase of a portion of the outstanding 7 7/8% Convertible Subordinated Notes and 8 1/2% Convertible Subordinated Debentures.


     Stock Based Compensation. The Company applies Accounting Principles Board Opinion No. 25 ("APB 25") and related Interpretations in accounting for stock option and purchase plans. Under APB 25, compensation expense, if any, is based on the intrinsic value of the equity instrument at the measurement date. The Company has not recognized any compensation expense because the exercise price of employee stock options equals the market price of the underlying stock on the date of the grant.

     Derivatives and Hedging Activities. See Note 10 for a discussion of the Company's accounting policies related to hedging activities. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities that require an entity to recognize all derivatives as an asset or liability measured at its fair value. Depending on the intended use of the derivatives, changes in its fair value will be reported in the period of change as either a component of earnings or a component of other comprehensive income.

     SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Earlier application of SFAS 133 is encouraged, but not prior to the beginning of any fiscal quarter that begins after issuance of the Statement. Retroactive application to periods prior to adoption is not allowed.

     Comprehensive Income. In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and displaying comprehensive income and its components. SFAS 130 is effective for periods beginning after December 15, 1997. The purpose of reporting comprehensive income is to report a measure of all changes in equity of an enterprise that results from recognized transactions and other economic events of the period other than transactions with owners in their capacity as owners. For all applicable periods through March 31, 1999, there are no adjustments ("Other Comprehensive Income") to net income in deriving comprehensive income.

     Risks and Uncertainties. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Interim Presentation. The accompanying consolidated interim financial statements and disclosures for 1998 (unaudited) and 1999, have been prepared by the Company in accordance with generally accepted accounting principles and, in the opinion of management, reflect all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation in all material respects of the results for the interim periods. The interim financial statements for the three months ended March 31, 1998 (unaudited) and 1999 should be read in conjunction with the Company's annual consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 1998. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of results to be expected for the full year.

     Changes in Presentation. Certain financial statement items in 1996, 1997 and 1998 have been reclassified to conform to the 1999 presentation.

NOTE 3 -- ACQUISITION OF OIL AND GAS PROPERTIES

     SPR Acquisition. On December 1, 1997, the Company purchased from SCANA Petroleum Resources, Inc. ("SPR") substantially all of SPR's assets, including its oil and gas properties, exploratory leasehold interests and associated obligations, in exchange for approximately $110 million ("SPR Acquisition"), subject to adjustment as provided by the Purchase and Sale Agreement between the Company and SPR. The acquisition was accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired based on estimated fair values at the date of acquisition. The operating results of the assets acquired from SPR have been included in Kelley's Consolidated Statements of Income (Loss) since December 1, 1997. The pro forma information shown below assumes that the acquisition occurred at the beginning of each year presented. Adjustments have been made to reflect changes in the Company's results from the revenues and direct operating expenses of the producing properties acquired from SPR, additional interest expense to finance the acquisition, depreciation, depletion and amortization based on assigned fair values to the assets acquired and general and administrative expenses incurred from hiring additional employees. The unaudited pro forma financial data are not necessarily indicative of financial results that would have occurred had the SPR Acquisition occurred on January 1, 1996 and January 1, 1997, and should not be viewed as indicative of operations in future periods.


                                                                     (UNAUDITED)
                                                              --------------------------
                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1996            1997
                                                              ----------      ----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
Revenues....................................................   $112,936        $112,142
Income (loss) before extraordinary item.....................    (12,484)          1,315
Net income (loss)...........................................    (29,514)          1,315
Loss per common share.......................................      (3.78)          (0.32)

NOTE 4 -- LONG-TERM DEBT

     Long-Term Debt. The Company's long-term debt at December 31, 1997 and 1998 and March 31, 1999 is comprised of the following:

                                                          DECEMBER 31,
                                                       -------------------   MARCH 31,
                                                         1997       1998       1999
                                                       --------   --------   ---------
                                                               (IN THOUSANDS)
Bank credit facilities...............................  $111,300   $111,500   $111,500
13 1/2% Senior Notes.................................       435        435        435
10 3/8% Senior Subordinated Notes....................   120,615    150,662    150,818
7 7/8% Convertible Subordinated Notes................    29,710     31,816     32,416
8 1/2% Convertible Subordinated Debentures...........    24,123     25,338     25,641
                                                       --------   --------   --------
                                                        286,183    319,751    320,810
  Less current maturities............................        --    (32,251)   (32,851)
                                                       --------   --------   --------
                                                       $286,183   $287,500   $287,959
                                                       ========   ========   ========

     Bank Credit Facilities. The Company replaced its prior credit facility with a new credit facility effective as of December 12, 1996 (the "Credit Facility") that was subsequently amended and restated in connection with the SPR Acquisition effective December 1, 1997. The borrowers under the Credit Facility are the Company, Kelley Oil Corporation ("Kelley Oil") and Kelley Operating Company, Ltd., with Concorde Gas Marketing, Inc. (a wholly-owned subsidiary of the Company) and the Company's subsidiary partnerships as guarantors.

     The Credit Facility provides for a maximum $140 million revolving credit loan and matures, with all amounts owed thereunder becoming due and payable on December 1, 2000. Availability under the Credit Facility is limited to a borrowing base determined by, among other things, the proved oil and natural gas reserves and other assets of the borrowers and the value of those reserves based on the underlying prices for oil and natural gas. The Borrowing Base is redetermined at least semiannually by the Agent under the Credit Facility, with the consent of 100% of the lenders, and may be redetermined more frequently at the election of the lenders or the borrowers. On April 14, 1998, the Borrowing Base was set at $138 million and the threshold amount (the "Threshold Amount"), which is the amount that would ordinarily be made available by the lenders to a similar borrower under a borrowing base, was set at $125 million. Following the Company's sale of its interest in the Waskom field in July 1998, the Borrowing Base and Threshold Amount were reduced to $130 million and $117 million, respectively. As provided in the Credit Facility, on November 1, 1998 the Borrowing Base was reduced to equal the Threshold Amount of $117 million.

     On December 29, 1998 the Borrowing Base under the Credit Facility was maintained at $117 million and certain terms were amended, including: (i) an increase in the margin borrowing rate to 250 basis points over LIBOR, (ii) a reduction in the grace periods available under certain default provisions, (iii) a change in the definition of majority banks for purposes of setting the semi-annual Borrowing Base and implementing other provisions from 75% to 100%, and (iv) a reduction in the time allowed to cure a Borrowing Base deficiency to 30 days.

     At December 31, 1998 and March 31, 1999, $111.5 million of borrowings and $1.5 million of letters of credit were outstanding under the Credit Facility. In April 1999 the Company borrowed an additional $4 million under the Credit Facility, raising its total outstanding borrowings to $115.5 million as of April 30, 1999. The Company's typical monthly cash flow cycle is such that the Company usually receives a substantial portion of its proceeds from operations near the end of each month. Accordingly, outstanding balances under the Credit Facility may be higher on any given day during the month than at the end of the month. The weighted average interest rates on borrowings outstanding at December 31, 1998 and March 31, 1999 under the Credit Facility were 7.03% and 6.78%, respectively.

     As of March 31, 1999, the Company was in default on certain covenants under the Credit Facility. In addition, a review of the Borrowing Base was scheduled for May 1, 1999, at which time the Company expected the current $117 million Borrowing Base to be lowered. The excess of the amounts outstanding over the new Borrowing Base would have been due and payable within 30 days. The Company received waivers of these defaults through May 17, 1999, at which time all amounts due under the Credit Facility were repaid and the Credit Facility was terminated (see Note 1). Following the sale of the Notes, the Company's ability to negotiate a new revolving credit facility will be severely limited.

     1996 Fourth Quarter Extraordinary Loss. Pursuant to an offer to purchase and consent solicitation, dated September 24, 1996, as amended, the Company offered to purchase for cash up to the aggregate principal amount of $100 million of its 13 1/2% Senior Notes at a cash price equal to $1,110 per $1,000 principal amount, plus interest accrued and unpaid through the payment date. In conjunction with the offering, the Company also solicited consents to the adoption of certain amendments to the 13 1/2% Senior Notes indenture pursuant to which the 13 1/2% Senior Notes were issued, and offered to pay each consenting holder of the 13 1/2% Senior Notes, $30 for each $1,000 principal amount of the 13 1/2% Senior Notes consenting. The Company received the requisite consents which allowed it to amend the 13 1/2% Senior Notes indenture on October 28, 1996. The Company also received tenders from holders of approximately $99.6 million principal amount of the 13 1/2% Senior Notes. These transactions resulted in an extraordinary loss in the fourth quarter of 1996 of $17.0 million, representing the excess of the aggregate purchase price of the 13 1/2% Notes (including Consent Payments) over their carrying value as of the date of the consummation of the refinancing.

     10 3/8% Senior Subordinated Notes. In connection with the refinancing of the 13 1/2% Senior Notes, the Company issued an aggregate principal amount of $125.0 million of 10 3/8% Senior Subordinated Notes due 2006 (the "10 3/8% Senior Subordinated Notes"). The 10 3/8% Senior Subordinated Notes are redeemable at the option of the Company, in whole or in part, at redemption prices declining from 105.19% in 2001 to 100% in 2003 and thereafter. The Company may redeem up to 35% of the principal amount of the 10 3/8% Senior Subordinated Notes before October 15, 1999 with the proceeds of an equity offering (provided that either at least $75.0 million aggregate principal amount of such notes remains outstanding or such redemption retires such notes in their entirety). The 10 3/8% Senior Subordinated Notes represent unsecured obligations of the Company and are subordinate in right of payment to all existing and future senior indebtedness. The indenture for the notes contains conditions and limitations, including but not limited to restrictions on additional indebtedness, payment of dividends, redemption of capital stock, and certain mergers and consolidations. The holder of the 10 3/8% Senior Subordinated Notes also can require the Company to repurchase the notes at 101% of the principal amount upon a Change of Control, as defined. Kelley Oil Corporation, a wholly-owned subsidiary of the Company and Kelley Operating Company, Ltd., an indirect wholly-owned partnership of the Company are guarantors of the 10 3/8% Senior Subordinated Notes.

     On February 3, 1997, the Company completed an exchange of $125.0 million aggregate principal amount of publicly registered 10 3/8% Senior Subordinated Notes, Series B, for all of the then outstanding Series A notes. The Series B notes were substantially identical to the Series A notes.

     In May 1998, the Company sold $30.0 million principal amount of the Company's 10 3/8% Senior Subordinated Notes due 2006, Series C ("Series C Notes") at a cash price of $1,015 per $1,000 principal amount. The net proceeds received were used to reduce outstanding borrowings under the Company's bank credit facility ("Credit Facility"). The Series C Notes are redeemable at the option of the Company, in whole or in part, at redemption prices declining ratably from 105.19% on October 15, 2001 to 100% at October 15, 2003 and thereafter. The Company may redeem up to 35% of the original principal amount of the Series C Notes before October 15, 1999 at 110.38% with the proceeds of an equity offering (provided that either at least $18.0 million aggregate principal amount of such notes remains outstanding or such redemption retires such notes in their entirety). The Series C Notes represent unsecured obligations of the Company and are subordinate in right of payment to all existing and future senior indebtedness. The indenture for the notes contains conditions and limitations, including but not limited to restrictions on additional indebtedness, payment of dividends, redemption of capital stock, and certain mergers and consolidations. The holders of the Series C Notes also can require the Company to repurchase the notes at 101% of the principal amount upon a Change of Control, as defined. Kelley Oil Corporation, a wholly owned subsidiary of the Company, and Kelley Operating Company, Ltd., an indirect wholly owned partnership of the Company, are guarantors of the Series C Notes.

     The Series C Notes were sold pursuant to Rule 144A of the Securities Act of 1933. In issuing the Series C Notes, the Company agreed to use its best efforts to register under the Securities Act notes identical in terms to the Series C Notes ("Series D Notes"). The Company completed the exchange of the Series C Notes for the Series D Notes on November 12, 1998.


     7 7/8% Convertible Subordinated Notes and 8 1/2% Convertible Subordinated Debentures. The Company has outstanding 7 7/8% Convertible Subordinated Notes due December 1999 (the "7 7/8% Subordinated Notes") in the aggregate principal amount at maturity of $34.1 million and 8 1/2% Convertible Subordinated Debentures due April 1, 2000 (the "8 1/2% Subordinated Debentures") in the aggregate principal amount of $26.9 million (together, the "Subordinated Debt"). Each $1,000 face value amount of the 7 7/8% Subordinated Notes is convertible into 7.126 shares of the Company's Common Stock or 3.563 shares of the Company's Common Stock and 7.435 shares of Preferred Stock. Each $1,000 face value amount of the 8 1/2% Subordinated Debentures is convertible into 5.186 shares of the Company's Common Stock or 2.593 shares of the Company's Common Stock and 5.411 shares of Preferred Stock.



     Under the Indenture for the 7 7/8% Subordinated Notes, as amended, a "Change in Control" is defined to occur if, among other things, any person becomes the beneficial owner of securities representing 50% or more of the equity interests in the Company. With the purchase by Contour of 2.7 million shares on December 1, 1997, each holder of 7 7/8% Subordinated Notes, was afforded the right, at the holder's option, subject to terms and conditions of the Indenture, to require the Company to redeem all or any part of the holder's notes by January 22, 1998 at a specified cash price. Holders redeemed $0.2 million of the 7 7/8% Subordinated Notes under the Change of Control provision.


     See Note 1 regarding the Company's purchase of a portion of the outstanding 7 7/8% Convertible Subordinated Notes and 8 1/2% Convertible Subordinated Debentures.

     14% Senior Secured Notes Due 2003. On April 16, 1999, the Company issued $135,000,000 of Senior Secured Notes due 2003, maturing at 105% of the stated principal amount. Interest will accrue from the issue date and will be payable semi-annually in cash in arrears on each April 15 and October 15, commencing October 15, 1999. As a result of the consummation of the Phillips transaction, by June 16, 1999, the Company must offer to redeem $35 million of the Notes at 104% of par. The remaining Notes are redeemable by the Company on or after April 15, 2001. Scheduled mandatory redemptions of $2,000,000 per quarter begin July 15, 2002. In addition, the indenture contains covenants that restrict the Company's ability to incur additional indebtedness, pay dividends, incur capital expenditures, sell assets, merge or consolidate and redeem subordinated indebtedness.

     Debt Maturities. At December 31, 1998 and March 31, 1999, the Company has aggregate debt maturities of $34.6 million in 1999, $138.4 million in 2000 and $155.0 million in 2006.

NOTE 5 -- STOCKHOLDERS' DEFICIT


     Contour Stock Purchase. In February 1996, the Company issued 4.8 million shares of its Common Stock at $10.00 per share to Contour Production Company L.L.C. ("Contour") upon the closing of a Stock Purchase Agreement between the Company and Contour (the "Contour Transaction"). The newly issued shares represented 49.8% of the Company's voting power. In connection with the Contour Transaction, the Company (i) entered into an option agreement with Contour (the "Contour Option Agreement"), (ii) obtained consents from its principal stockholders, subject to compliance with applicable securities law, to amend its Certificate of Incorporation to increase its authorized Common Stock from 10 million shares to 20 million shares, (iii) entered into employment agreements with John F. Bookout, President of Contour, and three other new executives named by him, (iv) adopted a nonqualified stock option plan for the new executives other than Mr. Bookout, (v) amended its existing incentive stock option plans,
(vi) reduced the size of its board of directors (the "Board") to seven members and reconstituted the Board with three continuing directors and four designees of Contour and
(vii) replaced its credit facility.


     Contour Option. Under the Contour Option Agreement, the Company granted Contour an option (the "Contour Option") to purchase up to 2.7 million shares (the "Maximum Option Number") of Common Stock at $10.00 per share (subject to antidilution adjustments) upon satisfaction of certain conditions, including the absence of any Company debt repurchase or redemption obligations as a result of the purchase. Contour voluntarily exercised its option in full on December 1, 1997 to partially fund the SPR Acquisition.


     Preferred Stock. In May 1994, Kelley Oil completed a public offering of 1,380,000 shares of $2.625 Preferred Stock ("KOIL Preferred Stock") at $25 per share. Each outstanding share of KOIL Preferred Stock was converted in the Consolidation into one share of the Company's Preferred Stock, which has the same terms as the KOIL Preferred Stock, except for expanded voting rights. The Company issued 649,807 shares of its Preferred Stock to Public Unitholders in the Consolidation, resulting in a total of 2,442,323 outstanding shares of Preferred Stock after giving effect to the shares issued to holders of KOIL Preferred Stock.

     In January 1996, the Company suspended the payment of the quarterly Preferred Stock dividend scheduled for February 1, 1996 to conserve cash. On April 15, 1997, the Board of Directors of the Company declared a dividend of $2.625 per preferred share (approximately $4.6 million), which was paid on May 1, 1997. On April 14, 1998, the Company declared a dividend of $2.625 per share of Preferred Stock (approximately $4.6 million), which was paid on April 30, 1998. The Company has not declared the quarterly dividends of $0.65625 per preferred share for February 1, 1998, May 1, 1998, August 1, 1998, November 1, 1998, February 1, 1999 and May 1, 1999 aggregating approximately $6.8 million, covering 6 quarters. Further dividends are restricted under the Company's indentures governing its 10 3/8% Senior Subordinated Notes and its 14% Senior Secured Notes. No interest is payable on Preferred Stock arrearages; however, the terms of the Preferred Stock enable holders, voting separately as a class, to elect two additional directors to the Board at each meeting of stockholders at which directors are to be elected during any period when Preferred Stock dividends are in arrears in an aggregate amount equal to at least six quarterly dividends, whether or not consecutive.


     Each share of Preferred Stock is convertible, at the holder's option, into
0.347 shares of Common Stock, equivalent to a conversion price of $72.00 per share of Common Stock relative to the $25 per share liquidation preference of the Preferred Stock (the "Preferred Conversion Price"). Under the terms of the Certificate of Designation governing the Preferred Stock, the Contour Transaction triggered a special conversion right under which the Preferred Stock conversion price was reduced to $4.00 for a period of 45 days commencing March 12, 1996. On April 25, 1996, 696,823 shares of Preferred Stock were converted into 435,504 shares of Common Stock under the special conversion right.



     ESOP Preferred Stock. As of December 31, 1995, 1,861,619 shares of ESOP Preferred Stock were outstanding and held by the Company's Employee Stock Ownership Plan ("ESOP"). In June 1996, each of the 1,861,619 shares of ESOP Preferred Stock was redeemed for .10 share of the Company's Common Stock.


NOTE 6 -- EMPLOYEE STOCK PLANS

     Employee Stock Options. The Company has both qualified and nonqualified stock option plans that provide for granting of options for the purchase of common stock to key employees. These stock options may be granted for periods up to ten years and are generally subject to vesting periods up to three years, except options granted during 1997 and 1998 which are subject to a four year vesting period.

     Stock option activity for the Company during 1996, 1997, 1998 and the three month period ended March 31, 1999, was as follows:


                                                                                                    THREE MONTHS
                                                                                                       ENDED
                                         1996                 1997                 1998            MARCH 31, 1999
                                  ------------------   ------------------   ------------------   ------------------
                                            WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED
                                            AVERAGE              AVERAGE              AVERAGE              AVERAGE
                                            EXERCISE             EXERCISE             EXERCISE             EXERCISE
OPTIONS IN THOUSANDS              OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE
--------------------              -------   --------   -------   --------   -------   --------   -------   --------
Stock options outstanding,
  beginning of year.............    211      $23.80      459      $16.30      461      $17.50      450      $18.70
  Granted.......................    252       10.10       48       26.10       72       22.00       --          --
  Exercised.....................     (4)      23.80      (42)      13.10      (27)      10.00       --          --
  Surrendered or expired........     --          --       (6)      26.20      (56)      17.30      (48)      11.50
                                    ---                  ---                  ---                  ---
Stock options outstanding, end
  of year/period................    459      $16.30      460      $17.50      450      $18.70      402      $19.60
                                    ===      ======      ===      ======      ===      ======      ===      ======



     In February 1995, all previously issued options to the extent outstanding, aggregating options to acquire 23,400 shares at prices ranging from $70.00 to $76.25, were repriced at $41.25 per share. In February 1996, in connection with the Contour Transaction, all unvested options then held by employees were fully vested. Additionally, the then-existing plans were amended to extend the period during which a terminated employee may exercise vested options to three years after termination of employment.



     At December 31, 1998 and March 31, 1999, approximately 360,000 and 410,000 shares, respectively, were available for future option grants.


     The following table summarizes information about the options outstanding at December 31, 1998:


                               OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                 -----------------------------------------------   ----------------------
                                   WEIGHTED
                                   AVERAGE           WEIGHTED                    WEIGHTED
                                  REMAINING          AVERAGE                     AVERAGE
   RANGE OF        OPTIONS     CONTRACTUAL LIFE      EXERCISE        OPTIONS     EXERCISE
EXERCISE PRICE   (THOUSANDS)       (YEARS)            PRICE        (THOUSANDS)    PRICE
--------------   -----------   ----------------   --------------   -----------   --------
 $ 6.90-10.00        169             7.8              $10.00            79        $10.00
 $17.50-25.60        253             7.2               22.50           181         22.30
 $27.20-41.30         28             4.0               37.80            23         39.80


     The following table summarizes information about the options outstanding at March 31, 1999:


                            OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                 -----------------------------------------   ----------------------
                                   WEIGHTED
                                   AVERAGE        WEIGHTED                 WEIGHTED
                                  REMAINING       AVERAGE                  AVERAGE
   RANGE OF        OPTIONS     CONTRACTUAL LIFE   EXERCISE     OPTIONS     EXERCISE
EXERCISE PRICE   (THOUSANDS)       (YEARS)         PRICE     (THOUSANDS)    PRICE
--------------   -----------   ----------------   --------   -----------   --------
 $ 6.90-10.00        125             7.2           $10.00         86        $10.00
 $17.50-25.60        249             7.0            22.40        193         22.22
 $27.20-41.30         27             3.6            38.10         22         39.90



     The weighted average fair value of options granted during 1996, 1997 and 1998 was $5.90, $15.10 and $14.60, respectively. There were no options granted in the first quarter of 1999. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: weighted average risk-free interest rate of 6.8% for 1996, 6.4% for 1997 and 5.2% for 1998; an expected volatility of 60% for 1996 and 1997 and 78% for 1998; expected life of five years and no dividend yield for all three years.


     The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for stock option and purchase plans. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost been recognized based upon the fair market value at the grant dates for awards under those plans consistent with the method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based compensation", the Company's net loss and earnings per share for the years ended December 31, 1996, 1997, 1998 and the three month period ended March 31, 1999, would have been as reflected in the pro forma amounts indicated below:


                                                                                   THREE MONTHS
                                                                                      ENDED
                                                                                    MARCH 31,
                                                      1996      1997      1998         1999
                                                    --------   ------   --------   ------------
Net income (loss) before extraordinary item (in
  thousands)......................................  $(14,512)  $1,319   $(57,708)    $(11,079)
Loss per common share before extraordinary item...     (2.12)    (.32)     (4.95)        (.97)
Net income (loss) (in thousands)..................   (31,542)  $1,319   $(57,708)    $(11,079)
Loss per common share.............................     (4.01)    (.32)     (4.95)        (.97)


     ESOP/401K. Kelley Oil established the ESOP effective January 1, 1984 for the benefit of substantially all of its employees. No ESOP contributions were made in 1996. Effective September 1, 1996, the ESOP was amended to include a 401(k) feature whereby the Company is obligated to make matching contributions up to 6% of each employee's salary. The plan also provides for additional discretionary contributions. For the years ended 1996, 1997, 1998 and the periods ended March 31, 1998 (unaudited) and 1999, the Company made matching contributions totaling $0.1 million, $0.2 million, $0.3 million, $58,000 and $67,000, respectively.

NOTE 7 -- INCOME TAXES

     The following table sets forth a reconciliation of the statutory federal income tax for the years ended December 31, 1996, 1997 and 1998 and for the three month period ended March 31, 1999:

                                                                                   THREE MONTHS
                                                                                      ENDED
                                                                                    MARCH 31,
                                                     1996      1997       1998         1999
                                                   --------   -------   --------   ------------
                                                                  (IN THOUSANDS)
Income (loss) before income taxes................  $(28,965)  $ 1,951   $(57,007)    $(10,986)
                                                   --------   -------   --------     --------
Income tax expense (benefit) computed at
  statutory rates................................    (9,848)      663    (19,382)      (3,735)
  Increase in valuation allowance................    16,322       301     16,272        5,297
  Adjustment to net operating loss carryforward
     and other...................................    (7,209)   (1,459)     2,463       (1,778)
Permanent differences:
  Nondeductible expenses.........................       735       708        700          216
  Other-net......................................        --      (213)       (53)          --
                                                   --------   -------   --------     --------
     Tax expense (benefit).......................  $     --   $    --   $     --     $     --
                                                   ========   =======   ========     ========

     No federal income taxes were paid for the years ended December 31, 1996, 1997 and 1998 or for the three months ended March 31, 1998 (unaudited) and 1999.

     The Company's deferred tax position reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting. Significant components of the deferred tax liabilities and assets are as follows:

                                                                                   THREE MONTHS
                                                                                      ENDED
                                                                                    MARCH 31,
                                                 1996        1997        1998          1999
                                               ---------   ---------   ---------   ------------
                                                                (IN THOUSANDS)
Deferred tax liabilities:
  Tax over book depletion, depreciation and
     capitalization methods on oil and gas
     properties..............................  $      --   $      --   $      --    $      --
Deferred tax assets:
  Book over tax depletion, depreciation and
     capitalization method on oil and gas
     properties..............................     42,696      32,210      43,730       44,096
  Net operating loss carryforwards...........     62,179      72,992      77,741       82,672
  Charitable contribution carryforwards......         78          52          54           54
  Alternative minimum tax credit
     carryforwards...........................         21          21          21           21
  Valuation allowance........................   (104,974)   (105,275)   (121,546)    (126,843)
                                               ---------   ---------   ---------    ---------
  Total deferred tax assets..................         --          --          --           --
                                               ---------   ---------   ---------    ---------
  Net deferred tax liability.................  $      --   $      --   $      --    $      --
                                               =========   =========   =========    =========

     Net Operating Loss Carryforwards and Alternative Minimum Tax Credits. As of December 31, 1998, the Company had cumulative net operating loss carryforwards ("NOL") for federal income tax purposes of approximately $228 million, which expire in 2000 through 2018, and net operating loss carryforwards for alternative minimum tax purposes of approximately $218 million, which expire in 2008 through 2018. Due to previous ownership changes, future utilization of the net operating loss carry forwards will be limited by Internal Revenue Code section 382.

NOTE 8 -- RELATED PARTY TRANSACTIONS

     The 1994 DDP. In February 1994, the 1994 DDP completed a public offering of
20.9 million units of its limited and general partner interests at $3.00 per unit. As of March 31, 1999, the Company owned 19.2 million units (91.9%) in the 1994 DDP, together with its 3.94% general partner interest.

     The 1994 DDP's partnership agreement provides that any contributions of the partners not used or committed to be used for drilling activities during the two-year period from the commencement of operations through February 29, 1996 (the "Commitment Period") shall be distributed to the partners on a pro rata basis as a return of capital. In 1997, Kelley Oil reduced the estimate for Committed Expenditures to $58.0 million based on the amount of committed capital actually used and committed or allocated to drilling activities by the end of the Commitment Period. In accordance with the 1994 DDP's partnership agreement, the 1994 DDP distributed the Outside Share of uncommitted capital to its unitholders other than Kelley Oil aggregating $0.3 million in March 1996 and $0.1 million in July 1997.

     The 1992 DDP. During November 1992, the 1992 DDP completed a public offering of 16.0 million units of limited and general partner interests at $3.00 per unit. As of March 31, 1999, Kelley Oil owned 13.4 million units (83.7%) in the 1992 DDP, together with its 3.94% general partner interest. As of March 31, 1999, the 1992 DDP was indebted to Kelley Oil for loans aggregating $2.3 million ($0.4 million, net of intercompany eliminations). The Company recorded interest income on this indebtedness of $10,000 in the first three months of 1999, net of intercompany eliminations.

     Reimbursements from Affiliated Programs. The Company is reimbursed for administrative and overhead expenses incurred in connection with the management and administration of each of these affiliated programs. Such amounts, net of intercompany eliminations, aggregated $0.2 million, $0.1 million, $21,000, $24,000 and $18,000 in 1996, 1997, 1998, and the three months ended March 31, 1998 (unaudited) and 1999, respectively.

     Interest on DDP Commitments. During 1996, 1997, 1998, the first three months of 1998 (unaudited) and 1999, the Company paid or accrued interest at a market rate in the amounts, net of intercompany elimination, of $91,000, $11,000, zero, zero and zero, respectively, on deferred subscription commitments to DDPs.

     Advisory Fees. In connection with the Contour Transaction, the Company entered into an agreement (the "Advisory Agreement") with Bessemer Partners & Co. ("BPCO"), an affiliate of Bessemer, providing for the engagement of BPCO to provide the Company with financial advisory services. Under the Advisory Agreement, BPCO has assisted the Company in arranging a new credit facility and negotiating the related agreements and is assisting the Company in restructuring its current capital structure. For its services under the Advisory Agreement, BPCO received an advisory fee of $2.0 million at the closing of the Contour Transaction and $500,000 in each of December 1996, 1997 and 1998, and will receive an additional $500,000 in each December of 1999, 2000 and 2001. In addition, BPCO is entitled to reimbursement of expenses incurred in connection with rendering advisory services. The Company also has agreed to indemnify BPCO and its affiliates against certain liabilities under the Advisory Agreement.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

     Significant Customers. Substantially all of the Company's receivables are due from a limited number of natural gas transmission companies and other gas purchasers. During 1998 and the three month period ended March 31, 1999, natural gas sales to three purchasers accounted for 48%, 22% and 18% and 50%, 25% and 17%, respectively, of the Company's total sales. To date, this concentration has not had a material adverse effect on the consolidated financial condition of the Company.

     Litigation. As previously disclosed, following Kelley Oil's announcement of the initial proposal for the Consolidation in August 1994, four separate lawsuits were filed against Kelley Oil and its directors relating to the Consolidation. In November 1994, Kelley Oil entered into a memorandum of understanding with the plaintiffs in three of the lawsuits, providing for a proposed settlement based on a revised Consolidation proposal negotiated by a special committee of Kelley Oil's non-management directors and the settling plaintiffs. A stipulation and agreement of compromise, settlement and release reflecting the terms of the proposed settlement was filed in the United States District Court for the Southern District of Texas on November 23, 1994. At a hearing held on the same date, the court approved the Consolidation of all four lawsuits and the certification of a Unitholder class requested by the settling parties. On March 3, 1995, following a hearing on the fairness of the settlement, the court entered a final order approving the settlement, dismissing the consolidated lawsuits with prejudice and reducing the award of attorneys' fees and disbursements contemplated by the stipulation to $1.5 million, plus interest from March 3, 1995 through the payment date. On April 29, 1997, the U.S. Court of Appeals for the Fifth Circuit affirmed the final judgement and order of the District Court. On August 4, 1997, the Company made a cash payment of $1.7 million which included $0.2 million of interest.

     The Company is involved in various claims and lawsuits incidental to its business. In the opinion of management, the ultimate liability thereunder, if any, will not have a material effect on the financial statements of the Company.

     Restructuring Expenses. In 1996, the Company incurred restructuring expenses of $4.3 million associated primarily with staff reductions, related severance settlements and reorganization costs. Accrued expenses on the balance sheet include $0.9 million, $0.2 million and $0.1 million at December 31, 1997 and 1998 and March 31, 1999, respectively, related to the unpaid portion of these charges.

     Leases. The Company leases office space and equipment under operating leases with options to renew. Rental expenses related to these leases for the years ended December 31, 1996, 1997 and 1998 and for the three month periods ended March 31, 1998 (unaudited) and 1999 were $1.3 million, $0.8 million,

$0.6 million, $0.1 million and $0.2 million, respectively. For the balance of the lease terms, minimum rentals are as follows:

                                                         (IN THOUSANDS)
1999..................................................       $  667
2000..................................................          636
2001..................................................          341
2002..................................................           39
2003..................................................            7
                                                             ------
          Total.......................................       $1,690
                                                             ======

     The terms of the Company's office space lease provide that the Company may terminate its rental obligation upon six months notice and incurring a maximum obligation of $0.2 million.

NOTE 10 -- HEDGING ACTIVITIES

     The Company periodically uses forward sales contracts, natural gas price swap agreements, natural gas basis swap agreements and options to reduce exposure to downward price fluctuations on its natural gas production. The Company does not engage in speculative transactions. During 1998, the Company used price and basis swap agreements. Price swap agreements generally provide for the Company to receive or make counterparty payments on the differential between a fixed price and a variable indexed price for natural gas. Basis swap agreements generally provide for the Company to receive or make counterparty payments on the differential between a variable indexed price and the price it receives from the sale of natural gas production, and are used to hedge against unfavorable price movements in the relationship between such variable indexed price and the price received for such production. Gains and losses realized by the Company from hedging activities are included in oil and gas revenues and average sales prices in the period that the related production is sold. The Company's hedging activities also cover the oil and gas production attributable to the interest in such production of the public unitholders in its subsidiary partnerships.

     Through natural gas price swap agreements, the Company hedged approximately 49% and 66% of its natural gas production for 1998 and the three month period ended March 31, 1999, respectively, at average NYMEX quoted prices of $2.31 per Mmbtu and $2.27 per Mmbtu, respectively, before transaction and transportation costs. As of December 31, 1998, 5,400,000 Mmbtus of natural gas production for 1999 has been hedged by natural gas price swap agreements at an average NYMEX quoted price of $2.36 per Mmbtu before transaction and transportation costs. As of March 31, 1999, 5,630,000 Mmbtus of natural gas production for April through October 1999 has been hedged by natural gas price swap agreements at an average NYMEX quoted price of $2.03 per Mmbtu before transaction and transportation costs. As of December 31, 1998, 16,380,000 Mmbtu's of natural gas production for 1999 has been hedged by natural gas basis swap agreements. As of March 31, 1999, 10,980,000 Mmbtus of natural gas production for April through September 1999 has been hedged by natural gas basis swap agreements. Hedging activities increased revenues by approximately $3.5 million in 1998 and $2.5 million in the first quarter of 1999, as compared to estimated revenues had no hedging activities been conducted. At December 31, 1998, the unrealized gain on the Company's existing hedging instruments for future production months in 1999 approximated $2.5 million. As of March 31, 1999, the unrealized loss on the Company's existing hedging instruments for the future production months in 1999 approximated $1.4 million.

     The credit risk exposure from counterparty nonperformance on natural gas forward sales contracts and derivative financial instruments is generally the amount of unrealized gains under the contracts. The Company has not experienced counterparty nonperformance on these agreements and does not anticipate any in future periods.

NOTE 11 -- GUARANTOR FINANCIAL STATEMENTS

     Kelley Oil Corporation, a wholly-owned subsidiary of the Company and Kelley Operating Company Ltd., an indirect wholly-owned partnership of the Company are guarantors of the Company's Series B and Series D 10 3/8% Senior Subordinated Notes due 2006. The following guarantor consolidating condensed financial statements present:

          1. Consolidating condensed balance sheets as of December 31, 1997 and 1998 and March 31, 1999, consolidating condensed statements of income
     (loss) for each of the years ended December 31, 1996, 1997 and 1998 and for the three month periods ended March 31, 1998 (unaudited) and 1999 and consolidating condensed statements of cash flows for each of the years ended December 31, 1996, 1997 and 1998 and for the three month periods ended March 31, 1998 (unaudited) and 1999.

          2. Kelley Oil & Gas Corporation (the "Parent"), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries, all with their investments in subsidiaries accounted for using the equity method.

          3. Elimination entries necessary to consolidate the Parent and all of its subsidiaries.

                     CONSOLIDATING CONDENSED BALANCE SHEET

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                 COMBINED       COMBINED
                                                GUARANTOR     NON-GUARANTOR
                                    PARENT     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                   ---------   ------------   -------------   ------------   ------------
ASSETS:
  Current assets.................  $ 427,445    $ 212,780        $18,926       $(632,293)      $ 26,858
  Property and equipment, net....         --      276,744         17,698            (829)       293,613
  Other non-current assets,
     net.........................   (141,957)      24,418             --         119,670          2,131
                                   ---------    ---------        -------       ---------       --------
          Total assets...........  $ 285,488    $ 513,942        $36,624       $(513,452)      $322,602
                                   =========    =========        =======       =========       ========
LIABILITIES AND STOCKHOLDERS'
  DEFICIT:
  Current liabilities............  $   4,926    $ 657,128        $12,279       $(632,293)      $ 42,040
  Long-term debt.................    286,183           --             --              --        286,183
  Stockholders' deficit..........     (5,621)    (143,186)        24,345         118,841         (5,621)
                                   ---------    ---------        -------       ---------       --------
          Total liabilities and
            stockholders'
            deficit..............  $ 285,488    $ 513,942        $36,624       $(513,452)      $322,602
                                   =========    =========        =======       =========       ========

                     CONSOLIDATING CONDENSED BALANCE SHEET

                               DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                 COMBINED       COMBINED
                                                GUARANTOR     NON-GUARANTOR
                                    PARENT     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                   ---------   ------------   -------------   ------------   ------------
ASSETS:
  Current assets.................  $ 424,609    $ 212,946        $10,859       $(620,163)      $ 28,251
  Property and equipment, net....         --      243,927         14,008          (1,480)       256,455
  Other non-current assets,
     net.........................   (165,642)      18,611             --         148,522          1,491
                                   ---------    ---------        -------       ---------       --------
          Total assets...........  $ 258,967    $ 475,484        $24,867       $(473,121)      $286,197
                                   =========    =========        =======       =========       ========
LIABILITIES AND STOCKHOLDERS'
  DEFICIT:
  Current liabilities............  $  38,406    $ 641,113        $ 6,281       $(620,164)      $ 65,636
  Long-term debt.................    287,500           --             --              --        287,500
  Stockholders' deficit..........    (66,939)    (165,629)        18,586         147,043        (66,939)
                                   ---------    ---------        -------       ---------       --------
          Total liabilities and
            stockholders'
            deficit..............  $ 258,967    $ 475,484        $24,867       $(473,121)      $286,197
                                   =========    =========        =======       =========       ========

                     CONSOLIDATING CONDENSED BALANCE SHEET

                                 MARCH 31, 1999
                                 (IN THOUSANDS)

                                                 COMBINED       COMBINED
                                                GUARANTOR     NON-GUARANTOR
                                    PARENT     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                   ---------   ------------   -------------   ------------   ------------
ASSETS:
  Current assets.................  $ 422,192    $ 206,289        $ 8,166       $(610,670)      $ 25,977
  Property and equipment, net....         --      239,052         13,589          (1,677)       250,964
  Other non-current assets,
     net.........................   (168,126)      18,476             --         150,948          1,298
                                   ---------    ---------        -------       ---------       --------
          Total assets...........  $ 254,066    $ 463,817        $21,755       $(461,399)      $278,239
                                   =========    =========        =======       =========       ========
LIABILITIES AND STOCKHOLDERS'
  DEFICIT:
  Current liabilities............  $  44,032    $ 631,533        $ 3,310       $(610,670)      $ 68,205
  Long-term debt.................    287,959           --             --              --        287,959
  Stockholders' deficit..........    (77,925)    (167,716)        18,445         149,271        (77,925)
                                   ---------    ---------        -------       ---------       --------
          Total liabilities and
            stockholders'
            deficit..............  $ 254,066    $ 463,817        $21,755       $(461,399)      $278,239
                                   =========    =========        =======       =========       ========

               CONSOLIDATING CONDENSED STATEMENT OF INCOME (LOSS)

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                 COMBINED       COMBINED
                                                GUARANTOR     NON-GUARANTOR
                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
Revenues..........................  $     --     $ 39,248       $ 24,784        $ (1,749)      $ 62,283
Costs and expenses................   (22,397)     (39,293)       (13,150)            623        (74,217)
Equity in earnings of
  subsidiaries....................    10,463       11,634             --         (22,097)            --
Extraordinary item................   (17,030)          --             --              --        (17,030)
                                    --------     --------       --------        --------       --------
Net income (loss).................  $(28,964)    $ 11,589       $ 11,634        $(23,223)      $(28,964)
                                    ========     ========       ========        ========       ========

               CONSOLIDATING CONDENSED STATEMENT OF INCOME (LOSS)

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                 COMBINED       COMBINED
                                                GUARANTOR     NON-GUARANTOR
                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
Revenues..........................  $      8     $ 57,064       $ 19,508        $   (442)      $ 76,138
Costs and expenses................   (27,196)     (36,975)       (10,329)            313        (74,187)
Equity in earnings of
  subsidiaries....................    29,139        9,179             --         (38,318)            --
                                    --------     --------       --------        --------       --------
Net income (loss).................  $  1,951     $ 29,268       $  9,179        $(38,447)      $  1,951
                                    ========     ========       ========        ========       ========

               CONSOLIDATING CONDENSED STATEMENT OF INCOME (LOSS)

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                COMBINED        COMBINED
                                               GUARANTOR     NON-GUARANTOR
                                    PARENT    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                   --------   ------------   --------------   ------------   ------------
Revenues.........................  $    (18)    $ 69,958        $ 9,715         $    --       $  79,655
Costs and expenses...............   (33,893)     (94,457)        (7,742)           (570)       (136,662)
Equity in earnings (loss) of
  subsidiaries...................   (23,096)       1,973             --          21,123              --
                                   --------     --------        -------         -------       ---------
Net income (loss)................  $(57,007)    $(22,526)       $ 1,973         $20,553       $ (57,007)
                                   ========     ========        =======         =======       =========

                  CONSOLIDATING CONDENSED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                 COMBINED       COMBINED
                                                GUARANTOR     NON-GUARANTOR
                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                     -------   ------------   -------------   ------------   ------------
Revenues...........................  $   (18)    $ 19,962        $ 3,194      $        (67)  $     23,071
Expenses...........................   (8,260)     (17,940)        (1,940)              246        (27,894)
Equity in earnings of
  subsidiaries.....................    3,455        1,254             --            (4,709)            --
                                     -------     --------        -------      ------------   ------------
Net income (loss)..................  $(4,823)    $  3,276        $ 1,254      $     (4,530)  $     (4,823)
                                     =======     ========        =======      ============   ============

                  CONSOLIDATING CONDENSED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                                 (IN THOUSANDS)

                                                 COMBINED       COMBINED
                                                GUARANTOR     NON-GUARANTOR
                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
Revenues..........................  $     --     $ 13,732        $ 1,990      $        (54)  $     15,668
Expenses..........................    (8,701)     (16,684)        (1,125)             (144)       (26,654)
Equity in earnings (loss) of
  subsidiaries....................    (2,285)         865             --             1,420             --
                                    --------     --------        -------      ------------   ------------
Net income (loss).................  $(10,986)    $ (2,087)       $   865      $      1,222   $    (10,986)
                                    ========     ========        =======      ============   ============

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                                      COMBINED       COMBINED
                                                     GUARANTOR     NON-GUARANTOR
                                         PARENT     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                        ---------   ------------   -------------   ------------   ------------
OPERATING ACTIVITIES:
  Net income (loss)...................  $ (28,964)    $ 11,589       $ 11,634        $(23,223)     $ (28,964)
  Non-cash income (loss)
     adjustments......................     10,133       12,280          6,542          23,223         52,178
  Changes in operating assets and
     liabilities......................    (31,460)      26,767         (9,259)             --        (13,952)
                                        ---------     --------       --------        --------      ---------
Net cash provided by (used in)
  operating activities................    (50,291)      50,636          8,917              --          9,262
                                        ---------     --------       --------        --------      ---------
INVESTING ACTIVITIES:
  Capital expenditures................         --      (35,203)       (12,398)             --        (47,601)
  Acquisition of oil and gas
     properties.......................         --      (11,594)            --              --        (11,594)
  Proceeds from sale of properties....         --        3,811          1,992              --          5,803
                                        ---------     --------       --------        --------      ---------
Net cash used in investing
  activities..........................         --      (42,986)       (10,406)             --        (53,392)
                                        ---------     --------       --------        --------      ---------
FINANCING ACTIVITIES:
  Net payments on long term
     borrowings.......................         --       (8,500)            --              --         (8,500)
  Proceeds from sale of notes, net....    120,938           --             --              --        120,938
  Debenture conversion costs..........     (1,100)          --             --              --         (1,100)
  Proceeds from sale of common stock,
     net..............................     43,998           --             --              --         43,998
  Retirement of senior notes..........   (113,488)          --             --              --       (113,488)
                                        ---------     --------       --------        --------      ---------
Net cash provided by (used in)
  financing activities................     50,348       (8,500)            --              --         41,848
                                        ---------     --------       --------        --------      ---------
Increase (decrease) in cash and cash
  equivalents.........................         57         (850)        (1,489)             --         (2,282)
Cash and cash equivalents, beginning
  of period...........................          1        3,654          2,697              --          6,352
                                        ---------     --------       --------        --------      ---------
Cash and cash equivalents, end of
  period..............................  $      58     $  2,804       $  1,208        $     --      $   4,070
                                        =========     ========       ========        ========      =========

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                      COMBINED       COMBINED
                                                     GUARANTOR     NON-GUARANTOR
                                         PARENT     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                        ---------   ------------   -------------   ------------   ------------
OPERATING ACTIVITIES:
  Net income..........................  $   1,951    $  29,268       $  9,179        $(38,447)     $   1,951
  Non-cash income (loss)
     adjustments......................    (24,842)      16,880          5,098          38,447         35,583
  Changes in operating assets and
     liabilities......................    (97,813)     105,584         (5,701)             --          2,070
                                        ---------    ---------       --------        --------      ---------
Net cash provided by (used in)
  operating activities................   (120,704)     151,732          8,576              --         39,604
                                        ---------    ---------       --------        --------      ---------
INVESTING ACTIVITIES:
  Capital expenditures................         --      (51,592)        (1,548)             --        (53,140)
  Acquisition of oil and gas
     properties.......................         --     (111,135)            --              --       (111,135)
  Capital contributed to
     partnerships.....................         --       (5,819)            --           5,819             --
  Distributions from partnerships.....         --       14,014             --         (14,014)            --
                                        ---------    ---------       --------        --------      ---------
Net cash used in investing
  activities..........................         --     (154,532)        (1,548)         (8,195)      (164,275)
                                        ---------    ---------       --------        --------      ---------
FINANCING ACTIVITIES:
  Net proceeds on long term
     borrowings.......................     97,800           --             --              --         97,800
  Proceeds from sale of common stock,
     net..............................     27,545           --             --              --         27,545
  Distributions to partners...........         --           --        (14,014)         14,014             --
  Capital contributed by partners.....         --           --          5,819          (5,819)            --
  Dividends on preferred stock........     (4,582)          --             --              --         (4,582)
                                        ---------    ---------       --------        --------      ---------
Net cash provided by (used in)
  financing activities................    120,763           --         (8,195)          8,195        120,763
                                        ---------    ---------       --------        --------      ---------
Increase (decrease) in cash and cash
  equivalents.........................         59       (2,800)        (1,167)             --         (3,908)
Cash and cash equivalents, beginning
  of period...........................         58        2,804          1,208              --          4,070
                                        ---------    ---------       --------        --------      ---------
Cash and cash equivalents, end of
  period..............................  $     117    $       4       $     41        $     --      $     162
                                        =========    =========       ========        ========      =========

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                      COMBINED       COMBINED
                                                     GUARANTOR     NON-GUARANTOR
                                         PARENT     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                        ---------   ------------   -------------   ------------   ------------
OPERATING ACTIVITIES:
  Net income (loss)...................  $ (57,007)    $(22,526)       $ 1,973        $ 20,553      $ (57,007)
  Non-cash income (loss)
     adjustments......................     28,109       70,144          3,687         (20,553)        81,387
  Changes in operating assets and
     liabilities......................      3,869       (7,976)         2,029              --         (2,078)
                                        ---------     --------        -------        --------      ---------
Net cash provided by (used in)
  operating activities................    (25,029)      39,642          7,689              --         22,302
                                        ---------     --------        -------        --------      ---------
INVESTING ACTIVITIES:
  Capital expenditures................         --      (56,579)            --              --        (56,579)
  Proceeds from sale of property......         --       17,363             --              --         17,363
  Distributions from partnerships.....         --        7,730             --          (7,730)            --
                                        ---------     --------        -------        --------      ---------
Net cash used in investing
  activities..........................         --      (31,486)            --          (7,730)       (39,216)
                                        ---------     --------        -------        --------      ---------
FINANCING ACTIVITIES:
  Payments on long term borrowings....   (118,900)          --             --              --       (118,900)
  Net proceeds on long term
     borrowings.......................    119,100           --             --              --        119,100
  Redemption on subordinated notes....       (228)          --             --              --           (228)
  Proceeds from sale of common
     stock............................        273           --             --              --            273
  Proceeds from conversion of
     preferred........................         (2)          --             --              --             (2)
  Proceeds from sale of common stock,
     net..............................     29,526           --             --              --         29,526
  Distributions to partners...........         --           --         (7,730)          7,730             --
  Dividends on preferred stock........     (4,582)          --             --              --         (4,582)
                                        ---------     --------        -------        --------      ---------
Net cash provided by (used in)
  financing activities................     25,187           --         (7,730)          7,730         25,187
                                        ---------     --------        -------        --------      ---------
Increase (decrease) in cash and cash
  equivalents.........................        158        8,156            (41)             --          8,273
Cash and cash equivalents, beginning
  of period...........................        117            4             41              --            162
                                        ---------     --------        -------        --------      ---------
Cash and cash equivalents, end of
  period..............................  $     275     $  8,160        $    --        $     --      $   8,435
                                        =========     ========        =======        ========      =========

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                      COMBINED       COMBINED
                                                     GUARANTOR     NON-GUARANTOR
                                          PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         --------   ------------   -------------   ------------   ------------
OPERATING ACTIVITIES:
  Net income...........................  $ (4,823)    $  3,276        $ 1,254        $(4,530)       $ (4,823)
  Non-cash income adjustments..........    (2,061)      11,041            879          4,530          14,389
  Changes in operating assets and
     liabilities.......................     3,721       (3,848)           247             --             120
                                         --------     --------        -------        -------        --------
Net cash provided by (used in)
  operating activities.................    (3,163)      10,469          2,380             --           9,686
                                         --------     --------        -------        -------        --------
INVESTING ACTIVITIES:
  Capital expenditures.................        --      (12,675)          (206)            --         (12,881)
  Capital contributed to
     partnerships......................        --           --             --             --              --
  Distributions from partnerships......        --        2,202             --         (2,202)             --
                                         --------     --------        -------        -------        --------
Net cash used in investing
  activities...........................        --      (10,473)          (206)        (2,202)        (12,881)
                                         --------     --------        -------        -------        --------
FINANCING ACTIVITIES:
  Net proceeds on long term
     borrowings........................    34,100           --             --             --          34,100
  Net payments on long term
     borrowings........................   (30,800)          --             --             --         (30,800)
  Redemption of notes..................      (228)          --             --             --            (228)
  Proceeds from sale of common stock,
     net...............................         1           --             --             --               1
  Distributions to partners............        --           --         (2,202)         2,202              --
  Capital contributed by partners......        --           --             --             --              --
  Dividends on preferred stock.........        --           --             --             --              --
                                         --------     --------        -------        -------        --------
Net cash provided by (used in)
  financing activities.................     3,073           --         (2,202)         2,202           3,073
                                         --------     --------        -------        -------        --------
Decrease in cash and cash
  equivalents..........................       (90)          (4)           (28)            --            (122)
Cash and cash equivalents, beginning of
  period...............................       117            4             41             --             162
                                         --------     --------        -------        -------        --------
Cash and cash equivalents, end of
  period...............................  $     27     $     --        $    13        $    --        $     40
                                         ========     ========        =======        =======        ========

                CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999
                                 (IN THOUSANDS)

                                                 COMBINED       COMBINED
                                                GUARANTOR     NON-GUARANTOR
                                     PARENT    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                    --------   ------------   -------------   ------------   ------------
OPERATING ACTIVITIES:
  Net income (loss)...............  $(10,986)    $(2,087)        $   865        $ 1,222        $(10,986)
  Non-cash income (loss)
     adjustments..................     3,517       9,835             433         (1,222)         12,563
  Changes in operating assets and
     liabilities..................     7,188      (4,370)           (297)            --           2,521
                                    --------     -------         -------        -------        --------
Net cash provided by (used in)
  operating activities............      (281)      3,378           1,001             --           4,098
                                    --------     -------         -------        -------        --------
INVESTING ACTIVITIES:
  Capital expenditures............        --      (5,823)             --             --          (5,823)
  Proceeds from sale of
     property.....................        --          --              --             --              --
  Distributions from
     partnerships.................        --       1,001              --         (1,001)             --
                                    --------     -------         -------        -------        --------
Net cash used in investing
  activities......................        --      (4,822)             --         (1,001)         (5,823)
                                    --------     -------         -------        -------        --------
FINANCING ACTIVITIES:
  Net payments on long term
     borrowings...................        --          --              --             --              --
  Proceeds from sale of notes,
     net..........................        --          --              --             --              --
  Redemption of subordinated
     notes........................        --          --              --             --              --
  Proceeds from sale of common
     stock, net...................        --          --              --             --              --
  Proceeds from conversion of
     preferred stock..............        --          --              --             --              --
  Distributions to partners.......        --          --          (1,001)         1,001              --
  Dividends on preferred stock....        --          --              --             --              --
                                    --------     -------         -------        -------        --------
Net cash provided by (used in)
  financing activities............        --          --          (1,001)         1,001              --
                                    --------     -------         -------        -------        --------
Increase (Decrease) in cash and
  cash equivalents................      (281)     (1,444)             --             --          (1,725)
Cash and cash equivalents,
  beginning of period.............       275       8,160              --             --           8,435
                                    --------     -------         -------        -------        --------
Cash and cash equivalents, end of
  period..........................  $     (6)    $ 6,716         $    --        $    --        $  6,710
                                    ========     =======         =======        =======        ========

NOTE 12 -- SUPPLEMENTARY FINANCIAL AND OPERATING INFORMATION ON OIL AND GAS
           EXPLORATION, DEVELOPMENT AND PRODUCTION ACTIVITIES (UNAUDITED)

     This footnote provides unaudited information required by Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities".

     Capitalized Costs. Capitalized costs and accumulated depreciation, depletion and amortization relating to the Company's oil and gas producing activities, all of which are conducted within the continental United States, are summarized below.

                                                         YEAR ENDED DECEMBER 31,
                                                    ---------------------------------
                                                      1996        1997        1998
                                                    ---------   ---------   ---------
                                                             (IN THOUSANDS)
Unevaluated properties............................  $  12,521   $  49,854   $  38,293
Properties subject to amortization................    338,794     463,263     496,686
                                                    ---------   ---------   ---------
Capitalized costs.................................    351,315     513,117     534,979
Accumulated depreciation, depletion and
  amortization....................................   (194,367)   (221,729)   (280,640)
                                                    ---------   ---------   ---------
Net capitalized costs.............................  $ 156,948   $ 291,388   $ 254,339
                                                    =========   =========   =========

     Costs Incurred. Costs incurred in oil and gas property acquisition, exploration and development activities are summarized below.

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1996       1997      1998
                                                         -------   --------   -------
                                                                (IN THOUSANDS)
Property acquisition costs:
  Proved...............................................  $11,594   $ 73,190   $ 2,338
  Unproved(1)..........................................    2,160     40,997     1,405
Exploration costs......................................    5,438      9,525    25,414
Development costs......................................   41,790     40,713    27,875
                                                         -------   --------   -------
          Total costs incurred.........................  $60,982   $164,425   $57,032
                                                         =======   ========   =======

---------------

(1) Includes $40 million in unproved assets acquired from SPR on December 1, 1997.

     Reserves. The following table summarizes the Company's net ownership interests in estimated quantities of proved oil and gas reserves and changes in net proved reserves, all of which are located in the continental United States, for the years ended December 31, 1996, 1997 and 1998. This table is based on reserves estimates prepared by H.J. Gruy & Associates, Inc. ("Gruy"), independent petroleum engineers.

                                             CRUDE OIL, CONDENSATE
                                            AND NATURAL GAS LIQUIDS            NATURAL GAS
                                                    (MBBLS)                      (MMCF)
                                            ------------------------   ---------------------------
                                             1996     1997     1998     1996      1997      1998
                                            ------   ------   ------   -------   -------   -------
Proved developed and undeveloped reserves:
  Beginning of year.......................  1,387    1,466    2,953    196,273   297,634   354,867
  Revisions of previous estimates.........    (89)     106      (79)   (30,519)   21,831   (31,674)
  Purchases of reserves in place..........     57    1,351       --     30,844    51,712        --
  Extensions and discoveries..............    477      256    3,082    128,692    13,892     9,512
  Sale of reserves in place...............   (134)      --     (287)    (4,190)       --   (13,589)
  Production..............................   (232)    (226)    (375)   (23,466)  (30,202)  (35,557)
                                            -----    -----    -----    -------   -------   -------
  End of year.............................  1,466    2,953    5,294    297,634   354,867   283,559
                                            =====    =====    =====    =======   =======   =======
Proved developed reserves at end of
  year....................................    977    2,432    1,981    173,465   257,800   188,824
                                            =====    =====    =====    =======   =======   =======

     Standardized Measure. The following table of the Standardized Measure of Discounted Future Net Cash Flows concerning the standardized measure of future cash flows from proved oil and gas reserves are presented in accordance with Statement of Financial Accounting Standards No. 69. As prescribed by this statement, the amounts shown are based on prices and costs at the end of each period, and assume continuation of existing economic conditions. Future income taxes are based on year-end statutory rates, adjusted for operating loss carryforwards and tax credits. A discount factor of 10% was used to reflect the timing of future net cash flow. Extensive judgments are involved in estimating the timing of production and the costs that will be incurred throughout the remaining lives of the fields. Accordingly, the estimates of future net revenues from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, and no price or cost changes have been considered, and future production and development costs are estimates to be incurred in developing and producing the estimated proved oil and gas reserves, the results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other oil and gas producers.

                                                         YEAR ENDED DECEMBER 31,
                                                    ----------------------------------
                                                       1996        1997        1998
                                                    ----------   ---------   ---------
                                                              (IN THOUSANDS)
Future cash inflows...............................  $1,099,089   $ 930,357   $ 643,473
Future production costs...........................    (113,178)   (196,048)   (159,378)
Future development costs..........................     (81,932)   (106,123)    (93,321)
Future income tax expenses........................    (162,887)    (37,050)     (1,627)
                                                    ----------   ---------   ---------
  Future net cash flows...........................     741,092     591,136     389,147
10% annual discount for estimating timing of cash
  flows...........................................    (307,321)   (227,249)   (155,677)
                                                    ----------   ---------   ---------
  Standardized measure of discounted future net
     cash flows...................................  $  433,771   $ 363,887   $ 233,470
                                                    ==========   =========   =========

     The standardized measure of discounted future net cash flows as of December 31, 1996, 1997 and 1998 was calculated using prices in effect as of those dates, which averaged $25.18, $16.93 and $10.81, respectively, per barrel of oil and $3.66, $2.49 and $2.07, respectively, per Mcf of natural gas.

     Change in Standardized Measure. Changes in standardized measure of future net cash flows relating to proved oil and gas reserves are summarized below.

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1996       1997        1998
                                                     --------   ---------   ---------
                                                              (IN THOUSANDS)
Changes due to current year operations:
  Sales of oil and gas, net of production costs....  $(48,307)  $ (62,080)  $ (57,940)
  Sale of reserves in place........................    (6,836)         --     (15,424)
  Extensions and discoveries.......................   192,174      21,945      20,097
  Purchases of reserves in place...................    11,594      91,034          --
  Future development costs incurred................    24,500      21,806       9,218
Changes due to revisions in standardized variables:
  Prices and production costs......................   159,292    (243,851)    (94,569)
  Revisions of previous quantity estimates.........   (50,594)     25,345     (29,853)
  Estimated future development costs...............     3,254     (17,413)    (29,240)
  Income taxes.....................................   (82,831)     69,489     (14,110)
  Accretion of discount............................    17,575      51,818      24,903
  Production rates (timing) and other..............    42,898     (27,977)     56,501
                                                     --------   ---------   ---------
     Net increase (decrease).......................   262,719     (69,884)   (130,417)
  Beginning of year................................   171,052     433,771     363,887
                                                     --------   ---------   ---------
     End of year...................................  $433,771   $ 363,887   $ 233,470
                                                     ========   =========   =========

     Sales of oil and gas, net of production costs, are based on historical pre-tax results. Extensions and discoveries, purchases of reserves in place and the changes due to revisions in standardized variables are reported on a pre-tax discounted basis, while the accretion of discount is presented after tax. Extensions and discoveries include proved undeveloped reserves attributable to Kelley Oil's interests in drill sites assigned to DDPs.

NOTE 13 -- QUARTERLY RESULTS (UNAUDITED)


                                                             1997                                    1998
                                             -------------------------------------   -------------------------------------
                                               1ST       2ND       3RD     4TH(1)      1ST       2ND       3RD     4TH(2)
                                             QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                                             -------   -------   -------   -------   -------   -------   -------   -------
Revenues...................................  $18,947   16,178    17,105    23,634    $23,047   21,162    18,630     16,311
Operating profit...........................    7,368    4,892     6,121     8,367      3,245   (1,251)      (85)   (26,087)
Net income (loss)..........................    1,703   (1,248)       59     1,437     (4,823)  (9,433)   (8,411)   (34,340)
Basic and diluted income (loss) per
  common share.............................  $  0.10    (0.20)    (0.10)       --    $ (0.50)   (0.80)    (0.80)     (2.80)


---------------

(1) Reflects the acquisition of SPR on December 1, 1997.
(2) Reflects non-cash impairment charges against the carrying value of proved and unproved oil and natural gas properties under SFAS 121 (see Note 2).


NOTE 14 -- REVERSE STOCK SPLIT



On July 30, 1999, the Company effected a 1 for 10 reverse stock split of its common stock. Accordingly, all references in the financial statements to common share and per share amounts have been retroactively restated for all periods presented to reflect the effects of the reverse stock split.



NOTE 15 -- SUBSEQUENT EVENTS (UNAUDITED)


     As discussed in Note 1, the Company was obligated to offer to repurchase $35 million principal amount of the Notes at a repurchase price equal to 104% of the principal amount. On June 30, 1999, the Company completed such repurchase and will recognize an extraordinary loss of approximately $3.5 million in the second quarter of 1999.


     On June 28, 1999, the Company began an offer (the "Tender Offer") to exchange 15 shares (1.5 shares after this reverse stock split) of its Common Stock for each outstanding share of its $2.625 Convertible Exchangeable Preferred Stock. On July 27, 1999, the Company closed the Tender Offer and exchanged 368,633 shares of preferred stock for 552,950 shares of common stock. With the exchange, the Company eliminated dividend arrearages on the preferred stock of approximately $1.5 million.

================================================================================

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     WE ARE NOT OFFERING TO EXCHANGE NOTES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

     WE DO NOT CLAIM THE ACCURACY OF THE INFORMATION IN THIS PROSPECTUS AS OF ANY DATE OTHER THAN THE DATE STATED ON THE COVER.

                              -------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Where You Can Find More Information....    2
Cautionary Statement...................    2
Summary................................    3
Risk Factors...........................   12
Caution as to Forward-Looking
  Statements...........................   21
Use of Proceeds........................   21
Capitalization.........................   22
Selected Consolidated Financial Data...   22
Unaudited Pro Forma Consolidated
  Financial Information................   24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   31
Description of Our Business and
  Properties...........................   41
Management.............................   59
Executive Compensation.................   61
Voting Securities and Principal
  Stockholders.........................   66
Certain Transactions...................   67
The Exchange Offer.....................   68
Description of the New Notes...........   78
Federal Income Tax Considerations......  122
Plan of Distribution...................  122
Legal Matters..........................  123
Experts................................  124
Engineers..............................  124
Glossary of Industry Terms.............  125
Financial Statements...................  F-1


================================================================================

================================================================================

                                      LOGO

                               CONTOUR ENERGY CO.


                    (FORMERLY KELLEY OIL & GAS CORPORATION)


                                  $100,000,000
                               OFFER TO EXCHANGE
                            14% SENIOR SECURED NOTES

                                   DUE 2003,

                              MATURING AT 105% OF
                          THE STATED PRINCIPAL AMOUNT,
                                    SERIES A

                                      FOR

                            14% SENIOR SECURED NOTES

                                   DUE 2003,

                              MATURING AT 105% OF
                          THE STATED PRINCIPAL AMOUNT,
                                    SERIES B

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                August   , 1999


================================================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Article VI of the Bylaws of Contour Energy Co. (formerly Kelley Oil & Gas Corporation) (the "Company") provides for the Company's indemnification of officers, directors and controlling persons to the full extent provided in the General Corporation Law of the State of Delaware (the "GCLD"). Section 145 of the GCLD provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding (other than a proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar position with another entity, against expenses (including attorneys' fees), judgments, fines and settlements incurred by him in connection with the proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification under
Section 145 of the GCLD is limited in a proceeding by or in the right of the corporation to expenses (including attorneys' fees) incurred in connection with the proceeding. In either case, no indemnification shall be made if the indemnified person has been adjudged to be liable for negligence or misconduct in the performance of this duty to the corporation, unless, and to the extent the Delaware court of Chancery or other court in which the proceeding was brought, despite the adjudication of liability determines such person is entitled to indemnity.


     Section 145 of the GCLD provides that the indemnity obligations of a corporation shall only arise if authorized by (i) a majority of a quorum of directors who are not a party to the proceeding, (ii) independent legal counsel to the corporation if a quorum of directors is not obtainable, (iii) independent legal counsel to the corporation if a quorum if directors is obtainable and the directors direct counsel to make the determination or (iv) the stockholders. The board of directors of the corporation may authorize expenses in connection with a proceeding to be paid in advance of the final disposition upon receipt of an undertaking by the person on whose behalf the expenses are to be paid to repay the expenses in the event he is not entitled to indemnity.

     Pursuant to Section 102(b) of the GCLD, the Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in connection with certain illegal dividend payments and stock redemptions or (iv) for any transaction from which the director derived an improver personal benefit.

     Delaware corporations also are authorized under the GCLD to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company currently has no directors' and officers' liability insurance in effect.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS.

     The following exhibits are filed herewith unless otherwise indicated:


        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
          2.1            -- Agreement and Plan of Consolidation among the Company,
                            Kelley Oil Corporation, Kelley Oil & Gas Partners, Ltd.
                            ("Kelley Partners") and the other parties named therein
                            (incorporated by reference to Exhibit 2.1 to the
                            Company's Registration Statement (the "Consolidation
                            Registration Statement") on Form S-4 (Reg No. 33-84338)
                            filed September 26, 1994, as amended).
          3.1            -- Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Consolidation
                            Registration Statement).
          3.2            -- Certificate of Amendment to Certificate of Incorporation
                            of the Company dated December 20, 1994 (incorporated by
                            reference to Exhibit 3.2 to the Consolidation
                            Registration Statement).
          3.3            -- Certificate of Correction to Certificate of Incorporation
                            of the Company dated February 12, 1996 (incorporated by
                            reference to Exhibit 3.1 to the Company's Current Report
                            on Form 8-K (File No. 0-25214) dated February 15, 1996).
          3.4            -- Certificate of Designation of $2.625 Convertible
                            Exchangeable Preferred Stock of the Company (incorporated
                            by reference to Exhibit 3.1 to the Company's Current
                            Report on Form 8-K (File No. 0-25214) dated February 10,
                            1995).
          3.5            -- Certificate of Designations of Cumulative $2.625
                            Preferred Stock of the Company (incorporated by reference
                            to Exhibit 3.2 to the Company's Current Report on Form
                            8-K (File No. 0-25214) dated February 10, 1995).
          3.6            -- Certificate of Merger of Kelley Oil & Gas Partners, Ltd.
                            into Kelley Oil & Gas Corporation dated March 28, 1996
                            (incorporated by reference to Exhibit 3.6 to the
                            Company's Annual Report on Form 10-K (File No. 0-25214)
                            for the year ended December 31, 1997).
          3.7            -- Certificate of Amendment to Certificate of Incorporation
                            of the Company dated April 26, 1996 (incorporated by
                            reference to Exhibit 3.7 to the Company's Annual Report
                            on Form 10-K (File No. 0-25214) for the year ended
                            December 31, 1997).
          3.8*           -- Certificate of Amendment of Certificate of Incorporation
                            of the Company dated July 12, 1999.
          3.9            -- Bylaws of the Company (incorporated by reference to
                            Exhibit 3.5 to the Consolidation Registration Statement).
          4.1            -- Certificate representing Common Stock of the Company
                            (incorporated by reference to Exhibit 4.1 to the
                            Consolidation Registration Statement).
          4.2            -- Certificate representing $2.625 Convertible Exchangeable
                            Preferred Stock of the Company (incorporated by reference
                            to Exhibit 4.2 to the Consolidation Registration
                            Statement).
          4.3            -- Supplemental Indenture dated February 7, 1995 among the
                            Company, Kelley Partners and United States Trust Company
                            of New York, relating to Kelley Partners' 8 1/2%
                            Convertible Subordinated Debentures (the "8 1/2%
                            Debentures") due 2000 (incorporated by reference to
                            exhibit 4.1 to the Company's Current Report on Form 8-K
                            (File No. 0-25214) dated February 10, 1995).

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
          4.4            -- Supplemental Indenture dated March 29, 1996 between the
                            Company and the United States Trust Company of New York,
                            relating to the 8 1/2% Debentures (incorporated by
                            reference to Exhibit 4.4 to the Company's Annual Report
                            on Form 10-K (File No. 0-25214) for the year ended
                            December 31, 1995).
          4.5            -- Supplemental Indenture dated February 7, 1995 among the
                            Company, Kelley Partners and United States Trust Company
                            of New York, relating to Kelley Partners' 7 7/8%
                            Convertible Subordinated Notes (the "7 7/8% Notes") due
                            1999 (incorporated by reference to Exhibit 4.2 to the
                            Company's Current Report on Form 8-K (File No. 0-25214)
                            dated February 10, 1995).
          4.6            -- Supplemental Indenture dated March 29, 1996 between the
                            Company and the United States Trust Company of New York,
                            relating to the 7 7/8% Notes (incorporated by reference
                            to Exhibit 4.6 to the Company's Annual Report on Form
                            10-K (File No. 0-25214) for the year ended December 31,
                            1995).
          4.7            -- Indenture dated as of June 15, 1995 among the Company, as issuer, Kelley Partners, Kelley Operating Company, Ltd.
                            and Kelley Oil Corporation, as guarantors, and Chemical
                            Bank, as trustee, relating to the Company's 13 1/2%
                            Senior Notes due 1999 (incorporated by reference to
                            Exhibit 4.5 to the Company's Registration Statement on
                            Form S-3 (Reg. No. 33-92214) dated June 9, 1995.
          4.8            -- Supplemental Indenture dated as of October 28, 1996,
                            among the Company, as issuer, Kelley Operating Company,
                            Ltd. and Kelley Oil Corporation, as guarantors, and The
                            Chase Manhattan Bank (formerly Chemical Bank), as
                            trustee, relating to the Company's 13 1/2% Senior Notes
                            due 1999 (incorporated by reference to Exhibit 4.3 to the
                            Company's Quarterly Report on Form 10-Q (File No.
                            0-25214) for the quarterly period ended September 20,
                            1996).
          4.9            -- Indenture dated as of October 15, 1996, among the
                            Company, as issuer, Kelley Oil Corporation and Kelley
                            Operating Company, Ltd., as guarantors, and United States
                            Trust Company of New York, relating to the Company's
                            10 3/8% Senior Subordinated Notes due 2006 (incorporated
                            by reference to Exhibit 4.1 to the Company's Quarterly
                            Report on Form 10-Q (File No. 0-25214) for the quarterly
                            period ended September 30, 1996).
          4.10           -- Form of the Company's 10 3/8% Senior Subordinated Note
                            Due 2006, Series B (incorporated by reference to Exhibit
                            4.5 to the Company's Registration Statement on Form S-4
                            (Reg. No. 333-18481) filed December 20, 1996, as
                            amended).
          4.11           -- Indenture dated as of May 29, 1998, among the Company, as issuer, Kelley Oil Corporation and Kelley Operating
                            Company, Ltd., as guarantors, and United States Trust
                            Company of New York, relating to the Company's 10 3/8%
                            Senior Subordinated Notes due 2006 (incorporated by
                            reference to Exhibit 4.7 to the Company's Registration
                            Statement on Form S-4 (Reg. No. 333-61681) filed August
                            17, 1998).
          4.12           -- Form of the Company's 10 3/8% Senior Subordinated Note
                            Due 2006, Series D (incorporated by reference to Exhibit
                            4.8 to the Company's Registration Statement on Form S-4
                            (Reg. No. 333-61681) filed August 17, 1998).
          4.13*          -- Indenture dated as of April 15, 1999, among Company,
                            Kelley Oil Corporation, Kelley Operating Company, Ltd.
                            and Concorde Gas Marketing, Inc., as guarantors, and
                            Norwest Bank Minnesota, National Association, relating to
                            the Company's 14% Senior Secured Notes due 2003, maturing
                            at 105% of the stated principal amount.
          4.14           -- Form of the Company's 14% Senior Secured Notes Due 2003,
                            maturing at 105% of the stated principal amount (included
                            as Exhibit B to Exhibit 4.13).

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
          4.15*          -- Registration Rights Agreement dated as of April 16, 1999, by and among the Company, Kelley Oil Corporation, Kelley
                            Operating Company, Ltd., Concorde Gas Marketing, Inc. and
                            Jefferies & Company, Inc.
          5.1*           -- Opinion of Fulbright & Jaworski L.L.P.
         10.1            -- Amended and Restated Employee Stock Ownership Plan of
                            Kelley Oil Corporation effective as of January 1, 1989
                            (incorporated by reference to Exhibit 10.15 to Kelley Oil
                            Corporation's Annual Report on Form 10-K (File No.
                            0-17585) for the year ended December 31, 1991).
         10.2            -- 1987 Incentive Stock Option Plan (the "1987 Plan") of
                            Kelley Oil Corporation (incorporated by reference to
                            Kelley Oil Corporation's Annual Report on Form 10-K (File
                            No. 0-17585) for the year ended December 31, 1988).
         10.3            -- 1991 Incentive Stock Option Plan (the "1991 Plan") of
                            Kelley Oil Corporation (incorporated by reference to
                            Exhibit 10.3 to Kelley Oil Corporation's Annual Report on
                            Form 10-K (File No. 0-175850) for the year ended December
                            31, 1991).
         10.4            -- 1995 Incentive Stock Option Plan of the Company (the
                            "1995 Plan") (incorporated by reference to Exhibit 10.4
                            to the Company's Annual Report on Form 10-K (File No.
                            0-25214) for the year ended December 31, 1995).
         10.5            -- Amendment to the 1987 Plan, 1991 Plan and 1995 Plan
                            (incorporated by reference to Exhibit 10.5 to the
                            Company's Current Report on Form 8-K (File No. 0-25214)
                            dated February 15, 1996).
         10.6            -- 1996 Nonqualified Stock Option Plan of the Company
                            (incorporated by reference to Exhibit 10.4 to the
                            Company's Current Report on Form 8-K (File No. 0-25214)
                            dated February 15, 1996).
         10.7            -- Employment Agreement dated as of February 15, 1996
                            between the Company and John F. Bookout, Jr.
                            (incorporated by reference to Exhibit 10.2 to the
                            Company's Current Report on Form 8-K (File No. 0-25214)
                            dated February 15, 1996).
         10.8            -- Form of Employment Agreements dated as of February 15,
                            1996 between the Company and each of Dallas Laumbach and
                            William Albrecht (incorporated by reference to Exhibit
                            10.3 to the Company's Current Report on Form 8-K (File
                            No. 0-25214) dated February 15, 1996).
         10.9            -- Employment Agreement dated as of October 1, 1998 with
                            Rick G. Lester (incorporated by reference to Exhibit 10.9
                            to the Company's Annual Report on Form 10-K (File No.
                            0-25214) for the year ended December 31, 1998).
         10.10           -- Purchase and Sale Agreement, dated October 21, 1997,
                            between the Company and SCANA Petroleum Resources, Inc.
                            (incorporated by reference to Exhibit 10.2 to the
                            Company's Current Report on Form 8-K (File No. 0-25214)
                            dated December 1, 1997).
         10.11           -- 1996 Incentive Stock Option Plan of the Company
                            (incorporated by reference to Exhibit 10.11 to the
                            Company's Annual Report on Form 10-K (File No. 0-25214)
                            for the year ended December 31, 1996).
         10.12           -- 1997 Annual and Long-Term Incentive-Performance Plan of
                            the Company (incorporated by reference to Exhibit 10.12
                            to the Company's Annual Report on Form 10-K (File No.
                            0-25214) for the year ended December 31, 1997).
         21.1            -- Subsidiaries of the Company (incorporated by reference to
                            Exhibit 21.1 to the Company's Annual Report on Form 10-K
                            (File No. 0-25214) for the year ended December 31, 1996).
         23.1+           -- Consent of Deloitte & Touche LLP.

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
         23.2*           -- Consent of H.J. Gruy & Associates, Inc.
         23.3            -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibit 5.1).
         24.1            -- Powers of Attorney (contained on pages II-6 through II-9 of this registration statement as filed on July 30,
                            1999).
         25.1*           -- Statement of Eligibility Under Trust Indenture Act of
                            1939 of a Corporation Designated to Act as Trustee on
                            Form T-1.
         99.1+           -- Letter of Transmittal, Notice of Guaranteed Delivery, and
                            Substitute W-9 Instructions.


---------------

+ Filed herewith.

* Previously filed.


     (B) FINANCIAL STATEMENT SCHEDULES.

     All schedules for which provision is made in applicable accounting regulations of the SEC have been omitted as the schedules are either not required under the related instructions, are not applicable or the information required thereby is set forth in the Company's Consolidated Financial Statements or the Notes thereto.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused amendment no. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 9, 1999.



                                            CONTOUR ENERGY CO.


                                            By:     /s/ JOHN F. BOOKOUT
                                              ----------------------------------
                                                       John F. Bookout
                                               Chairman of the Board, President
                                                 and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, amendment no. 1 to this Registration Statement has been signed as of the 9th, day of August, 1999 by the following persons in the capacities indicated.



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                 /s/ JOHN F. BOOKOUT                   Chairman of the Board,           August 9, 1999
-----------------------------------------------------    President and Chief Executive
                   John F. Bookout                       Officer (Principal Executive
                                                         Officer), Director

                 /s/ RICK G. LESTER                    Senior Vice President and Chief  August 9, 1999
-----------------------------------------------------    Financial Officer (Principal
                   Rick G. Lester                        Financial and Accounting
                                                         Officer)

              /s/ JOHN J. CONKLIN, JR.*                Director                         August 9, 1999
-----------------------------------------------------
                John J. Conklin, Jr.

                                                       Director                         August 9, 1999
-----------------------------------------------------
                  Ralph P. Davidson

                /s/ ADAM P. GODFREY*                   Director                         August 9, 1999
-----------------------------------------------------
                   Adam P. Godfrey

                                                       Director                         August 9, 1999
-----------------------------------------------------
                  William J. Murray

                /s/ OGDEN M. PHIPPS*                   Director                         August 9, 1999
-----------------------------------------------------
                   Ogden M. Phipps

                 /s/ WARD W. WOODS*                    Director                         August 9, 1999
-----------------------------------------------------
                    Ward W. Woods

*By:      /s/ RICK G. LESTER
     -------------------------------
             Rick G. Lester
            Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused amendment no. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 9, 1999.


                                            KELLEY OIL CORPORATION

                                            By:     /s/ JOHN F. BOOKOUT
                                              ----------------------------------
                                                       John F. Bookout
                                               Chairman of the Board, President
                                                 and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, amendment no. 1 to this Registration Statement has been signed as of the 9th day of August, 1999 by the following persons in the capacities indicated.



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                 /s/ JOHN F. BOOKOUT                   Chairman of the Board,            August 9, 1999
-----------------------------------------------------    President and Chief Executive
                   John F. Bookout                       Officer (Principal Executive
                                                         Officer), Director

                 /s/ RICK G. LESTER                    Senior Vice President and Chief   August 9, 1999
-----------------------------------------------------    Financial Officer (Principal
                   Rick G. Lester                        Financial and Accounting
                                                         Officer)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused amendment no. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 9, 1999.


                                            KELLEY OPERATING COMPANY, LTD.

                                            By: KELLY OIL CORPORATION,
                                              its General Partner

                                            By:     /s/ JOHN F. BOOKOUT
                                              ----------------------------------
                                                       John F. Bookout
                                               Chairman of the Board, President
                                                 and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, amendment no. 1 to this Registration Statement has been signed as of the 9th day of August, 1999 by the following persons in the capacities indicated.



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                 /s/ JOHN F. BOOKOUT                   Chairman of the Board,           August 9, 1999
-----------------------------------------------------    President and Chief Executive
                   John F. Bookout                       Officer (Principal Executive
                                                         Officer), Director

                 /s/ RICK G. LESTER                    Senior Vice President and Chief  August 9, 1999
-----------------------------------------------------    Financial Officer (Principal
                   Rick G. Lester                        Financial and Accounting
                                                         Officer)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused amendment no. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 9, 1999.


                                            CONCORDE GAS MARKETING, INC.

                                            By:     /s/ JOHN F. BOOKOUT
                                              ----------------------------------
                                                       John F. Bookout
                                               Chairman of the Board, President
                                                 and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, amendment no. 1 to this Registration Statement has been signed as of the 9th day of August, 1999 by the following persons in the capacities indicated.



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                 /s/ JOHN F. BOOKOUT                   Chairman of the Board,           August 9, 1999
-----------------------------------------------------    President and Chief Executive
                   John F. Bookout                       Officer (Principal Executive
                                                         Officer), Director

                 /s/ RICK G. LESTER                    Senior Vice President and Chief  August 9, 1999
-----------------------------------------------------    Financial Officer (Principal
                   Rick G. Lester                        Financial Officer)

              /s/ ROBERT J. PANACCIONE                 Controller (Principal            August 9, 1999
-----------------------------------------------------    Accounting Officer)
                Robert J. Panaccione

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------

          2.1            -- Agreement and Plan of Consolidation among the Company,
                            Kelley Oil Corporation, Kelley Oil & Gas Partners, Ltd.
                            ("Kelley Partners") and the other parties named therein
                            (incorporated by reference to Exhibit 2.1 to the
                            Company's Registration Statement (the "Consolidation
                            Registration Statement") on Form S-4 (Reg No. 33-84338)
                            filed September 26, 1994, as amended).
          3.1            -- Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Consolidation
                            Registration Statement).
          3.2            -- Certificate of Amendment to Certificate of Incorporation
                            of the Company dated December 20, 1994 (incorporated by
                            reference to Exhibit 3.2 to the Consolidation
                            Registration Statement).
          3.3            -- Certificate of Correction to Certificate of Incorporation
                            of the Company dated February 12, 1996 (incorporated by
                            reference to Exhibit 3.1 to the Company's Current Report
                            on Form 8-K (File No. 0-25214) dated February 15, 1996).
          3.4            -- Certificate of Designation of $2.625 Convertible
                            Exchangeable Preferred Stock of the Company (incorporated
                            by reference to Exhibit 3.1 to the Company's Current
                            Report on Form 8-K (File No. 0-25214) dated February 10,
                            1995).
          3.5            -- Certificate of Designations of Cumulative $2.625
                            Preferred Stock of the Company (incorporated by reference
                            to Exhibit 3.2 to the Company's Current Report on Form
                            8-K (File No. 0-25214) dated February 10, 1995).
          3.6            -- Certificate of Merger of Kelley Oil & Gas Partners, Ltd.
                            into Kelley Oil & Gas Corporation dated March 28, 1996
                            (incorporated by reference to Exhibit 3.6 to the
                            Company's Annual Report on Form 10-K (File No. 0-25214)
                            for the year ended December 31, 1997).
          3.7            -- Certificate of Amendment to Certificate of Incorporation
                            of the Company dated April 26, 1996 (incorporated by
                            reference to Exhibit 3.7 to the Company's Annual Report
                            on Form 10-K (File No. 0-25214) for the year ended
                            December 31, 1997).
          3.8*           -- Certificate of Amendment of Certificate of Incorporation
                            of the Company dated July 12, 1999.
          3.9            -- Bylaws of the Company (incorporated by reference to
                            Exhibit 3.5 to the Consolidation Registration Statement).
          4.1            -- Certificate representing Common Stock of the Company
                            (incorporated by reference to Exhibit 4.1 to the
                            Consolidation Registration Statement).
          4.2            -- Certificate representing $2.625 Convertible Exchangeable
                            Preferred Stock of the Company (incorporated by reference
                            to Exhibit 4.2 to the Consolidation Registration
                            Statement).
          4.3            -- Supplemental Indenture dated February 7, 1995 among the
                            Company, Kelley Partners and United States Trust Company
                            of New York, relating to Kelley Partners' 8 1/2%
                            Convertible Subordinated Debentures (the "8 1/2%
                            Debentures") due 2000 (incorporated by reference to
                            exhibit 4.1 to the Company's Current Report on Form 8-K
                            (File No. 0-25214) dated February 10, 1995).
          4.4            -- Supplemental Indenture dated March 29, 1996 between the
                            Company and the United States Trust Company of New York,
                            relating to the 8 1/2% Debentures (incorporated by
                            reference to Exhibit 4.4 to the Company's Annual Report
                            on Form 10-K (File No. 0-25214) for the year ended
                            December 31, 1995).

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
          4.5            -- Supplemental Indenture dated February 7, 1995 among the
                            Company, Kelley Partners and United States Trust Company
                            of New York, relating to Kelley Partners' 7 7/8%
                            Convertible Subordinated Notes (the "7 7/8% Notes") due
                            1999 (incorporated by reference to Exhibit 4.2 to the
                            Company's Current Report on Form 8-K (File No. 0-25214)
                            dated February 10, 1995).
          4.6            -- Supplemental Indenture dated March 29, 1996 between the
                            Company and the United States Trust Company of New York,
                            relating to the 7 7/8% Notes (incorporated by reference
                            to Exhibit 4.6 to the Company's Annual Report on Form
                            10-K (File No. 0-25214) for the year ended December 31,
                            1995).
          4.7            -- Indenture dated as of June 15, 1995 among the Company, as issuer, Kelley Partners, Kelley Operating Company, Ltd.
                            and Kelley Oil Corporation, as guarantors, and Chemical
                            Bank, as trustee, relating to the Company's 13 1/2%
                            Senior Notes due 1999 (incorporated by reference to
                            Exhibit 4.5 to the Company's Registration Statement on
                            Form S-3 (Reg. No. 33-92214) dated June 9, 1995.
          4.8            -- Supplemental Indenture dated as of October 28, 1996,
                            among the Company, as issuer, Kelley Operating Company,
                            Ltd. and Kelley Oil Corporation, as guarantors, and The
                            Chase Manhattan Bank (formerly Chemical Bank), as
                            trustee, relating to the Company's 13 1/2% Senior Notes
                            due 1999 (incorporated by reference to Exhibit 4.3 to the
                            Company's Quarterly Report on Form 10-Q (File No.
                            0-25214) for the quarterly period ended September 20,
                            1996).
          4.9            -- Indenture dated as of October 15, 1996, among the
                            Company, as issuer, Kelley Oil Corporation and Kelley
                            Operating Company, Ltd., as guarantors, and United States
                            Trust Company of New York, relating to the Company's
                            10 3/8% Senior Subordinated Notes due 2006 (incorporated
                            by reference to Exhibit 4.1 to the Company's Quarterly
                            Report on Form 10-Q (File No. 0-25214) for the quarterly
                            period ended September 30, 1996).
          4.10           -- Form of the Company's 10 3/8% Senior Subordinated Note
                            Due 2006, Series B (incorporated by reference to Exhibit
                            4.5 to the Company's Registration Statement on Form S-4
                            (Reg. No. 333-18481) filed December 20, 1996, as
                            amended).
          4.11           -- Indenture dated as of May 29, 1998, among the Company, as issuer, Kelley Oil Corporation and Kelley Operating
                            Company, Ltd., as guarantors, and United States Trust
                            Company of New York, relating to the Company's 10 3/8%
                            Senior Subordinated Notes due 2006 (incorporated by
                            reference to Exhibit 4.7 to the Company's Registration
                            Statement on Form S-4 (Reg. No. 333-61681) filed August
                            17, 1998).
          4.12           -- Form of the Company's 10 3/8% Senior Subordinated Note
                            Due 2006, Series D (incorporated by reference to Exhibit
                            4.8 to the Company's Registration Statement on Form S-4
                            (Reg. No. 333-61681) filed August 17, 1998).
          4.13*          -- Indenture dated as of April 15, 1999, among Company,
                            Kelley Oil Corporation, Kelley Operating Company, Ltd.
                            and Concorde Gas Marketing, Inc., as guarantors, and
                            Norwest Bank Minnesota, National Association, relating to
                            the Company's 14% Senior Secured Notes due 2003, maturing
                            at 105% of the stated principal amount.
          4.14           -- Form of the Company's 14% Senior Secured Notes Due 2003,
                            maturing at 105% of the stated principal amount (included
                            as Exhibit B to Exhibit 4.13).
          4.15*          -- Registration Rights Agreement dated as of April 16, 1999, by and among the Company, Kelley Oil Corporation, Kelley
                            Operating Company, Ltd., Concorde Gas Marketing, Inc. and
                            Jefferies & Company, Inc.
          5.1*           -- Opinion of Fulbright & Jaworski L.L.P.

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
         10.1            -- Amended and Restated Employee Stock Ownership Plan of
                            Kelley Oil Corporation effective as of January 1, 1989
                            (incorporated by reference to Exhibit 10.15 to Kelley Oil
                            Corporation's Annual Report on Form 10-K (File No.
                            0-17585) for the year ended December 31, 1991).
         10.2            -- 1987 Incentive Stock Option Plan (the "1987 Plan") of
                            Kelley Oil Corporation (incorporated by reference to
                            Kelley Oil Corporation's Annual Report on Form 10-K (File
                            No. 0-17585) for the year ended December 31, 1988).
         10.3            -- 1991 Incentive Stock Option Plan (the "1991 Plan") of
                            Kelley Oil Corporation (incorporated by reference to
                            Exhibit 10.3 to Kelley Oil Corporation's Annual Report on
                            Form 10-K (File No. 0-175850) for the year ended December
                            31, 1991).
         10.4            -- 1995 Incentive Stock Option Plan of the Company (the
                            "1995 Plan") (incorporated by reference to Exhibit 10.4
                            to the Company's Annual Report on Form 10-K (File No.
                            0-25214) for the year ended December 31, 1995).
         10.5            -- Amendment to the 1987 Plan, 1991 Plan and 1995 Plan
                            (incorporated by reference to Exhibit 10.5 to the
                            Company's Current Report on Form 8-K (File No. 0-25214)
                            dated February 15, 1996).
         10.6            -- 1996 Nonqualified Stock Option Plan of the Company
                            (incorporated by reference to Exhibit 10.4 to the
                            Company's Current Report on Form 8-K (File No. 0-25214)
                            dated February 15, 1996).
         10.7            -- Employment Agreement dated as of February 15, 1996
                            between the Company and John F. Bookout, Jr.
                            (incorporated by reference to Exhibit 10.2 to the
                            Company's Current Report on Form 8-K (File No. 0-25214)
                            dated February 15, 1996).
         10.8            -- Form of Employment Agreements dated as of February 15,
                            1996 between the Company and each of Dallas Laumbach and
                            William Albrecht (incorporated by reference to Exhibit
                            10.3 to the Company's Current Report on Form 8-K (File
                            No. 0-25214) dated February 15, 1996).
         10.9            -- Employment Agreement dated as of October 1, 1998 with
                            Rick G. Lester (incorporated by reference to Exhibit 10.9
                            to the Company's Annual Report on Form 10-K (File No.
                            0-25214) for the year ended December 31, 1998).
         10.10           -- Purchase and Sale Agreement, dated October 21, 1997,
                            between the Company and SCANA Petroleum Resources, Inc.
                            (incorporated by reference to Exhibit 10.2 to the
                            Company's Current Report on Form 8-K (File No. 0-25214)
                            dated December 1, 1997).
         10.11           -- 1996 Incentive Stock Option Plan of the Company
                            (incorporated by reference to Exhibit 10.11 to the
                            Company's Annual Report on Form 10-K (File No. 0-25214)
                            for the year ended December 31, 1996).
         10.12           -- 1997 Annual and Long-Term Incentive-Performance Plan of
                            the Company (incorporated by reference to Exhibit 10.12
                            to the Company's Annual Report on Form 10-K (File No.
                            0-25214) for the year ended December 31, 1997).
         21.1            -- Subsidiaries of the Company (incorporated by reference to
                            Exhibit 21.1 to the Company's Annual Report on Form 10-K
                            (File No. 0-25214) for the year ended December 31, 1996).
         23.1+           -- Consent of Deloitte & Touche LLP.
         23.2*           -- Consent of H.J. Gruy & Associates, Inc.
         23.3            -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibit 5.1).
         24.1            -- Powers of Attorney (contained on pages II-6 through II-9 of this registration statement as filed on July 30,
                            1999).
         25.1*           -- Statement of Eligibility Under Trust Indenture Act of
                            1939 of a Corporation Designated to Act as Trustee on
                            Form T-1.

        EXHIBIT
         NUMBER                                    EXHIBIT
        -------                                    -------
         99.1+           -- Letter of Transmittal, Notice of Guaranteed Delivery, and
                            Substitute W-9 Instructions.


---------------

+ Filed herewith.

* Previously filed.